Exhibit 2.1

EXECUTION VERSION

CONTRIBUTION AGREEMENT

by and among

IFMI, LLC,

PRINCERIDGE PARTNERS LLC

and

PRINCERIDGE HOLDINGS LP

Dated as of April 19, 2011

-i-

-ii-

-iii-

Annexes

Annex A	Defined Terms
Annex B-I	PrinceRidge GP LLC Agreement
Annex B-II	PrinceRidge LP Agreement
Annex C	Termination and Separation Agreement
Annex D	Transaction Steps Plan
Annex E	Reimbursement Agreement
Annex F-I	Form of Individual Member Supplementary Agreement
Annex F-II	IFMI Supplementary Agreement
Annex G-I	Executive Agreement of Ahmed A. Alali
Annex G-II	Executive Agreement of Daniel G. Cohen
Annex G-III	Executive Agreement of John P. Costas
Annex G-IV	Executive Agreement of Colette Dow
Annex G-V	Executive Agreement of Ronald J. Garner
Annex G-VI	Executive Agreement of Michael T. Hutchins
Annex G-VII	Executive Agreement of Matthew G. Johnson
Annex H	Form of Joinder

Schedules

IFMI Schedules

Schedule 3.3	Non-Contravention; Approvals
Schedule 3.4	Absence of Certain Changes or Events
Schedule 3.5(d)	CCCM Permits
Schedule 3.6(a)	Licenses and Registrations of Transferring Employees
Schedule 3.6(i)	CCCM Memberships
Schedule 3.8(a)(i)	Assumed Liabilities
Schedule 3.10	No Legal Proceedings
Schedule 3.12	Employee Benefits
Schedule 3.13(a)	Employment Matters
Schedule 3.14	Real Property
Schedule 3.16(d)	IFMI Liabilities
Schedule 3.17(a)	CCCM Contracts or Arrangements with IFMI
Schedule 3.17(b)	CCCM Material Contracts
Schedule 3.19	Insurance
Schedule 3.20(a)	Intellectual Property
Schedule 3.20(b)	Intellectual Property Litigation
Schedule 3.23(a)	CCCM Equity Interests
Schedule 3.23(c)	Outstanding Subscriptions

PrinceRidge Entities Disclosure Schedules

Schedule 4.3	Non-Contravention; Approvals
Schedule 4.4	Absence of Certain Changes or Events
Schedule 4.5	Compliance with Laws
Schedule 4.6(a)	PrinceRidge Organizational Chart
Schedule 4.6(h)	PrinceRidge Memberships

-iv-

Page

Schedule 4.8(a)	Capitalization
Schedule 4.8(b)	Subsidiary Capitalization
Schedule 4.8(c)	Outstanding Equity Rights
Schedule 4.10	No Legal Proceedings
Schedule 4.11	Taxes
Schedule 4.12(a)	Employee Benefit Plans
Schedule 4.13(a)	Employment Matters
Schedule 4.14	Real Property
Schedule 4.16(c)	PrinceRidge Liabilities
Schedule 4.17(a)	Material Contracts
Schedule 4.18	Insurance
Schedule 4.19(a)	Intellectual Property
Schedule 4.19(b)	Intellectual Property Litigation

Other Schedules

Schedule 2.5(c)	IFMI Equity Interest Calculation
Schedule 2.6(a)(i)	CCCM Securities
Schedule 2.6(a)(ii)	PrinceRidge Securities
Schedule 2.9(d)	Management Interests
Schedule 5.1(a)(ix)	Conduct of Business – Capital Expenditures
Schedule 5.1(b)(vii)	Conduct of Business – Capital Expenditures
Schedule 5.6(a)	U.K. Employees
Schedule 5.6(c)	Cross-Border Revenue Commissions Allocation
Schedule 5.6(d)(A)	UK Business Contributed Securities Related Liabilities
Schedule 5.6(d)(B)	UK Business Assumed Contracts
Schedule 5.13(a)	Restricted Stock
Schedule 5.13(e)	IFMI Retained Restricted Stock
Schedule 6.1(d)	Permissible Transferred Employees Offers
Schedule 6.3	Shared IFMI Employees
Schedule 7.2(e)	Third Party Consents – IFMI
Schedule 7.3(h)	Third Party Consents – PrinceRidge

-v-

CONTRIBUTION AGREEMENT

CONTRIBUTION AGREEMENT, dated as of April 19, 2011 (this “Agreement”), by and among IFMI, LLC, a Delaware limited liability company (“IFMI”), PrinceRidge Holdings LP, a Delaware limited partnership (“PrinceRidge”) and PrinceRidge Partners LLC, a Delaware limited liability company (“PrinceRidge GP” and together with PrinceRidge, the “PrinceRidge Entities”).

RECITALS:

WHEREAS, IFMI is an investment firm engaged in, among other things, the Business, and is the indirect owner of 100% of the Equity Interests in Cohen & Company Capital Markets, LLC, a Delaware limited liability company (“CCCM”);

WHEREAS, pursuant to the Transaction Steps Plan, as set forth in Annex D, each of the parties hereto shall undertake the transactions set forth therein;

WHEREAS, in accordance with the terms and on the conditions set forth herein, IFMI desires to contribute, transfer, assign and deliver to PrinceRidge, and PrinceRidge desires to take, assume and accept delivery of, all of IFMI’s rights, title and interests in and to the Contributed Assets (including the CCCM Equity Interests as well as certain cash, if required hereby), free and clear of all Liens except for Permitted Liens (the “Contribution”);

WHEREAS, the Constituent Documents of the PrinceRidge Entities shall be amended and restated effective as of the Interim Closing as set forth in Parts I and II of Annex B attached hereto, so as to effect (i) the authorization and issuance of the IFMI Equity Interests (as hereinafter defined), (ii) the admission of IFMI as a Class A Partner of PrinceRidge and as a Member of PrinceRidge GP, and (iii) the amendment of the governance and other provisions of such Constituent Documents;

WHEREAS, in order to effectuate the provisions and purposes of this Agreement and the Transactions, each of the Ancillary Documents shall be entered into effective as of the Interim Closing as attached hereto; and in particular, (i) the Termination and Separation Agreement shall be entered into as set forth in Annex C; (ii) the Reimbursement Agreement shall be entered into as set forth in Annex E; (iii) each of the Individual Member Supplementary Agreements shall be entered into in the form attached in Part I of Annex F, and the IFMI Supplementary Agreement shall be entered into as attached in Part II of Annex F; (iv) each of the Executive Agreements shall be entered into as set forth in Parts I through VII of Annex G, respectively; and (v) the Joinder Agreements for each of the two IFMI Managers shall be entered into in the form attached as Annex H.

WHEREAS, in accordance with the terms and on the conditions set forth herein, including but not limited to the Transaction Steps Plan, in exchange for the Contribution, (i) PrinceRidge and PrinceRidge GP wish to issue and deliver, and IFMI wishes to accept, the IFMI Equity Interests at the Interim Closing and (ii) (x) PrinceRidge wishes to admit IFMI, and IFMI wishes to be admitted, as a Class A Partner and (y) PrinceRidge GP wishes to admit IFMI, and IFMI wishes to be admitted, as a Member; and

WHEREAS, in accordance with the terms and on the conditions set forth herein, IFMI desires to grant to the PrinceRidge Group the right to employ the Transferring Employees after the Interim Closing;

NOW, THEREFORE, in consideration of and premised upon the representations, warranties, covenants and other agreements of the parties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

The terms defined or referenced in Annex A, whenever used herein, shall have the meanings set forth therein for all purposes of this Agreement.

ARTICLE 2

CONTRIBUTION AND ASSUMPTION OF ASSETS AND LIABILITIES

Section 2.1 Contributed Assets. Upon the terms and subject to the conditions contained herein, at the Interim Closing, IFMI shall, or shall cause the Involved Subsidiaries to, contribute, transfer, assign and deliver to PrinceRidge, and PrinceRidge shall take, assume and accept from IFMI or any Involved Subsidiary all of IFMI’s or such Involved Subsidiary’s rights, title and interests in, to and under all of the following assets of IFMI and the Involved Subsidiaries with respect to the Business as of immediately prior to, and without giving effect to, the Interim Closing (collectively, the “Contributed Assets”), free and clear of all Liens except for Permitted Liens:

(a) 100% of the CCCM Equity Interests; and

(b) the Contributed Cash.

Section 2.2 Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, IFMI shall not be deemed in any manner to have contributed to PrinceRidge any assets of IFMI or the Involved Subsidiaries, other than the Contributed Assets (all assets of IFMI and the Involved Subsidiaries other than the Contributed Assets, the “Excluded Assets”).

Section 2.3 Assumption of Liabilities. In connection with the contribution of the Contributed Assets, at the Interim Closing, PrinceRidge shall assume only the following liabilities (the “Assumed Liabilities”): each of the employment arrangements with all of the Transferring Employees (the “Assumed Contracts”), which Contracts shall, to the extent possible, be assigned to CCCM.

Section 2.4 Retained Liabilities. PrinceRidge shall not be liable or responsible for, or obligated to assume, and shall not be deemed in any manner to have assumed from IFMI by virtue of this Agreement or the Transactions, any Liabilities of IFMI or its Affiliates, including with respect to the Business, other than the Assumed Liabilities. Without limiting the generality of the foregoing, Assumed Liabilities shall not include any of the following Liabilities of IFMI (collectively, the “Retained Liabilities”):

(a) any Taxes for any Pre-Interim Closing Tax Periods;

(b) any Liability under or relating to any IFMI Benefit Plan or the employment or termination of any Person who is not a Transferring Employee;

(c) any Liability for any reimbursements pursuant to Section 5.13(b) in excess of the amounts set forth on Schedule 5.13(a) for each Transferring Employee;

(d) any Liability for any Legal Proceeding of, or before, any Governmental Authority pending as of the Interim Closing Date against IFMI or any of its Affiliates;

(e) any Liability related to the CMBS LOI; and

(f) any Liability for any costs related to the IFMI Retained Restricted Stock pursuant to Section 5.13(e).

Section 2.5 Issuance of the IFMI Equity Interests. Upon the terms and subject to the conditions contained herein:

(a) Pre-Interim Closing Valuation Deliveries.

(i) No later than May 13, 2011, PrinceRidge shall deliver, or cause to be delivered, to IFMI (A) a statement (the “PrinceRidge Securities Valuation Statement”) that lists each of the PrinceRidge Securities as of April 30, 2011 (the “Valuation PrinceRidge Securities”) and includes the PrinceRidge Entities’ market prices or valuation of the Valuation PrinceRidge Securities as of April 30, 2011, and (B) a calculation of the membership equity of PrinceRidge, on a consolidated basis, calculated in the same manner and presented in the same form and format as set forth on the balance sheet included in the PrinceRidge Audited Financial Statements and prepared in accordance with GAAP (the “PrinceRidge Membership Equity”), estimated as of April 30, 2011 (the “Estimated PrinceRidge Membership Equity”).

(ii) At least two (2) Business Days prior to the Interim Closing Date, IFMI shall deliver, or cause to be delivered, to PrinceRidge (A) a statement (the “CCCM Securities Valuation Statement”) that lists each of the CCCM Securities estimated as of the Interim Closing (the “Valuation CCCM Securities”) and includes IFMI’s market prices or valuation of such CCCM Securities, estimated as of the Interim Closing Date, and (B) a calculation, in reasonable detail, setting forth the Contributed Assets Value estimated as of the Interim Closing Date (the “Estimated Contributed Assets Value”); and

(b) Effective as of the Interim Closing (but before giving effect to Section 2.5(c)), the Constituent Documents of the PrinceRidge Entities shall each be amended and restated as set forth in Parts I and II of Annex B attached hereto, so as to authorize: (i) the issuance of the IFMI Equity Interests to IFMI in accordance with the Transaction Steps Plan; (ii)

the amendment of the governance and other provisions set forth therein; and (iii) the admission of IFMI as the holder of the IFMI Equity Interests after giving effect to the Transaction Steps Plan as a Class A Partner of PrinceRidge and as a Member of PrinceRidge GP; and

(c) At the Interim Closing, the PrinceRidge Entities shall:

(i) Indirectly, in accordance with the Transaction Steps Plan, issue and deliver to IFMI, and IFMI shall accept, the IFMI Equity Interests free and clear of all Liens, the number of which shall be calculated as follows (the “IFMI Equity Interest Calculation”):

(A) such Equity Interests in the form of “Profit Units” in PrinceRidge GP equal to: (x) the number of then-outstanding “Profit Units” in PrinceRidge GP divided by the PrinceRidge Percentage, minus (y) the number of then-outstanding “Profit Units” in PrinceRidge GP, minus (z) the Management Interests to be issued in the form of “Profit Units” in PrinceRidge GP;

(B) such Equity Interests in the form of “Equity Units” in PrinceRidge GP equal to: (x) the number of then-outstanding “Equity Units” in PrinceRidge GP divided by the PrinceRidge Percentage, minus (y) the number of then-outstanding “Equity Units” in PrinceRidge GP, minus (z) the Management Interests to be issued in the form of “Equity Units” in PrinceRidge GP;

(C) such Equity Interests in the form of “Profit Units” in PrinceRidge equal to: (x) the number of then-outstanding “Profit Units” in PrinceRidge other than those held by PrinceRidge GP, divided by the PrinceRidge Percentage, minus (y) the number of then-outstanding “Profit Units” in PrinceRidge other than those held by PrinceRidge GP, minus (z) the Management Interests to be issued in the form of “Profit Units” in PrinceRidge; and

(D) such Equity Interests in the form of “Equity Units” in PrinceRidge equal to: (x) the number of then-outstanding “Equity Units” in PrinceRidge divided by the PrinceRidge Percentage, minus (y) the number of then-outstanding “Equity Units” in PrinceRidge, minus (z) the Management Interests to be issued in the form of “Equity Units” in PrinceRidge;

For the avoidance of doubt, the parties agree that the calculation of the IFMI Equity Interest Calculation is demonstrated in Schedule 2.5(c), calculated as of the date hereof and based on an assumed PrinceRidge Membership Equity amount of Eighteen Million Dollars ($18,000,000) and an assumed Contributed Assets Value of Forty Five Million Dollars ($45,000,000).

(ii) admit IFMI as a Class A Partner of PrinceRidge and a Member of PrinceRidge GP.

Section 2.6 Review of IFMI Equity Interests.

(a) (i) Schedule 2.6(a)(i) sets forth a statement (the “CCCM Securities FMV Statement”) containing a list of each of the current CCCM Securities, which includes IFMI’s market prices or valuation of such CCCM Securities as of the date set forth on such schedule, and (ii) Schedule 2.6(a)(ii) sets forth a statement (the “PrinceRidge Securities FMV Statement”) containing a list of each of the current PrinceRidge Securities, which includes the PrinceRidge Entities’ market prices or valuation of such PrinceRidge Securities as of the date set forth on such schedule. Following the date hereof through the Interim Closing Date, each of IFMI and PrinceRidge shall deliver to the other an updated FMV Statement on a weekly basis. From time to time, following the weekly delivery of the FMV Statements, the parties shall review and discuss the FMV Statements. In addition, IFMI may request that the PrinceRidge Entities provide, and the PrinceRidge Entities hereby agree to provide, reasonably updated information that would allow IFMI to perform a then-current calculation of the Estimated PrinceRidge Membership Equity. Prior to the Interim Closing Date, either party may identify in writing Eligible Securities listed on the other party’s FMV Statement that it would prefer to see liquidated prior to the Interim Closing Date (the “Suggested Securities”).

(b) Notwithstanding anything herein to the contrary, it is understood (i) by the PrinceRidge Entities that IFMI and its Involved Subsidiaries will likely liquidate some of the securities currently held by them, and some of the securities purchased by them subsequent to the date hereof, prior to the Interim Closing Date, and IFMI and the Involved Subsidiaries shall be permitted to do so and (ii) by IFMI that the PrinceRidge Entities and their respective Subsidiaries will likely liquidate some of the securities currently held by them, and some of the securities purchased by them subsequent to the date hereof, prior to the Interim Closing Date, and the PrinceRidge Entities and their respective Subsidiaries shall be permitted to do so.

(c) Identified Securities.

(i) Within three (3) Business Days following the delivery of the PrinceRidge Securities Valuation Statement, IFMI shall have the opportunity to deliver a notice to the PrinceRidge Entities identifying for liquidation all or any portion of the Eligible Securities listed among the Valuation PrinceRidge Securities included on the PrinceRidge Securities Valuation Statement (the “PrinceRidge Identified Securities”); provided, that the value of such PrinceRidge Identified Securities, as set forth on the PrinceRidge Securities Valuation Statement, shall not exceed Six Million Dollars ($6,000,000) in the aggregate, which amount shall be reduced by the liquidation value of any Suggested Securities identified on a PrinceRidge Securities FMV Statement that are liquidated prior to April 30, 2011. During the forty-five (45) days following receipt of such notice from IFMI (the “PrinceRidge Sale Period”), the PrinceRidge Entities shall liquidate the PrinceRidge Identified Securities. Whenever any of the PrinceRidge Identified Securities are sold during the PrinceRidge Sale Period, PrinceRidge shall immediately inform IFMI of such liquidation and the liquidation price (adjusted for any reduction in accrued or future compensation as a result of such liquidation in accordance with GAAP) shall be used to calculate the value of the PrinceRidge Identified Securities as of April 30, 2011 and to determine the Final PrinceRidge Membership Equity.

(ii) Within three (3) Business Days following the Interim Closing Date, the PrinceRidge Entities shall have the opportunity to deliver a notice to IFMI identifying for liquidation all or any portion of the Eligible Securities listed among the Valuation CCCM Securities included on the CCCM Securities Valuation Statement (the “CCCM Identified Securities” and together with the PrinceRidge Identified Securities, the “Identified Securities”); provided, that any Agency Securities so identified shall not exceed an aggregate value of Thirty

Seven Million Five Hundred Thousand Dollars ($37,500,000) and the non-Agency Securities so identified shall not exceed an aggregate value of Twelve Million Five Hundred Thousand Dollars ($12,500,000), in each case as such values are set forth on the CCCM Securities Valuation Statement, which amounts shall be reduced by the liquidation value of any Suggested Securities identified on a CCCM Securities FMV Statement that are liquidated prior to the Interim Closing Date. During the forty-five (45) days following receipt of such notice from the PrinceRidge Entities (the “CCCM Sale Period”), a representative appointed by IFMI shall be responsible for the liquidation of the IFMI Identified Securities and shall liquidate the CCCM Identified Securities on behalf of the PrinceRidge Entities. Whenever any of the CCCM Identified Securities are sold during the CCCM Sale Period, an IFMI representative shall immediately inform the PrinceRidge Entities of such liquidation and the liquidation price (adjusted for any reduction in accrued or future compensation as a result of such liquidation in accordance with GAAP) shall be used to calculate the value of the IFMI Identified Securities as of the Interim Closing Date and to determine the Final Contributed Assets Value.

(d) For the avoidance of doubt, nothing in this Section 2.6 shall (i) prevent the parties from conducting their respective businesses in the ordinary course or in accordance with the terms of this Agreement, (ii) prevent IFMI or the Involved Subsidiaries from selling any securities in the ordinary course or in anticipation of the Transactions, or force IFMI or the Involved Subsidiaries to sell any securities outside of the ordinary course prior to the Interim Closing, or (iii) prevent the PrinceRidge Entities or their Subsidiaries from selling any securities in the ordinary course or in anticipation of the Transactions, or force the PrinceRidge Entities or their Subsidiaries to sell any securities outside of the ordinary course, other than with respect to the PrinceRidge Identified Securities.

Section 2.7 Final Calculations.

(a) Not later than ten (10) Business Days after the Interim Closing Date, or such other time as is mutually agreed by IFMI and the PrinceRidge Representative, PrinceRidge shall prepare, or cause to be prepared, and deliver to IFMI, or cause to be delivered, (i) a calculation, in reasonable detail, setting forth the valuation of the Valuation PrinceRidge Securities (the “Final PrinceRidge Securities Value”), identifying the PrinceRidge Identified Securities and including the liquidation value for any PrinceRidge Identified Securities liquidated prior to the date thereof as the valuation for such sold PrinceRidge Identified Securities and (ii) a calculation of the PrinceRidge Membership Equity as of April 30, 2011 based on the Final PrinceRidge Securities Value (the “Final PrinceRidge Membership Equity”).

(b) Not later than ten (10) Business Days after the Interim Closing Date, or such other time as is mutually agreed by IFMI and the PrinceRidge Representative, IFMI shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to PrinceRidge, (i) a calculation, in reasonable detail, setting forth the Contributed Assets Value as of the Interim Closing Date (the “Final Contributed Assets Value”), which shall include the valuation of the Valuation CCCM Securities, identifying the CCCM Identified Securities and including the liquidation price for any CCCM Identified Securities liquidated prior to the date thereof as the valuation for such liquidated CCCM Identified Securities and (ii) a calculation of the CCCM Membership Equity as of the Interim Closing Date based on the Final Contributed Assets Value (the “Final CCCM Membership Equity” and together with the Final PrinceRidge Membership Equity, the Final PrinceRidge Securities Value and the Final Contributed Assets Value, the “Final Calculations”).

(c) It is understood and agreed that for purposes of preparing the Final Calculations, the value of the securities utilized in such calculations will be determined by using: (i) either Pershing Prices or BVAL Prices, if available, provided, that if Pershing Prices or BVAL Prices are not available or preferable, the use of an alternate pricing service or methodology, which service or methodology must be consistent with the parties’ past practice and be in accordance with GAAP, shall be permitted and shall be noted on the applicable Final Calculation, or (ii) if there has been a liquidation of any Identified Securities prior to the end of the PrinceRidge Sale Period or CCCM Sale Period, as applicable, the applicable liquidation value as determined in Section 2.6(c). From and after the date hereof, in connection with the preparation and delivery of the Final Calculations and during the period of any dispute contemplated by this Section 2.7, each party shall give, and cause its advisors to give, the other party or its authorized representatives reasonable access to their relevant books and records, schedules, work papers, facilities and employees, subject to the confidentiality and indemnity agreements contained in this Agreement and in the Confidentiality Agreement, as may be necessary to enable the good faith analysis of the Final Calculations.

(d) Within ten (10) Business Days following a party’s receipt of the applicable Final Calculation, or such other time as is mutually agreed by IFMI and the PrinceRidge Representative (the “Notice Period”), each of IFMI and PrinceRidge shall deliver to the other either (i) a written statement of its agreement to such Final Calculation of the other party or (ii) a written dispute notice, specifying in reasonable detail the nature of its disagreement with the revised calculation of such applicable Final Calculation; provided, that any such notice delivered by IFMI to the PrinceRidge Entities may, in order to be valid, only address disputes with regard to (A) the valuation of any Valuation PrinceRidge Securities, excluding any PrinceRidge Identified Securities, (B) any mathematical errors in the Final PrinceRidge Membership Equity calculation, and (C) any presentation that is not consistent with the past practice of the PrinceRidge Entities in the preparation of the PrinceRidge Audited Financial Statements; and provided further, that any such notice delivered by PrinceRidge to IFMI regarding the Final Contributed Assets Value may, in order to be valid, only address disputes with regard to (x) the valuation of any CCCM Securities, excluding any CCCM Identified Securities, or (y) any errors in the Final CCCM Membership Equity calculation (any such valid notice, a “Dispute Notice”). In the event no Dispute Notice is delivered by a party within the Notice Period, then such party shall be deemed to have agreed to the other party’s Final Calculation provided, and any adjustments shall be made in accordance with Section 2.8.

(e) During the ten (10) Business Days after the delivery of a Dispute Notice, IFMI and the PrinceRidge Representative shall attempt in good faith to resolve any dispute included in such Dispute Notice and agree upon the applicable Final Calculation. In the event a Dispute Notice relates to CCCM Securities and Valuation PrinceRidge Securities for which IFMI and the PrinceRidge Representative are not able to agree on the appropriate value, then, only upon written agreement of IFMI and the PrinceRidge Representative, that particular security shall be sold in a commercially reasonable manner within ten (10) Business Days following the later of ten (10) Business Days after the delivery of the applicable Dispute Notice or a determination by IFMI and the PrinceRidge Representative that the parties are not able to agree on the appropriate value of such securities (or within such other time period as is mutually agreed by IFMI and the PrinceRidge Representative) and, once sold, the sale price for such security (adjusted for any reduction in accrued or future compensation as a result of such liquidation in accordance with GAAP) shall then be used for purposes of calculating the applicable Final Calculation.

(f) If at the end of the ten (10) Business Day period following delivery of a Dispute Notice, IFMI and the PrinceRidge Representative have failed to reach agreement with respect to any dispute in accordance with Section 2.7(e), or otherwise, with regard to the Final Contributed Assets Value, after adjusting for the liquidation of any CCCM Identified Securities, the parties shall recalculate the Final Contributed Assets Value as follows: (i) first, using the valuation prepared by IFMI, including all agreed upon valuations and IFMI’s valuations of the disputed amounts, and (ii) second, using the valuation prepared by the PrinceRidge Entities, including all agreed upon valuations and the PrinceRidge Entities’ valuations of the disputed amounts. In the event the amount calculated pursuant to clause (i) and the amount calculated pursuant to clause (ii) are within a range equal to or less than Two Hundred Thousand Dollars ($200,000), the two amounts shall be averaged and such average shall be deemed the Final Contributed Assets Value.

(g) If at the end of the ten (10) Business Day period following delivery of a Dispute Notice, IFMI and the PrinceRidge Representative have failed to reach agreement with respect to any dispute in accordance with Section 2.7(e), or otherwise, with regard to the Final PrinceRidge Membership Equity, after adjusting for the liquidation of any PrinceRidge Identified Securities, the parties shall recalculate the Final PrinceRidge Membership Equity as follows: (i) first, using the valuation prepared by IFMI, including all agreed upon valuations and IFMI’s valuations of the disputed amounts, and (ii) second, using the valuation prepared by the PrinceRidge Entities, including all agreed upon valuations and the PrinceRidge Entities’ valuations of the disputed amounts. In the event the amount calculated pursuant to clause (i) and the amount calculated pursuant to clause (ii) are within a range equal to or less than Two Hundred Thousand Dollars ($200,000), the two amounts shall be averaged and such average shall be deemed the Final PrinceRidge Membership Equity.

(h) If IFMI and the PrinceRidge Representative have failed to reach agreement with respect to or resolve any dispute in accordance with any of subsections (e), (f) or (g) above, and cannot otherwise agree, the unresolved matters set forth in any Dispute Notice shall be submitted to Ernst & Young LLP (or another independent accounting firm mutually agreed to by IFMI and the PrinceRidge Representative) (the “Accountant”). The Accountant shall act as arbitrator and resolve the disputed portions of the applicable Final Calculation in accordance with the terms and conditions of this Agreement. In making such determination, the Accountant may only consider those items and amounts as to which IFMI and PrinceRidge have disagreed pursuant to the terms specified above, provided, however, that the determination of the applicable Final Calculation by the Accountant will be neither higher than the highest applicable amount nor lower than the lowest applicable amount presented in the proposed Final Calculation or Dispute Notice, as applicable. The Accountant shall deliver to PrinceRidge and IFMI, as promptly as practicable after its appointment, a written report setting forth the resolution of each disputed matter and its determination of the applicable Final Calculation. Such report shall be final and binding upon the parties to the fullest extent permitted under applicable Laws and may be enforced in any court having jurisdiction. PrinceRidge shall bear all fees and costs incurred in connection with such arbitration, and PrinceRidge shall bear all fees and expenses relating to the foregoing work by the Accountant.

(i) On a date that is the later of five (5) Business Days after the end of the CCCM Sale Period and the determination of the Final Calculations in accordance with subsection (a) through (h) above, the Final Calculations shall be recalculated using the liquidation price of any Identified Securities liquidated and, once so calculated, the IFMI Equity Interests shall be finally determined as provided in Section 2.8.

Section 2.8 Final Adjustments.

(a) Adjustments. The Final Contributed Assets Value, determined in accordance with Section 2.7, shall be adjusted pursuant to this Section 2.8(a), and, as so adjusted, shall be deemed to be the “Determined Contributed Assets Value.”

(i) In the event the Final Contributed Assets Value, as determined in accordance with Section 2.7, is less than the Minimum Contributed Assets Value, then IFMI shall, within two (2) Business Days after the date of the determination of the Final Contributed Assets Value, pay to the PrinceRidge Entities an amount of cash with an aggregate value equal to the difference between the Minimum Contributed Assets Value and the Final Contributed Assets Value.

(ii) In the event the Final Contributed Assets Value, as determined in accordance with Section 2.7, is more than the Minimum Contributed Assets Value, then, within two (2) Business Days after the date of the determination of the Final Contributed Assets Value, the PrinceRidge Entities shall, or shall cause one of their Subsidiaries to, pay to IFMI an amount equal to the difference between the Final Contributed Assets Value and the Minimum Contributed Assets Value (the “Target Adjustment Amount”), which adjustment shall be effected as follows:

(A) first, payment up to the Contributed Cash, if any, equal to the lesser of the Target Adjustment Amount and the Contributed Cash amount;

(B) second, if the Target Adjustment Amount exceeds the Contributed Cash amount, payment by CCCM of cash equal to the difference between the Target Adjustment Amount and the Contributed Cash amount to the greatest extent possible under FINRA or other applicable regulatory requirements (as reasonably determined by the PrinceRidge Managers following consultation with outside counsel); and

(C) third, to the extent subsections (A) and (B) above do not satisfy delivery of the Target Adjustment Amount in cash or to the extent it was reasonably determined not to be possible under FINRA or other applicable regulatory requirements (as reasonably determined by the PrinceRidge Managers following consultation with outside counsel) to pay in full any remaining Target Adjustment Amount payable under clause (B) above, such difference will be reflected in the Determined Contributed Assets Value for purposes of Section 2.8(b).

(b) Equity Interest Adjustments. Within two (2) Business Day after the date of the determination of the Determined Contributed Assets Value and the Final PrinceRidge Membership Equity in accordance with Section 2.7, or such other time as is mutually agreed by IFMI and the PrinceRidge Representative, PrinceRidge shall recalculate the IFMI Equity Interest Calculation based on the Determined Contributed Assets Value and the Final PrinceRidge Membership Equity determined in accordance with Section 2.7 (the “Recalculated IFMI Equity Interest Calculation”) and provide IFMI with a notice regarding any related adjustments (the “Adjustment Notice”) to the Initial IFMI Equity Interest Calculation, and:

(i) If the Recalculated IFMI Equity Interest Calculation is higher than the IFMI Equity Interest Calculation calculated at the time of the Interim Closing, PrinceRidge GP shall deliver or cause to be delivered to IFMI a number of IFMI Equity Interests in PrinceRidge and a number of IFMI Equity Interests in PrinceRidge GP equal to the number of Equity Interests necessary for IFMI to own a percentage of each of PrinceRidge and PrinceRidge GP equal to the Recalculated IFMI Equity Interest.

(ii) If the Recalculated IFMI Equity Interest Calculation is lower than the IFMI Equity Interest Calculation calculated at the time of the Interim Closing, IFMI shall deliver or cause to be delivered to the PrinceRidge Entities, a number of IFMI Equity Interests in PrinceRidge and a number of IFMI Equity Interests in PrinceRidge GP equal to the number of Equity Interests necessary for IFMI to own a percentage of each of PrinceRidge and PrinceRidge GP equal to the Recalculated IFMI Equity Interest.

(iii) If IFMI receives additional IFMI Equity Interests pursuant to this Section 2.8(b), PrinceRidge shall cause IFMI’s Supplementary Agreement to be revised to evidence such additional IFMI Equity Interests not more than five (5) Business Days following the receipt of the Adjustment Notice.

(iv) If IFMI is required to deliver IFMI Equity Interests to the PrinceRidge Entities pursuant to this Section 2.8(b), the PrinceRidge Entities shall cause IFMI’s Supplementary Agreement to be revised to evidence such IFMI Equity Interests not more than five (5) Business Days following the delivery of the Adjustment Notice.

(v) IFMI and the PrinceRidge Entities agree that, prior to the completion of the Equity Interest adjustment pursuant to this Section 2.8(b), if any, no new Partners shall be admitted to PrinceRidge and no new Members shall be admitted to the PrinceRidge GP (other than in each case, the admission of IFMI as contemplated by this Agreement and the admission of Daniel G. Cohen effective as of the Interim Closing).

Section 2.9 Interim Closing.

(a) The interim closing of all of the Transactions except those transactions contemplated by Section 2.13 (the “Interim Closing”) shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m., local time, on the Business Day that is (i) a calendar month end for accounting purposes and (ii) in no case later than ten (10) Business Days following the later of: (A) the date that is thirty (30) days (and if the thirtieth day is not a Business Day, on the next successive Business Day) after the date on which the CMAs regarding a change in control were filed by the PrinceRidge Group and CCCM and (B) the date on which the conditions set forth in Article 7 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Interim Closing, but subject to the satisfaction or waiver of those conditions); provided that if there is no date on which the conditions set forth in both clauses (i) and (ii) of this Section 2.9(a) are satisfied, then the Interim Closing shall take place on the fifth Business Day following the later of the dates set forth in sub-clauses (A) and (B) of this Section 2.9(a); provided further that the Interim Closing may also take place at such other place, time and date as IFMI and the PrinceRidge Representative may mutually agree (the date on which the Interim Closing occurs, the “Interim Closing Date”).

(b) At the Interim Closing:

(i) IFMI shall pay the Contributed Cash, if any, by wire transfer of immediately available funds to an account designated by PrinceRidge (which account shall be so designated by PrinceRidge at least two (2) Business Days prior to the Interim Closing Date and may be identified as CCCM);

(ii) IFMI shall deliver, or cause to be delivered, to PrinceRidge, transfer powers or other instruments of transfer reasonably acceptable to PrinceRidge representing 100% of the CCCM Equity Interests, duly executed by IFMI or an Involved Subsidiary, as appropriate, and an updated schedule to the CCCM Constituent Documents reflecting such change in ownership;

(iii) IFMI shall deliver, or cause to be delivered, to PrinceRidge, the books, records, files and other data of CCCM and any other books, records, files and other data relating to the Contributed Assets;

(iv) the Constituent Documents of the PrinceRidge Entities, as amended and restated pursuant to this Agreement, shall become effective;

(v) in accordance with the Transaction Steps Plan, the PrinceRidge Entities shall indirectly issue to IFMI the IFMI Equity Interests such that IFMI will own, immediately after the Interim Closing, the Interim IFMI Equity Interest Calculation in each of PrinceRidge and PrinceRidge GP;

(vi) the Reimbursement Agreement, as set forth in Annex E, shall become effective;

(vii) the Termination and Separation Agreement, as set forth in Annex C, shall become effective;

(viii) the Executive Agreements, as set forth in parts I through VII of Annex G, shall become effective;

(ix) the Supplementary Agreements, in the form set forth in parts I and II of Annex F, shall become effective;

(x) the Joinder Agreements, in the form set forth in Annex H, shall become effective;

(xi) the assignment and assumption agreements to be entered into in connection with the Assumed Contracts shall become effective; and

(xii) if the parties hereto agree, any instruments of transfer and conveyance, in form and substance satisfactory to the parties hereto, for the purpose of transferring any furniture, fixtures and equipment of IFMI from IFMI to PrinceRidge shall become effective.

Section 2.10 Interim Closing Deliveries by IFMI. At the Interim Closing, IFMI shall deliver or cause to be delivered:

(a) the Interim Closing Date Cash Contribution, if any;

(b) transfer powers or other instruments of transfer reasonably acceptable to PrinceRidge representing 100% of the CCCM Equity Interests, duly executed by IFMI or an Involved Subsidiary, as appropriate;

(c) the books, records, files and other data of CCCM and any other books, records, files and other data relating to the Contributed Assets;

(d) a duly executed counterpart to any instruments of transfer and conveyance, in form and substance satisfactory to the parties hereto, evidencing and effecting the Contribution, including assignment and assumption agreements in connection with the Assumed Contracts;

(e) a duly executed counterpart to the PrinceRidge LP Agreement;

(f) a duly executed counterpart to the PrinceRidge GP LLC Agreement;

(g) a duly executed counterpart to the Transaction Steps Plan;

(h) a duly executed counterpart to each of the Executive Agreements to which it or any of its Affiliates or employees is a party;

(i) a duly executed counterpart to the Termination and Separation Agreement;

(j) a duly executed counterpart to the Reimbursement Agreement;

(k) a certificate of a duly authorized officer of IFMI certifying that the condition set forth in Section 7.3(a) and (b) have been satisfied;

(l) a duly executed counterpart to the Supplementary Agreement between IFMI and the PrinceRidge Entities;

(m) a duly executed counterpart to the Joinder Agreements between the PrinceRidge Entities and each of the IFMI Managers; and

(n) any other documents or instruments reasonably requested by the PrinceRidge Entities to consummate the Transactions.

Section 2.11 Interim Closing Deliveries by PrinceRidge. At the Interim Closing, PrinceRidge shall deliver or cause to be delivered:

(a) a duly executed counterpart to any instruments of transfer and conveyance, in form and substance satisfactory to the parties hereto, evidencing and effecting the Contribution, including assignment and assumption agreements in connection with the Assumed Contracts;

(b) duly executed counterparts to the PrinceRidge LP Agreement for all partners in PrinceRidge, other than IFMI;

(c) a duly executed counterpart to the IFMI Supplementary Agreement evidencing, among other things, the Equity Interests in PrinceRidge ultimately to be issued to IFMI;

(d) duly executed counterparts to the Supplementary Agreements evidencing, among other things, the Management Interests in PrinceRidge to be issued to each of Ahmed A. Alali, Ronald J. Garner and Matthew G. Johnson in accordance with the amounts set forth on Schedule 2.9(d);

(e) a duly executed counterpart to the Transaction Steps Plan;

(f) a duly executed counterpart to each of the Executive Agreements to which it or any of its Affiliates is a party;

(g) a duly executed counterpart to the Termination and Separation Agreement;

(h) a duly executed counterpart to the Reimbursement Agreement;

(i) a certificate of a duly authorized officer of PrinceRidge certifying that the conditions set forth in Section 7.3(a) and (b) have been satisfied;

(j) a duly executed counterpart to the Supplementary Agreement between IFMI and the PrinceRidge Entities;

(k) a duly executed counterpart to the Joinder Agreements between PrinceRidge and each of the IFMI Managers; and

(l) any other documents or instruments reasonably requested by IFMI to consummate the Transactions.

Section 2.12 Interim Closing Deliveries by PrinceRidge GP. At the Interim Closing, PrinceRidge GP shall deliver or cause to be delivered:

(a) a duly executed counterpart to any instruments of transfer and conveyance, in form and substance satisfactory to the parties hereto, evidencing and effecting the Contribution, including assignment and assumption agreements in connection with the Assumed Contracts;

(b) duly executed counterparts to the PrinceRidge GP LLC Agreement for all members in PrinceRidge GP, other than IFMI;

(c) a duly executed counterpart to the PrinceRidge LP Agreement;

(d) a duly executed counterpart to the IFMI Supplementary Agreement evidencing, among other things, the Equity Interests in PrinceRidge GP ultimately to be issued to IFMI;

(e) duly executed counterparts to the Supplementary Agreements evidencing, among other things, the Management Interests in PrinceRidge GP to be issued to each of Ahmed A. Alali, Ronald J. Garner and Matthew G. Johnson in accordance with the amounts set forth on Schedule 2.9(d);

(f) a duly executed counterpart to the Transaction Steps Plan;

(g) a duly executed counterpart to each of the Executive Agreements to which it or any of its Affiliates is a party;

(h) a duly executed counterpart to the Termination and Separation Agreement;

(i) a certificate of a duly authorized officer of PrinceRidge GP certifying that the conditions set forth in Section 7.2(a) and (b) have been satisfied;

(j) a duly executed counterpart to the Supplementary Agreement between IFMI and the PrinceRidge Entities;

(k) a duly executed counterpart to the Joinder Agreements between PrinceRidge GP and each of the IFMI Managers;

(l) the PrinceRidge Financial Statements as required by Section 5.11(a); and

(m) any other documents or instruments reasonably requested by IFMI to consummate the Transactions.

Section 2.13 The Final Closing.

(a) The final closing of the Transactions (the “Final Closing”) shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m., local time, on the third Business Day following the date on which the conditions set forth in Article 8 are satisfied or waived, or at such other place, time and date as IFMI and the PrinceRidge Representative may mutually agree (the date on which the Final Closing occurs, the “Final Closing Date”).

(b) Upon satisfaction of the Final Closing Condition, the Termination and Separation Agreement shall automatically be deemed terminated without further action by the parties thereto.

Section 2.14 Tax Treatment. The parties hereto hereby agree that they shall treat and report, for all United States federal, state and local Tax (and Tax Return) purposes, the entire contribution of the Contributed Assets and Business Liabilities by IFMI to PrinceRidge pursuant to the terms and conditions of this Agreement as a contribution of property by IFMI to a “partnership” in exchange for an interest in a “partnership” under Section 721 of the Code and in connection with and immediately prior to such contribution IFMI shall “mark-to-market” the CCCM Securities pursuant to Section 475 of the Code and the proposed regulations thereunder. Any adjustment made pursuant to Section 2.8 shall be treated either as a non-taxable capital contribution and/or a non-taxable purchase price adjustment, as applicable, for all United States federal, state and local Tax (and Tax Return) purposes.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES BY IFMI

Except as (i) set forth in the correspondingly numbered section of the disclosure schedule (the “IFMI Disclosure Schedule”) delivered by IFMI to the PrinceRidge Entities prior to the execution of this Agreement, or (ii) disclosed in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by IFMI Parent with the SEC on or after December 16, 2009 and prior to the date hereof, IFMI represents and warrants as of the date hereof and, except to the extent that specific representations and warranties by their terms speak specifically as of the date hereof or as of an earlier date, as of the Interim Closing Date to each of the PrinceRidge Entities as follows:

Section 3.1 Organization and Qualification.

(a) IFMI and each of the Involved Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization with all requisite power and authority required to conduct its business as currently conducted. IFMI and each of the Involved Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction where the ownership or operation of its assets and properties or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have an IFMI Material Adverse Effect. CCCM and each of the Involved Subsidiaries has the requisite power and authority to own and conduct the Business as currently conducted.

(b) Effective September 2, 2010, IFMI acquired Fairfax I.S., LLC, a FINRA regulated U.S. broker-dealer and changed its name from Fairfax I.S., LLC to CCCM. CCCM is a wholly owned broker-dealer subsidiary of Cohen Securities Funding, LLC, a Delaware limited liability company, which is a wholly owned subsidiary of IFMI.

Section 3.2 Authorization. The execution and delivery by IFMI of this Agreement and by IFMI and the Involved Subsidiaries of the Ancillary Agreements to which it is a party, the consummation of the Transactions to which it is a party and the performance by IFMI and the Involved Subsidiaries of their respective obligations hereunder and thereunder are within IFMI’s or such Involved Subsidiary’s powers, and have been duly authorized by all necessary action, and no other proceedings on the part of IFMI or any of its Affiliates are necessary to approve this Agreement or to consummate the Transactions. This Agreement and each of the Ancillary Agreements to which IFMI or any Involved Subsidiary is a party has been duly executed and delivered by IFMI or such Involved Subsidiary and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitutes a legal, valid and binding agreement of IFMI or such Involved Subsidiary enforceable against IFMI or such Involved Subsidiary in accordance with its terms, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (b) general principles of equity, including principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

Section 3.3 Non-Contravention; Approvals. The execution and delivery by IFMI of this Agreement and by IFMI and the Involved Subsidiaries of the Ancillary Agreements to which it is a party, the consummation by IFMI and the Involved Subsidiaries of the Transactions to which it is a party and the performance by IFMI and the Involved Subsidiaries of their respective obligations hereunder and thereunder (a) do not and will not result in any violation of any Constituent Documents of IFMI Parent or any of its Subsidiaries, (b) do not in any material respect violate any applicable Laws of any Governmental Authority to which IFMI Parent or its Affiliates are subject or by which any substantial part of the properties or assets of IFMI Parent or any of its Affiliates is bound, (c) do not in any material respect violate any Order binding on IFMI Parent or any of its Affiliates or any substantial part of the properties or assets of IFMI Parent or any of its Subsidiaries, and (d) except as set forth on Schedule 3.3, do not otherwise require any (x) Governmental Approvals or (y) Third Party Consents to be obtained by IFMI Parent or any of its Affiliates.

Section 3.4 Absence of Certain Changes or Events. Except with respect to any actions as provided to be taken hereunder or in connection herewith and as set forth on Schedule 3.4, since the date of the latest balance sheet included in the IFMI Financial Statements to the date hereof, IFMI and each of the Involved Subsidiaries has conducted the Business in the ordinary course consistent with past practice and (x) with respect to IFMI and each of the Involved Subsidiaries and (y) in each case of clauses (a), (b), (c), (k) and (n), with respect to IFMI Parent and each of its Subsidiaries, there has not been: (a) any change, occurrence, development, event or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, an IFMI Material Adverse Effect; (b) any material change in any accounting methods, principles or practices affecting the Business or which could reasonably be expected to affect the Business following the Interim Closing; (c) any material change in, or adoption of any new and material, tax accounting principle, method of tax accounting or tax election affecting the Business or which could reasonably be expected to affect the Business following the Interim Closing; (d) any incurrence, assumption or guarantee by IFMI or any of the Involved Subsidiaries of any material indebtedness for borrowed money; (e) any creation or assumption by IFMI or any of the Involved Subsidiaries of any Lien on any Contributed Asset (other than any Permitted Liens); (f) any making of any material loan, advance or capital contribution to, or investment in any Person by IFMI or any of the Involved

Subsidiaries (excluding customary loans and advances to employees in amounts immaterial to the maker of such loan or advance or such payments as made in the ordinary course of business); (g) any damage, destruction or other casualty loss (whether or not covered by insurance) materially affecting the Business or the Contributed Assets; (h) any (i) material employment, consulting, partnership, deferred compensation, severance or retirement agreement entered into with any Transferring Employee, (ii) grant of any material severance or termination pay to any Transferring Employee, or (iii) material change in compensation or any benefits payable under any IFMI Benefit Plan payable to any Transferring Employee; (j) any setting aside or payment of any material amount by IFMI or any of the Involved Subsidiaries to, or entering into any material Contracts with any Affiliate of IFMI or such Involved Subsidiary, to the extent not otherwise disclosed hereunder; (k) the (i) commencement of or (ii) the release, assignment, settlement or compromise of any material Legal Proceeding affecting IFMI or any of its Subsidiaries or the Contributed Assets; (l) any amendment, suspension, cancellation, revocation, termination of, or any material breach or default under, any Permits of IFMI or any of the Involved Subsidiaries; (m) any material change in the practices, policies or procedures that IFMI or any of the Involved Subsidiaries has used in connection with paying the accounts payable or collecting the accounts receivable with regard to the Business; or (n) any agreement to take or commitment to take any of the foregoing actions.

Section 3.5 Compliance with Laws.

(a) Each of IFMI Parent and its Subsidiaries has been, since December 16, 2009, in compliance, in all material respects, with all material Laws applicable to it, its respective business, including the Business and its respective employees, including the Transferring Employees.

(b) Neither IFMI Parent nor any of its Subsidiaries has received any notification from any Governmental Authority or the staff thereof (i) asserting that IFMI or any of the Involved Subsidiaries is not in compliance with any applicable Laws affecting the Business which such Governmental Authority enforces, including any deficiency letter, (ii) threatening to revoke any Permits or Orders of IFMI or any of its Subsidiaries with regard to the Business or (iii) requiring IFMI or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive or memorandum of understanding affecting the Business, or (y) to adopt any resolution or similar undertaking, which in each case restricts in any material respect the conduct of the Business, or in any manner relates to the capital adequacy, credit or reserve policies, management, or making of distributions by IFMI or any of its Subsidiaries with regard to the Business.

(c) IFMI and each of its Subsidiaries has and has maintained all material policies and procedures required of it and of the Business by applicable Law, and such policies and procedures are designed to ensure compliance with applicable Laws.

(d) (i) Except as set forth on Schedule 3.5(d), CCCM is in possession of and is in compliance with all material Permits necessary for the conduct of the Business as presently conducted, and (ii) CCCM has substantially fulfilled and performed its obligations under each of such Permits in all material respects and no suspension or cancellation of any such Permits is pending or, to the knowledge of IFMI, threatened and each of such Permits is valid, subsisting and in full force and effect, except where (A) the failure to fulfill or perform any obligation under any Permit or (B) any pending or threatened suspension or cancellation of any Permit would not, individually or in the aggregate, reasonably be expected to materially adversely affect the conduct of the Business, result in the imposition of a material liability on CCCM or prevent or materially delay the consummation by IFMI or any Involved Subsidiary of the Transactions.

Section 3.6 Broker-Dealer Matters; Investment Advisory Matters.

(a) Schedule 3.6(a) sets forth a list of the current licenses and registrations held by each Transferring Employee that are related to the activities conducted in the Business. IFMI Parent and each of its Subsidiaries and each of their respective Representatives that are required to be registered, licensed or qualified as (i) a broker-dealer, investment adviser, futures commission merchant, commodities trading adviser or commodity pool operator or (ii) a registered principal, registered representative, investment adviser representative, insurance agent, salesperson or in any other capacity, with the SEC, FINRA, or any securities or insurance commission or other Governmental Authority are duly registered as such and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law. IFMI Parent and each of its Subsidiaries and each of their respective Representatives are in compliance with all applicable U.S. federal, state and foreign laws requiring any such registration, licensing or qualification, and are not subject to any Liability by reason of the failure to be so registered, licensed or qualified. There is no Legal Proceeding pending, or to the knowledge of IFMI, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registration, license or qualification applicable to the Business. To the knowledge of IFMI, none of the officers of CCCM or the Transferring Employees is, or since April 4, 2007 has been, subject to any disciplinary or other material regulatory compliance action or complaint by a Governmental Authority.

(b) With respect to the Business, IFMI Parent and each of its Subsidiaries and each of their respective Representatives that acts as a broker or dealer within the meaning of the Exchange Act, (i) none of IFMI Parent, its Subsidiaries or any of their respective Representatives is (taking into account any applicable exemption) ineligible pursuant to Section 15(b)(4) of the Exchange Act to act as a broker or dealer, (ii) no “person associated” (as defined in Section 3(a)(18) of the Exchange Act) with such Person is (taking into account any applicable exemption) ineligible under Section 15(b)(6) of the Exchange Act to serve as a “person associated” with a broker or dealer, and (iii) there is no Legal Proceeding pending and served on IFMI Parent or its Subsidiaries or any of their respective Representatives with regard to the Business or, to the knowledge of IFMI, pending and not so served or, to the knowledge of IFMI, threatened against IFMI Parent or any of its Subsidiaries or any of their respective Representatives with regard to the Business by any Governmental Authority which would result in (A) the inability under such Section 15(b)(4) of such Person to act as a broker or dealer or (B) the ineligibility under such Section 15(b)(6) of such “person associated” with such person to serve as a “person associated” with a broker or dealer.

(c) IFMI Parent and each of its Subsidiaries and each of their respective Representatives, and, to the knowledge of IFMI, its solicitors, third party administrators, managers, brokers and distributors, have, with regard to the Business, marketed, sold and issued investment products and securities in material compliance with all applicable Laws governing sales processes and practices, including any applicable requirements relating to private placements of securities affecting the Business.

(d) IFMI has made available to the PrinceRidge Entities true, complete and correct copies of the current Uniform Application for Broker-Dealer Registration on Form BD for CCCM, which reflects all required disclosures as of the date hereof and is in compliance with applicable Law, its FINRA Membership Agreement, including any amendments thereto, and any other membership agreement between IFMI or any of the Involved Subsidiaries and a Governmental Authority. The capital calculations and FOCUS Reports submitted to FINRA by IFMI and the Involved Subsidiaries, as applicable, prior to the Interim Closing were, as amended, or will be when submitted, in all material respects properly prepared and accurately reflective of the relevant information about the Business.

(e) With respect to IFMI Parent and each of its Subsidiaries that, with regard to the Business, serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act, (i) such Person is not (taking into account any applicable exemption) ineligible under such Section 9(a) or 9(b) to serve in such capacity, (ii) no “affiliated person” (as defined in Section 2(a)(3) of the Investment Company Act) of such Person is (taking into account any applicable exemption) ineligible under such Section 9(b) of the Investment Company Act to serve as an “affiliated person” of such Person and (iii) there is no Legal Proceeding pending or, to the knowledge of IFMI, threatened against IFMI Parent or any of its Subsidiaries by any Governmental Authority, which would result in (A) the ineligibility of such Person to serve in such capacity under such Section 9(a) or 9(b) or (B) the ineligibility under such Section 9(b) of the Investment Company Act of such “affiliated person” to serve as an “affiliated person” of such Person, in each case with respect to the Business.

(f) With respect to IFMI Parent and each of its Subsidiaries that acts with regard to the Business as an investment adviser within the meaning of the Advisers Act, (i) such Person is not (taking into account any applicable exemption) ineligible pursuant to Section 203(e) of the Advisers Act to act as an investment adviser, (ii) no “person associated” (as defined in Section 202(a)(17) of the Advisers Act) with such Person is (taking into account any applicable exemption) ineligible under Section 203(f) of the Advisers Act to serve as a “person associated” with an investment adviser and (iii) there is no Legal Proceeding pending or, to the knowledge of IFMI, threatened against IFMI Parent or any of its Subsidiaries by any Governmental Authority, which would result in (A) the ineligibility under such Section 203(e) of such Person to act as an investment adviser or (B) the ineligibility under such Section 203(f) of such “person associated” with such Person to serve as a “person associated” with an investment adviser. IFMI has made available to the PrinceRidge Entities true, complete and correct copies of the current Uniform Application for Investment Advisor Registration on Form ADV for the Advisor Entity (“Form ADV”), and such Form ADV is in compliance with applicable Law.

(g) With respect to the Business, IFMI Parent and its Subsidiaries and each of their respective Representatives that is authorized by the FSA have been and are in compliance in all material respects with the material FSA Rules that apply to the performance of the UK Business as conducted as of the date hereof, as applicable, and their permissions, registrations, memberships and/or authorizations, as the case may be, that are necessary to conduct the UK Business as conducted as of the date hereof are in full force and effect and, to the knowledge of IFMI, there is no basis for any disqualification, denial, suspension or revocation thereof.

(h) CCCM is not subject to or bound by any Laws, other than Laws imposed on similarly situated broker-dealers.

(i) Schedule 3.6(i) sets forth a complete list of all securities exchanges, commodities exchanges, clearing corporations and similar organizations in which CCCM holds memberships or has been granted trading privileges by Contract or otherwise.

(j) IFMI Parent has implemented one or more formal codes of ethics, insider trading policies, personal trading policies and other policies as may be required by applicable Law for itself and its Subsidiaries, and a complete and correct copy of each such policy has been made available to the PrinceRidge Entities. Such codes of ethics, insider trading policies, personal trading policies and other policies comply in all material respects with applicable Law. The policies of CCCM respecting the avoidance of conflicts of interest are as set forth in the most recent policy manuals of CCCM, which have been made available to the PrinceRidge Entities. To the knowledge of IFMI, since April 4, 2007, there have been no violations by any officer or investment professional of CCCM of such code of ethics, insider trading policy and personal trading policies.

(k) CCCM has complied in all material respects with applicable Laws regarding the privacy of clients of CCCM and have established and complied in all material respects with policies and procedures in this regard reasonably designed to ensure compliance with applicable Laws.

(l) CCCM has, to the extent required by applicable Law, a written anti-money laundering program and a written customer identification program in compliance with applicable Law, CCCM has complied with the terms of such program in all material respects.

(m) Except for routine examinations conducted by any Governmental Authority in the regular course of the Business, (i) since December 16, 2009, no Governmental Authority has initiated any Legal Proceeding relating to IFMI or any of the Involved Subsidiaries (other than CCCM) and no such Legal Proceeding is ongoing, unresolved or, to the knowledge of IFMI, threatened by any Governmental Authority, (ii) since December 16, 2009, neither IFMI nor any of the Involved Subsidiaries (other than CCCM) has received any notice or communication from any Governmental Authority (A) threatening to revoke or condition the continuation of any Permit, or (B) restricting or disqualifying its activities (except for restrictions generally imposed by Law on similarly regulated Persons generally), (iii) since September 2, 2010 and, to IFMI’s knowledge, from December 16, 2009 through September 2, 2010, no Governmental Authority has initiated any Legal Proceeding relating to CCCM and no such Legal Proceeding is ongoing, unresolved or, to the knowledge of IFMI, threatened by any Governmental Authority and (iv) since September 2, 2010 and, to IFMI’s knowledge, from December 16, 2009 through September 2, 2010, CCCM has not received any notice or communication from any Governmental Authority (A) of any unresolved violation or examination of CCCM, (B) threatening to revoke or condition the continuation of any Permit, or (C) restricting or disqualifying its activities (except for restrictions generally imposed by Law on similarly regulated Persons generally).

Section 3.7 Investment Matters.

(a) Schedule 2.6(a)(i) sets forth a true, complete and correct list of each of the CCCM Securities as of the date set forth on such schedule, including the then-current fair market value of such CCCM Securities.

(b) (i) CCCM has good and marketable title to the assets held by it (except for CCCM Securities sold under repurchase agreements) free and clear of all Liens, except for Permitted Liens, to the extent such assets are pledged in the ordinary course of business to secure obligations of IFMI or its Affiliates, and except for such defects in title or Liens that would not be material to CCCM taken as a whole and (ii) such assets are valued on the financial statements of IFMI Parent and its Subsidiaries in accordance with GAAP.

(c) (i) IFMI or one of the Involved Subsidiaries has (to the extent held by it), and immediately prior to the Interim Closing, CCCM will have, good and marketable title to the CCCM Securities (except for CCCM Securities sold under repurchase agreements) free and clear of all Liens, except to the extent such CCCM Securities are pledged in the ordinary course of business to secure obligations of IFMI or its Affiliates and except for such defects in title or Liens that would not be material to IFMI and the Involved Subsidiaries taken as a whole and (ii) such CCCM Securities are valued on the financial statements of IFMI Parent and its Subsidiaries in accordance with GAAP.

(d) (i) All Derivative Transactions with respect to CCCM Securities and Business Liabilities were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practices and applicable rules, regulations and policies of any Governmental Authority and other policies, practices and procedures employed by IFMI and the Involved Subsidiaries and with counterparties believed at the time to be financially responsible and are legal, valid and binding obligations of IFMI or one of the Involved Subsidiaries and immediately prior to the Closing, of CCCM, enforceable against it in accordance with their terms, except to the extent that the enforceability thereof may be limited by (x) applicable bankruptcy, insolvency or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (y) general principles of equity, including principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law), and are in full force and effect, (ii) IFMI and the Involved Subsidiaries have duly performed their respective obligations under the Derivative Transactions to the extent required, and (iii) to the knowledge of IFMI, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 3.8 Business Liabilities.

(a) The employment arrangements with Transferring Employees identified on Schedule 3.13(a) constitute the Assumed Contracts. Schedule 3.8(a)(i) sets forth, in reasonable detail, the Business Liabilities as of the date set forth on such schedule, including, if estimable, the reasonably estimated annual cost with respect to each Business Liability. Collectively,

Schedule 3.8(a)(i), Schedule 3.17(b), Schedule 5.6(d)(A), Schedule 5.6(d)(B) and the liabilities set forth on the balance sheet included in the CCCM Financial Statements constitute a complete and accurate list of the Business Liabilities and the Liabilities of the UK Business as of the date hereof or the date set forth on such schedule, as applicable, and there are no undisclosed Business Liabilities, Liabilities of the UK Business or Liabilities of CCCM as of such dates of any kind or nature whatsoever, whether known or unknown, accrued, contingent, absolute, determined or determinable, or whether otherwise due or to become due.

(b) Each Assumed Contract is a legal, valid and binding agreement of IFMI or the Involved Subsidiaries and, assuming the due authorization, execution and delivery by the other parties thereto, is in full force and effect, enforceable in accordance with its terms (subject, as to enforcement, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and general principles of equity, including principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law)). With respect to all Assumed Contracts, neither IFMI nor any of the Involved Subsidiaries or, to the knowledge of IFMI, any other party to any Assumed Contract is in breach thereof or default thereunder, and there does not, to the knowledge of IFMI, exist under any Assumed Contract any event which, with the giving of notice or the lapse of time, would constitute such a breach or default. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions (whether alone or in conjunction with any subsequent event), will (i) result in any increase in any payment becoming due under any of the Assumed Contracts or otherwise or (ii) give rise to a right of termination, cancellation, amendment, modification or abandonment under or accelerate any right or obligation under, any of the Assumed Contracts.

(c) There are no Liabilities of the Business or CCCM, other than the Business Liabilities, that will, or would reasonably be expected to, be imposed on the PrinceRidge Entities or any of their Subsidiaries arising out of the consummation of the Transactions that would not have been imposed had the Transactions not been consummated.

Section 3.9 Contributed Assets.

(a) Schedule 2.6(a)(i) sets forth a true, complete and correct list of each of the CCCM Securities as of the date set forth on such schedule, including the then-current fair market value of such CCCM Securities.

(b) As of the date hereof, the Contributed Assets, the Assumed Contracts and the CCCM Material Contracts, together with the assets, properties, rights and claims of CCCM, constitute all of the assets, properties, goodwill, rights and claims of IFMI and the Involved Subsidiaries used or held for use in the Business, other than certain furniture, fixtures and equipment, the transfer of which is to be determined at the Interim Closing by the parties hereto. The Contributed Assets are held by IFMI or the Involved Subsidiaries free and clear of all Liens except for Permitted Liens. Neither IFMI nor any of the Involved Subsidiaries are prohibited from contributing, transferring, assigning or delivering any of the Contributed Assets and upon such contribution, transfer, assignment or delivery, PrinceRidge shall have good and marketable fee simple or leasehold title, as the case may be, to such Contributed Assets (subject to Permitted Liens).

Section 3.10 No Legal Proceedings.

(a) Except as set forth on Schedule 3.10, there is no Legal Proceeding commenced by any Person or Governmental Authority, pending nor, to the knowledge of IFMI Parent, threatened, against or affecting the Contributed Assets, IFMI or any of its Subsidiaries that would (i) restrain, enjoin or otherwise prevent the consummation of the Transactions, (ii) as of the date hereof, reasonably be expected to result in damages in excess of Fifty Thousand Dollars ($50,000), (iii) impose any material non-monetary obligation on any of the Contributed Assets, IFMI Parent or any of its Subsidiaries after the Interim Closing Date or on the PrinceRidge Entities or any of their Subsidiaries after the Interim Closing Date, or (iv) otherwise have, or would reasonably be expected to have, individually or in the aggregate, an IFMI Material Adverse Effect. Except as set forth on Schedule 3.10, no Governmental Authority has made any inquiry of, formal or informal, or issued any subpoena to, IFMI or its Subsidiaries prior to the date hereof. There are no judgments, writs, orders or decrees of any Governmental Authority binding on, or, to the knowledge of IFMI, threatened to be imposed upon IFMI or any of the Involved Subsidiaries that would (i) be binding upon CCCM following consummation of the Transactions or (ii) individually or in the aggregate, reasonably be expected to have an IFMI Material Adverse Effect.

(b) None of CCCM nor any of the Contributed Assets are subject to (i) any Order mandating any conduct or prohibiting any conduct or (ii) subject to any commitment letter or similar undertaking executed in connection with such Order.

Section 3.11 Taxes. (a) IFMI has (as of the date hereof, and as of the Interim Closing Date, as applicable) timely filed, or caused to be timely filed, all Tax Returns required to be filed by it or any of the Involved Subsidiaries on or before the date hereof or the Interim Closing Date, respectively, under the Code or applicable state, local or foreign Tax Laws, and each such Tax Return when filed was true, correct and complete in all material respects, (b) IFMI and each of the Involved Subsidiaries has paid (or will pay) all material Taxes due for the periods covered by such Tax Returns whether or not shown as due on such Tax Returns and has made adequate provision in accordance with GAAP for any of those Taxes not yet due and payable, (c) no Tax Liens, other than Permitted Liens, are in effect or have been filed and no claims or adjustments are being asserted or threatened in writing with respect to any Taxes of IFMI or any of the Involved Subsidiaries, (d) neither IFMI nor any of the Involved Subsidiaries has received written notice of any Tax audit, inquiry or assessment which remains outstanding and which IFMI has not made available to the PrinceRidge Entities for review the portion of such notice relating to (and only to) the Contributed Assets or CCCM, (e) each of IFMI and the Involved Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, (f) there are no outstanding waivers or comparable Consents regarding the application of the statute of limitations with respect to any of those Taxes or Tax Returns of IFMI and the Involved Subsidiaries, nor any agreement to any extension of time with respect to any such Tax assessment or deficiency, (g) neither IFMI nor any of the Involved Subsidiaries has any Liability for any Taxes of any other Person as a transferee or successor, by contract or otherwise, and (h) IFMI is not a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations.

Section 3.12 Employee Benefits.

(a) Schedule 3.12 identifies each material IFMI Benefit Plan. IFMI has delivered or made available to the PrinceRidge Entities true and complete copies of each material IFMI Benefit Plan, current summary plan descriptions of each of the IFMI Benefit Plans, the most recent Form 5500 and related schedules for each IFMI Benefit Plan subject to ERISA’s reporting requirements, the most recent actuarial reports and audited financial statements, and the most recent IRS determination letter with respect to the qualified status of each of the IFMI Benefit Plans that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code. The IFMI Benefit Plans have been established and administered in all material respects in accordance with their terms and are in compliance in all material respects with the applicable Law, including ERISA and the Code. No IFMI Benefit Plan is subject to Title IV of ERISA and neither IFMI nor any ERISA Affiliate has any liability under any such IFMI Benefit Plan that remains unsatisfied. There is no pending or, to the knowledge of IFMI, threatened material Legal Proceeding relating to a IFMI Benefit Plan. Except as otherwise noted in Schedule 3.12, neither IFMI nor any of the Involved Subsidiaries have any obligations under any of the IFMI Benefit Plans or employment arrangements with Transferring Employees identified on Schedule 3.13(a) to provide death or medical benefits with respect to any of their equity holders or employees (or their spouses, beneficiaries or dependents) subsequent to the retirement or other termination of service of any such equity holder or employee, other than continuation coverage as described under Part 6 of Title I of ERISA. Neither the execution and delivery of this Agreement nor the consummation of the Transactions (whether alone or in conjunction with any subsequent event), will (i) result in any increase in compensation or any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former director, officer, partner, member, consultant or employee of any of IFMI or any of the Involved Subsidiaries under any of the IFMI Benefit Plans or otherwise, (ii) increase any benefits otherwise payable under any IFMI Benefit Plans, or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefit (whether through a grantor trust or otherwise). Except as set forth on Schedule 3.12, neither IFMI nor any of the Involved Subsidiaries maintain any IFMI Benefit Plan outside of the United States of America covering employees of IFMI or the Involved Subsidiaries with regard to the Business who are not citizens or residents of the United States of America. None of the IFMI Benefit Plans are maintained, contributed to, or sponsored by CCCM and CCCM has no liability or obligations with respect to any IFMI Benefit Plan.

(b) With respect to IFMI and each of the Involved Subsidiaries, each agreement, contract, plan or other arrangement that is or that forms a part of a non-qualified deferred compensation plan described in Section 409A and Section 457A of the Code, has been operated in good faith compliance with Section 409A and Section 457A and is in material compliance with Section 409A and Section 457A.

Section 3.13 Employment Matters.

(a) Schedule 3.13(a) sets forth a true, complete and correct list, accurate as of the date set forth thereon, of all individuals employed by, or engaged in the conduct of, the Business, including, with respect to each individual: (i) name; (ii) date of hire; (iii) current compensation (including salaries/draws and bonus opportunity); (iv) compensation for which the individual would be entitled upon termination; (v) employment status (i.e., active, disabled, in good standing, on authorized leave and reason therefor); (vi) department; (vii) title; (viii) location; (ix) CRD number; (x) supervisor; (xi) registrations held; (xii) all Contracts to which any individual employed by, or engaged in the conduct of the Business is party; (xiii) the aggregate revenues attributed to such individual during the last fiscal year; and (xiv) whether full-time, part-time or per-diem. Each such individual is employed or engaged in the conduct of the Business by IFMI or one of the Involved Subsidiaries as of the date hereof.

(b) Also set forth on Schedule 3.13(a) is a true, complete and correct list, accurate as of the date set forth thereon, of each individual to whom IFMI or one of the Involved Subsidiaries has provided an offer of employment, including, with respect to each individual (i) name; (ii) proposed compensation; and (iii) proposed department, title and supervisor. Schedule 3.13 (a) shall be updated by IFMI as of the Interim Closing Date and delivered to PrinceRidge.

(c) Neither IFMI nor any of the Involved Subsidiaries is a party to or bound by a collective bargaining agreement, or any other agreement with a labor union or guild.

Section 3.14 Real Property. Schedule 3.14 sets forth a true, complete and correct list, accurate as of the date hereof, of all leases, subleases, licenses and other Contracts, whether written or oral, whereby IFMI or any of its Affiliates uses or occupies, or has the right to use or occupy, any real property in connection with the conduct of the Business, other than the Excluded Properties (the “IFMI Real Property Leases” and such real property, whether included, or required to be included, on Schedule 3.14, the “IFMI Leased Real Property”). For each Leased Real Property, Schedule 3.14 sets forth (i) the address of such property, where available, and where not available, such other customary identification of the location of such property, (ii) the identity of the lessor and lessee, sublessor and sublessee, licensor and licensee, or vendor and vendee, as the case may be, with respect to such property and the related IFMI Real Property Lease(s), and (iii) the current annual rent and term under the related IFMI Real Property Lease(s). Other than as set forth on Schedule 3.14¸ and other than the Excluded Properties, neither IFMI nor any of its Affiliates has any other interest in any IFMI Leased Real Property used in connection with the conduct of the Business. IFMI has delivered to the PrinceRidge Entities, prior to the date hereof, copies of all IFMI Real Property Leases set forth on Schedule 3.14 (including all written modifications, amendments, supplements, extensions, assignments or subleases, waivers, side letters and any notices of any uncured default related thereto in the possession or control of IFMI or the Involved Subsidiaries), which are true, complete and correct in all material respects of the date of this Agreement. CCCM has not owned, and does not currently own, any real property used in connection with the conduct of the Business. Except as set forth in Schedule 3.14, as of the Interim Closing Date, CCCM does not own or lease, and to the knowledge of IFMI, nor has it ever owned or leased, real property that is the subject of any claim or where there exist conditions that are reasonably likely to result in liability under environmental health or safety laws, that individually or in the aggregate would reasonably be expected to have an IFMI Material Adverse Effect.

Section 3.15 Certain Business Practices. Neither IFMI Parent nor any of its Subsidiaries, nor any of their respective partners, members, shareholders, directors, officers, employees, agents or other representatives has (i) used any funds for unlawful contributions, gifts, entertainment or other expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, (iii) made any payment in the nature of criminal bribery, (iv) provided any remuneration or received any remuneration in violation of 42 U.S.C. Section 1320a(b), the federal anti-kickback statute or any similar Law, or (v) participated in providing financial or reimbursement information to a client that was both reported to government agencies for reimbursement and untrue or misleading, in violation of any federal “False Claims Act” or any similar Law.

Section 3.16 IFMI Financial Statements.

(a) IFMI Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by IFMI Parent with the SEC under the Exchange Act or the Securities Act since December 16, 2009 (the forms, statements, reports and documents filed or furnished since such date, including those filed or furnished between the date hereof and the Interim Closing Date, and including any amendments thereto, the “SEC Reports”). Each of the SEC Reports, at the time of its filing or being furnished complied or will comply in all material respects with the applicable requirements of the Exchange Act, the Securities Act, and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the SEC Reports did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Each of (i) the audited consolidated balance sheets included in the SEC Reports (including the related notes and schedules) was prepared in accordance with GAAP applied on a consistent basis as at the date thereof and fairly present the consolidated financial position of IFMI Parent and its Subsidiaries at the respective dates thereof and (ii) the related consolidated statements of earnings, cash flows and stockholders’ equity included in the SEC Reports (including the related notes and schedules) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered and fairly present the results of operations and cash flows of IFMI Parent and its Subsidiaries for the periods indicated (subject, in the case of each of clause (i) and (ii) to normal and/or recurring year-end adjustments and the absence of full footnotes disclosure in the case of unaudited financial statements) (collectively, the “IFMI Parent Financial Statements”).

(c) IFMI has delivered to the PrinceRidge Entities: (i) the audited statement of financial condition of CCCM, as of December 31, 2010 and December 31, 2009 and the related audited consolidated statements of operations, cash flows and members’ equity for the period then ended, including the related reports of the independent auditor reviewing such financial statements, and (ii) within ten (10) Business Days following the date hereof, IFMI shall deliver the unaudited statement of financial condition of CCCM, as of March 31, 2011 and the related unaudited consolidated statements of operations, cash flows, and members’ equity for the quarter then ended (collectively, the “CCCM Financial Statements”). Each of (x) the statements of financial condition included in the CCCM Financial Statements was, and the unaudited balance sheet of CCCM as at each month end prior to the Interim Closing (as delivered to PrinceRidge pursuant to the second sentence of Section 5.7(a)) shall be, prepared in accordance with GAAP applied on a consistent basis as at the date thereof and fairly present the financial position of CCCM at the respective dates thereof and (y) the related statements of operations, cash flows and members’ equity were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered for the periods indicated (subject, in the case of each of clause (x) and (y) to normal and/or recurring year-end adjustments and the absence of full footnotes disclosure in the case of unaudited financial statements) (the CCCM Financial Statements together with the IFMI Parent Financial Statements are collectively, the “IFMI Financial Statements”).

(d) Except for (i) liabilities which arose in the ordinary course of business after December 31, 2010; (ii) liabilities, including reserves, which are reflected or reserved against on the balance sheet as of December 31, 2010 included in the IFMI Parent Financial Statements; and (iii) liabilities set forth in Schedule 3.16(d) hereto, IFMI and the Involved Subsidiaries do not have any Liabilities or obligations of any kind or nature whatsoever, whether known or unknown, accrued, contingent, absolute, determined or determinable, or whether otherwise due or to become due.

Section 3.17 Contracts.

(a) Except for (i) Contracts that contain customary arms-length terms, (ii) Contracts in respect of services and products that are to be continued or provided pursuant to this Agreement, (iii) the Constituent Documents of CCCM, and (iv) as set forth on Schedule 3.17(a), CCCM is not a party to any Contract or arrangement with IFMI or any Affiliate of IFMI.

(b) Schedule 3.17(b) lists all Contracts, other than employment-related Contracts and the Contracts listed on Schedule 3.8(a)(i), material to either (A) CCCM or (B) the conduct of the Business (collectively, the “CCCM Material Contracts”), including but not limited to:

(i) any Contracts entered into by CCCM outside the ordinary course of business;

(ii) any Contract under which (A) any Person has directly or indirectly guaranteed or assumed Indebtedness, Liabilities or obligations of CCCM or (B) CCCM has indirectly guaranteed or assumed Indebtedness, Liabilities or obligations of any Person (including itself and any other Subsidiary of IFMI Parent), in each case in excess of $350,000 individually or $750,000 in the aggregate;

(iii) any Contract providing for the indemnification by CCCM of any Person (other than directors, managers and officers of a PrinceRidge Entity or any of its Subsidiaries) with respect to Liabilities, whether absolute, accrued, contingent or otherwise, that would reasonably be expected to be material to CCCM;

(iv) any Contract that obligates CCCM to pay an amount in excess of $350,000 in any twelve (12) month period;

(v) any Contract for the provision of services by CCCM with an annual value in excess of $250,000;

(vi) any Contract under which any obligations are triggered upon a change in control of CCCM;

(vii) any Contract that requires CCCM to share fees or other payments, waive fees or other payments, share expenses, reimburse or assume any fees or expenses, pay any earn-out or similar contingent obligation, or reimburse or refund any fees under a “clawback” provision;

(viii) other than as contemplated by this Agreement, any Contract for the future acquisition or disposition of any assets or properties that are, in the aggregate, material to the Business;

(ix) any other Contract, arrangement or commitment material to CCCM or the Business of a type that is not referred to in clauses (i) through (viii).

(c) Each CCCM Material Contract is a legal, valid and binding obligation of IFMI or one of the Involved Subsidiaries, as applicable, and is in full force and effect and enforceable against IFMI or one of the Involved Subsidiaries, as applicable, and, to the knowledge of IFMI, the counterparty or counterparties thereto, in each case in accordance with its terms. True, complete and correct copies of all CCCM Material Contracts have been made available to the PrinceRidge Entities by IFMI. Neither IFMI nor any of the Involved Subsidiaries, nor, to the knowledge of IFMI, the counterparty or counterparties thereto, is in breach of any provision of any CCCM Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions (whether alone or in conjunction with any subsequent event), will (i) result in any decrease in any payment becoming due under any of the CCCM Material Contracts or otherwise or (ii) give rise to a right of termination, cancellation, modification, amendment or abandonment under or accelerate any right or obligation under, any of CCCM Material Contracts.

Section 3.18 No Other Agreements. IFMI has delivered a copy of the CMBS LOI to the PrinceRidge Entities and there are no other Contracts relating to the CMBS LOI, or the transactions contemplated thereby, other than the CMBS LOI itself.

Section 3.19 Insurance. CCCM is a named insured on the material insurance policies maintained by IFMI. Schedule 3.19 sets forth the material insurance policies maintained by IFMI on which CCCM is a named insured, together with the amount of coverage for each policy, the premium due dates and the dates of last payment, and indicates which of such insurance policies are claims made policies and which of such policies are occurrence-based policies. To the knowledge of IFMI, the insurance policies maintained by it provide insurance in such amounts and against such risks and losses as are generally maintained with respect to comparable companies and properties. All insurance policies maintained by IFMI are in full force and effect (with respect to the applicable coverage periods), and IFMI is not in default in any material respect of any of its obligations under any of such insurance policies. Except as set forth on Schedule 3.19, there are no outstanding claims against the insurance policies of IFMI and the Involved Subsidiaries with regard to the Contributed Assets or the Business Liabilities or otherwise affecting the Business.

Section 3.20 Intellectual Property.

(a) Schedule 3.20 (a) sets forth, as of the date hereof, a complete list of all material Intellectual Property owned or licensed by IFMI and the Involved Subsidiaries, and identifies which of such Intellectual Property is the subject of an application or registration. To the knowledge of IFMI, neither IFMI nor any of the Involved Subsidiaries is in breach of any agreement to which IFMI or any of the Involved Subsidiaries is a party governing the provision or use of such Intellectual Property.

(b) Except as set forth in Schedule 3.20 (b), there is no litigation pending or, to the knowledge of IFMI, threatened against IFMI or any of the Involved Subsidiaries that involves a claim (i) alleging that the operation of the Business infringes, misappropriates, dilutes or otherwise violates a third party’s Intellectual Property rights or (ii) challenging the ownership, use, validity, enforceability or registrability of any Intellectual Property owned or leased by IFMI or the Involved Subsidiaries with regard to the Business. To the knowledge of IFMI, the Business as currently conducted does not infringe, misappropriate, or otherwise violate any third party’s Intellectual Property rights. Neither IFMI nor any of the Involved Subsidiaries has brought or threatened a claim against any third party (A) alleging infringement, misappropriation, dilution or other violation of any Intellectual Property owned by IFMI or any of the Involved Subsidiaries or (B) challenging any such third party’s ownership or use of or the validity, enforceability or registrability of, such third party’s Intellectual Property, and, to the knowledge of IFMI, there is no basis for a claim regarding any of the foregoing with regard to the Business.

Section 3.21 No Brokers. No broker, finder or similar intermediary is acting, or has acted, for, or on behalf of, IFMI Parent or any of its Subsidiaries in connection with this Agreement or the Transactions, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with IFMI Parent or any of its Subsidiaries or any action taken by IFMI Parent or any of its Subsidiaries.

Section 3.22 Acknowledgements. IFMI acknowledges and agrees that each PrinceRidge Entity has not made and is not making any representations or warranties, express or implied, in respect of such PrinceRidge Entity and its Affiliates or its business, assets or properties, except for those representations and warranties set forth in Article 4 hereof (in each case, as modified by the PrinceRidge Disclosure Schedule) and except as set forth in the Ancillary Agreements to which such PrinceRidge Entity is a party or contained in any certificate delivered by the PrinceRidge Entities in connection with the Interim Closing under this Agreement.

Section 3.23 Capitalization.

(a) Schedule 3.23(a) sets forth a true, complete and correct list of the authorized, issued and outstanding Equity Interests in CCCM (the “CCCM Equity Interests”), including each Person that owns, beneficially or of record, any CCCM Equity Interests as of the date hereof. Except as set forth on Schedule 3.23(a), the outstanding CCCM Equity Interests are owned by a wholly owned Subsidiary of IFMI, free and clear of all Liens, and are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or other similar rights. CCCM is not subject to any obligation or requirement to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any entity or any other person. After giving effect to the Contribution and immediately after the Interim Closing, PrinceRidge will acquire good, valid and marketable title to CCCM Equity Interests, free and clear of all Liens.

(b) Other than the CCCM Securities, there is no corporation, partnership, limited liability company, joint venture, business, trust or other Person in which CCCM owns, directly or indirectly, any equity or other interest of any kind.

(c) Other than as set forth in the Constituent Documents of IFMI Parent or its Affiliates or on Schedule 3.23(c), neither IFMI nor any of the Involved Subsidiaries has nor is any bound by any outstanding subscriptions, options, warrants, calls, puts, commitments, phantom equity rights, equity appreciation rights or Contracts calling for the purchase or issuance of any CCCM Equity Interests or representing the right to purchase or otherwise receive any CCCM Equity Interests or relating to the allocation of earnings of CCCM to which such CCCM Equity Interests are entitled.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PRINCERIDGE ENTITIES

Except as set forth in the correspondingly numbered section of the disclosure schedule (the “PrinceRidge Disclosure Schedule”) delivered by the PrinceRidge Entities to IFMI prior to the execution of this Agreement, each of the PrinceRidge Entities represents and warrants as of the date hereof and, except to the extent that specific representations and warranties by their terms speak specifically as of the date hereof or as of an earlier date, as of the Interim Closing Date to IFMI as follows:

Section 4.1 Organization and Qualification. Each PrinceRidge Entity and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, with all requisite power and authority required to conduct its business as currently conducted. Each PrinceRidge Entity and each of its Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction where the ownership or operation of its assets and properties or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a PrinceRidge Material Adverse Effect. Each PrinceRidge Entity and each of its Subsidiaries has the requisite power and authority to own and conduct its business as currently conducted.

Section 4.2 Authorization. The execution and delivery by each PrinceRidge Entity of this Agreement and the Ancillary Agreements to which it is a party, the consummation of the Transactions to which it is a party and the performance by each PrinceRidge Entity of its obligations hereunder and thereunder are within each PrinceRidge Entity’s powers, and have been duly authorized by all necessary action, and no other proceedings on the part of any PrinceRidge Entity or any of its Affiliates are necessary to approve this Agreement or to consummate the Transactions. This Agreement and each of the Ancillary Agreements to which a PrinceRidge Entity is a party has been duly executed and delivered by the applicable PrinceRidge Entity and (assuming the due authorization, execution and delivery by the other non-PrinceRidge Entity parties hereto and thereto) constitutes a legal, valid and binding agreement of such PrinceRidge Entity enforceable against such PrinceRidge Entity in accordance with its terms, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (b) general principles of equity, including principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

Section 4.3 Non-Contravention; Approvals. The execution and delivery by each PrinceRidge Entity of this Agreement and the Ancillary Agreements to which it is a party, the consummation by each PrinceRidge Entity of the Transactions to which it is a party and the performance by each PrinceRidge Entity of its obligations hereunder and thereunder (a) do not and will not result in any violation of any Constituent Documents of a PrinceRidge Entity or any of its Affiliates, (b) do not in any material respect violate any applicable Laws of any Governmental Authority to which a PrinceRidge Entity or any of its Affiliates is subject or by which any substantial part of the properties or assets of a PrinceRidge Entity or any of its Affiliates is bound, (c) do not in any material respect violate any Order binding on a PrinceRidge Entity or any of its Affiliates or any substantial part of the properties or assets of a PrinceRidge Entity or any of its Affiliates, and (d) except as set forth on Schedule 4.3, do not otherwise require any (x) Governmental Approvals or (y) Third Party Consents to be obtained by a PrinceRidge Entity or any of its Affiliates.

Section 4.4 Absence of Certain Changes or Events. Except as set forth on Schedule 4.4, and except with respect to any actions as provided to be taken hereunder or in connection herewith, since December 31, 2010 to the date hereof, each PrinceRidge Entity and each of its Subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not been: (a) any change, occurrence, development, event or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a PrinceRidge Material Adverse Effect; (b) any material change in any accounting methods, principles or practices; (c) any material change in, or adoption of any new and material, tax accounting principle, method of tax accounting or tax election; (d) any incurrence, assumption or guarantee of any material indebtedness for borrowed money; (e) any creation or assumption of any Lien on any assets (other than any Permitted Liens); (f) any making of any material loan, advance or capital contribution to, or investment in any Person (excluding customary loans and advances to employees in amounts immaterial to the maker of such loan or advance or such payments as made in the ordinary course of business); (g) any damage, destruction or other casualty loss (whether or not covered by insurance) materially affecting the respective business of any PrinceRidge Entity or its Subsidiaries; (h) any (i) material employment, consulting, partnership, deferred compensation, severance or retirement agreement entered into with any director, officer, consultant, independent contractor, member, partner, stockholder or employee of any PrinceRidge Entity or any of its Subsidiaries, (ii) grant of any material severance or termination pay to any director, officer, consultant, partner, independent contractor, stockholder, member or employee of any PrinceRidge Entity or any of its Subsidiaries, or (iii) material change in compensation or any benefits payable under any PrinceRidge Benefit Plan payable to any director, officer, consultant or employee of any PrinceRidge Entity or any of its Subsidiaries; (j) any setting aside or payment of any material amount by any PrinceRidge Entity or any of its Subsidiaries to, or entering into any material Contracts with any Subsidiary of any PrinceRidge Entity or any of its Subsidiaries, to the extent not otherwise disclosed hereunder; (k) the (i) commencement of or (ii) the release, assignment, settlement or compromise of any material Legal Proceeding affecting any PrinceRidge Entity or any of its Subsidiaries; (l) any amendment, suspension, cancellation, revocation, termination of, or any material breach or default under, any Permits of any PrinceRidge Entity or any of its Subsidiaries; (m) any material change in the practices, policies or procedures that any PrinceRidge Entity or any of its Subsidiaries has used in connection with paying its accounts payable or collecting its accounts receivable; or (n) any agreement to take or commitment to take any of the foregoing actions.

Section 4.5 Compliance with Laws.

(a) Except as set forth on Schedule 4.5, each PrinceRidge Entity and each of its Subsidiaries has been, since inception, in compliance, in all material respects, with all material Laws applicable to it, its business and its employees.

(b) Except as set forth on Schedule 4.5, no PrinceRidge Entity nor any of their Subsidiaries has received any written or oral notification from any Governmental Authority or the staff thereof (i) asserting that a PrinceRidge Entity or any of its Subsidiaries is not in compliance with any applicable Laws which such Governmental Authority enforces, including any deficiency letter, (ii) threatening to revoke any Permits or Orders of a PrinceRidge Entity or its Subsidiaries or (iii) requiring a PrinceRidge Entity or its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive or memorandum of understanding, or (y) to adopt any resolution or similar undertaking, which in each case restricts in any material respect the conduct of the business of a PrinceRidge Entity or its Subsidiaries, or in any manner relates to the capital adequacy, credit or reserve policies, management, or making of distributions by a PrinceRidge Entity or any of its Subsidiaries. To the knowledge of the PrinceRidge Entities, none of the officers of any PrinceRidge Entity or their Subsidiaries or any of their respective employees is, or since January 28, 2008 has been, subject to any disciplinary or other material regulatory compliance action or complaint by a Governmental Authority.

(c) Except as set forth on Schedule 4.5, each PrinceRidge Entity and each of its Subsidiaries has and has maintained all material policies and procedures required of it and of its respective business by applicable Law, and such policies and procedures are designed to ensure compliance with, applicable Laws.

(d) The PrinceRidge Entities and each of their Subsidiaries are in possession of and are in compliance with all material Permits necessary for the conduct of their respective businesses as presently conducted, (ii) to the knowledge of the PrinceRidge Entities, there is no PrinceRidge Entity or Subsidiary that is not so in possession of such Permits and (iii) each of the PrinceRidge Subsidiaries has substantially fulfilled and performed its obligations under each of the Permits in all material respects and no suspension or cancellation of any Permits is pending or, to the knowledge of the PrinceRidge Entities, threatened and each of the Permits is valid, subsisting and in full force and effect, except where (A) the failure to fulfill or perform any obligation under any Permit or (B) any pending or threatened suspension or cancellation of any Permit would not, individually or in the aggregate, reasonably be expected to materially adversely affect the conduct of the respective business of the PrinceRidge Entities or their Subsidiaries, result in the imposition of a material liability on either of the PrinceRidge Entities or their Subsidiaries or prevent or materially delay the consummation by either of the PrinceRidge Entities or their Subsidiaries of the Transactions.

Section 4.6 Broker-Dealer Matters.

(a) Schedule 4.6(a) sets forth an organizational chart by employee, including the current licenses and registrations, CRD Number, title and supervisor for each employee of the PrinceRidge Entities and their Subsidiaries that are related to the activities of PrinceRidge Group and each PrinceRidge Entity and each of its Subsidiaries and each of their respective Representatives that are required to be registered, licensed or qualified as (i) a broker-dealer, investment adviser, futures commission merchant, commodities trading adviser or commodity pool operator or (ii) a registered principal, registered representative, investment adviser representative, insurance agent, salesperson or in any other capacity, with the SEC, FINRA, or any securities or insurance commission or other Governmental Authority are duly registered as such and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law. Each PrinceRidge Entity and its Subsidiaries and each of their respective Representatives are in compliance with all applicable U.S. federal, state and foreign laws requiring any such registration, licensing or qualification, and are not subject to any Liability by reason of the failure to be so registered, licensed or qualified. There is no Legal Proceeding pending, or to the knowledge of either PrinceRidge Entity, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registration, license or qualification applicable to such PrinceRidge Entity and each of its Subsidiaries.

(b) With respect to each PrinceRidge Entity and each of its Subsidiaries and each of their respective Representatives that acts as a broker or dealer within the meaning of the Exchange Act, (i) none of the PrinceRidge Entities, its Subsidiaries or any of their respective Representatives is (taking into account any applicable exemption) ineligible pursuant to Section 15(b)(4) of the Exchange Act to act as a broker or dealer, (ii) no “person associated” (as defined in Section 3(a)(18) of the Exchange Act) with such Person is (taking into account any applicable exemption) ineligible under Section 15(b)(6) of the Exchange Act to serve as a “person associated” with a broker or dealer, and (iii) there is no Legal Proceeding pending and served on any PrinceRidge Entity or any of its Subsidiaries or any of their respective Representatives or, to the knowledge of any PrinceRidge Entity, pending and not so served or, to the knowledge of any PrinceRidge Entity, threatened against any PrinceRidge Entity or its Subsidiaries by any

Governmental Authority which would result in (A) the inability under such Section 15(b)(4) of such Person to act as a broker or dealer or (B) the ineligibility under such Section 15(b)(6) of such “person associated” with such person to serve as a “person associated” with a broker or dealer.

(c) Each PrinceRidge Entity and each of its Subsidiaries and each of their respective Representatives, and, to the knowledge of any PrinceRidge Entity, its solicitors, third party administrators, managers, brokers and distributors, have marketed, sold and issued investment products and securities in material compliance with all applicable Laws governing sales processes and practices, including any applicable requirements relating to private placements of securities.

(d) The PrinceRidge Entities have made available to IFMI true, complete and correct copies of the current Uniform Application for Broker-Dealer Registration on Form BD for the PrinceRidge Group, which reflects all required disclosures as of the date hereof and is in compliance with applicable Law, its FINRA Membership Agreement, including any amendments thereto and any other membership agreement between the PrinceRidge Group or any of its Subsidiaries and a Governmental Authority. The capital calculations and FOCUS Reports submitted to FINRA by the PrinceRidge Entities or any of their Subsidiaries prior to the Interim Closing were, as amended, or will be when submitted, in all material respects properly prepared and accurately reflective of the relevant information about PrinceRidge Group and any applicable PrinceRidge Entity or its Subsidiaries.

(e) No PrinceRidge Entity nor any of their Subsidiaries serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act. No PrinceRidge Entity nor any of their Subsidiaries acts as an investment adviser within the meaning of the Advisers Act. No PrinceRidge Entity nor any of their Subsidiaries is authorized by the FSA.

(f) Except as set forth on Schedule 4.6(f) and except for routine examinations conducted by any Governmental Authority in the regular course of the Business, since January 28, 2008, (i) no Governmental Authority has initiated any Legal Proceeding relating to either PrinceRidge Entity or its Subsidiaries and no such Legal Proceeding is ongoing, unresolved or, to the knowledge of the PrinceRidge Entities, threatened by any Governmental Authority and (ii) neither PrinceRidge Entity nor its Subsidiaries has received any notice or communication from any Governmental Authority (A) of any unresolved violation or examination of such PrinceRidge Entity or Subsidiary, (B) threatening to revoke or condition the continuation of any Permit or (C) restricting or disqualifying its activities (except for restrictions generally imposed by Law on similarly regulated Persons generally).

(g) No PrinceRidge Entity nor any of their Subsidiaries is subject to or bound by any Laws, other than Laws imposed on similarly situated broker-dealers.

(h) Schedule 4.6(h) sets forth a complete list of all securities exchanges, commodities exchanges, clearing corporations and similar organizations in which a PrinceRidge or any of their Subsidiaries holds memberships or has been granted trading privileges by Contract or otherwise.

(i) PrinceRidge has implemented one or more formal codes of ethics, insider trading policies, personal trading policies and other policies as may be required by applicable Law for itself and its Subsidiaries, and a complete and correct copy of each such policy has been made available to IFMI. Such codes of ethics, insider trading policies, personal trading policies and other policies comply in all material respects with applicable Law. The policies of PrinceRidge respecting the avoidance of conflicts of interest are as set forth in the most recent policy manuals of PrinceRidge, which have been made available to IFMI. To the knowledge of the PrinceRidge Entities, since January 28, 2008, there have been no violations by any officer or investment professional of any PrinceRidge Entity or any of their Subsidiaries of such code of ethics, insider trading policy and personal trading policies.

(j) The PrinceRidge Entities and their Subsidiaries have complied in all material respects with applicable Laws regarding the privacy of clients of the PrinceRidge Entities and their Subsidiaries and have established and complied in all material respects with policies and procedures in this regard reasonably designed to ensure compliance with applicable Laws.

(k) PrinceRidge has, to the extent required by applicable Law, a written anti-money laundering program and a written customer identification program in compliance with applicable Law, the PrinceRidge Entities and their Subsidiaries have complied with the terms of such program in all material respects.

Section 4.7 Investment Matters.

(a) (i) A PrinceRidge Entity or one of its Affiliates has good and marketable title to the PrinceRidge Securities held by it (except for any PrinceRidge Securities sold under repurchase agreements) free and clear of all Liens, except to the extent such PrinceRidge Securities are pledged in the ordinary course of business to secure obligations of a PrinceRidge Entity or its Affiliates and except for such defects in title or Liens that would not be material to a PrinceRidge Entity and its Affiliates taken as a whole and (ii) such PrinceRidge Securities are valued on the financial statements of the applicable PrinceRidge Entity or its Affiliate in accordance with GAAP.

(b) (i) All Derivative Transactions with respect to the PrinceRidge Securities were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practices and applicable rules, regulations and policies of any Governmental Authority and other policies, practices and procedures employed by a PrinceRidge Entity and its Affiliates and with counterparties believed at the time to be financially responsible and are legal, valid and binding obligations of a PrinceRidge Entity or one of its Affiliates enforceable against it in accordance with their terms, except to the extent that the enforceability thereof may be limited by (x) applicable bankruptcy, insolvency or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (y) general principles of equity, including principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law), and are in full force and effect, (ii) each PrinceRidge Entity and its Affiliates have duly performed their respective obligations under the Derivative Transactions to the extent required, and (iii) to the knowledge of the PrinceRidge Entities, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 4.8 Capitalization.

(a) Schedule 4.8(a) sets forth a true, complete and correct list of the authorized, issued and outstanding Equity Interests in each PrinceRidge Entity, including each Person that owns, beneficially or of record, any Equity Interests in such PrinceRidge Entity as of the date hereof. The outstanding Equity Interests in each PrinceRidge Entity have been duly authorized and validly issued and are fully paid and non-assessable, and have not been issued in violation of any preemptive or other similar rights. Immediately after the Interim Closing, (i) IFMI shall acquire the IFMI Equity Interests in PrinceRidge and PrinceRidge GP in accordance with Article 2, and (ii) such IFMI Equity Interests have all the rights and privileges set forth with respect thereto in the Constituent Documents of the applicable PrinceRidge Entity, as amended and restated pursuant to this Agreement.

(b) Schedule 4.8(b) lists the capitalization of each direct and indirect Subsidiary of each PrinceRidge Entity, including each Person that owns, beneficially or of record, any Equity Interests in such Subsidiary. All the outstanding Equity Interests of such Subsidiaries are owned by either a PrinceRidge Entity, by the PrinceRidge Entities, by a wholly owned Subsidiary of a PrinceRidge Entity or by the PrinceRidge Entities and another wholly owned Subsidiary of the PrinceRidge Entities, free and clear of all Liens, and are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or other similar rights. Except for the Equity Interests of the Subsidiaries of a PrinceRidge Entity, neither of the PrinceRidge Entities nor any of their Subsidiaries own, directly or indirectly, any Equity Interests in any Person. Neither of the PrinceRidge Entities nor any of their Subsidiaries is subject to any obligation or requirement to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any entity or any other Person.

(c) Other than as set forth in the Constituent Documents of a PrinceRidge Entity or its Subsidiaries, as amended and restated pursuant to this Agreement, or on Schedule 4.8(c), no PrinceRidge Entity nor its Subsidiaries have nor is any bound by any outstanding subscriptions, options, warrants, calls, puts, commitments, phantom equity rights, equity appreciation rights or Contracts calling for the purchase or issuance of any Equity Interests in a PrinceRidge Entity or its Subsidiaries or representing the right to purchase or otherwise receive any Equity Interests in any PrinceRidge Entity or its Subsidiaries or relating to the allocation of earnings of any PrinceRidge Entity or its Subsidiaries to which such Equity Interests are entitled.

(d) Other than the PrinceRidge Securities and the Subsidiaries of the PrinceRidge Entities, there is no corporation, partnership, limited liability company, joint venture, business, trust or other Person in which either PrinceRidge Entity or any of its or their Subsidiaries owns, directly or indirectly, any equity or other interest of any kind.

Section 4.9 Title to Assets. All of the assets and properties of each PrinceRidge Entity and each of its Subsidiaries are held by each such entity free and clear of all Liens except for Permitted Liens.

Section 4.10 No Legal Proceedings.

(a) Except as set forth on Schedule 4.10, there is no Legal Proceeding commenced by any Person or Governmental Authority, pending nor, to the knowledge of the PrinceRidge Entities, threatened, against or affecting any PrinceRidge Entity or any of its Subsidiaries that would (i) restrain, enjoin or otherwise prevent the consummation of the Transactions, (ii) as of the date hereof, would reasonably be expected to result in damages in excess of $50,000, (iii) impose any material non-monetary obligation on any PrinceRidge Entity or its Subsidiaries after the Interim Closing Date or on IFMI or any of its Subsidiaries after the Interim Closing Date, or (iv) otherwise have or would reasonably be expected to have, individually or in the aggregate, a PrinceRidge Material Adverse Effect. No Governmental Authority has made any inquiry of, formal or informal, or issued any subpoena to, any PrinceRidge Entity or its Subsidiaries prior to the date hereof. There are no judgments, writs, orders or decrees of any Governmental Authority binding on, or, to the knowledge of the PrinceRidge Entities, threatened to be imposed upon either PrinceRidge Entity or any of its Subsidiaries that would (i) be binding upon either PrinceRidge Entity or any of its Subsidiaries following consummation of the Transactions or (ii) individually or in the aggregate, reasonably be expected to have a PrinceRidge Material Adverse Effect.

(b) No PrinceRidge Entity is subject to (i) any Order mandating any conduct or prohibiting any conduct or (ii) subject to any commitment letter or similar undertaking executed in connection with such Order.

Section 4.11 Taxes. Except as set forth on Schedule 4.11, (a) each PrinceRidge Entity has (as of the date hereof, and as of the Interim Closing Date, as applicable) timely filed, or caused to be timely filed, all Tax Returns required to be filed by it or any of its Subsidiaries on or before the date hereof or the Interim Closing Date, respectively, under the Code or applicable state, local or foreign Tax Laws and each such Tax Return when filed was true, correct and complete in all material respects, (b) each PrinceRidge Entity and each of its Subsidiaries has paid (or will pay) all material Taxes due for the periods covered by such Tax Returns whether or not shown as due on such Tax Returns and has made adequate provision in accordance with GAAP for any of those Taxes not yet due and payable (c) no Tax Liens, other than Permitted Liens, are in effect or have been filed and no claims or adjustments are being asserted or threatened in writing with respect to any Taxes of any PrinceRidge Entity or any of its Subsidiaries, (d) neither any PrinceRidge Entity nor any of its Subsidiaries has received written notice of any Tax audit, inquiry or assessment which remains outstanding and which the applicable PrinceRidge Entity has not made available to IFMI for review, (e) each PrinceRidge Entity and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, (f) there are no outstanding waivers or comparable Consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of any PrinceRidge Entity or of any Subsidiary of any PrinceRidge Entity, nor any agreement to any extension of time with respect to any such Tax assessment or deficiency, (g) neither any PrinceRidge Entity nor any Subsidiary if any PrinceRidge Entity has any Liability for any Taxes of any other Person as a transferee or successor, by contract or otherwise, and (h) no PrinceRidge Entity, nor any of its Subsidiaries, is a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations.

Section 4.12 Employee Benefits.

(a) Schedule 4.12(a) identifies each material PrinceRidge Benefit Plan. The PrinceRidge Entities have delivered or made available to IFMI true and complete copies of the current summary plan descriptions of each of the PrinceRidge Benefit Plans. The PrinceRidge Benefit Plans have been established and administered in all material respects in accordance with their terms and are in compliance in all material respects with the applicable Law, including ERISA and the Code. No PrinceRidge Benefit Plan is subject to Title IV of ERISA and neither PrinceRidge nor any ERISA Affiliate has any liability under any such PrinceRidge Benefit Plan that remains unsatisfied. There is no pending or, to the knowledge of PrinceRidge or its Subsidiaries threatened material Legal Proceeding relating to a PrinceRidge Benefit Plan. Except as otherwise noted in Schedule 4.12(a), neither PrinceRidge nor its Subsidiaries have any obligations under any of the PrinceRidge Benefit Plans, or employment agreements to provide death or medical benefits with respect to any of their equity holders or employees (or their spouses, beneficiaries or dependents) subsequent to the retirement or other termination of service of any such equity holder or employee, other than continuation coverage as described under Part 6 of Title I of ERISA. Neither the execution and delivery of this Agreement nor the consummation of the Transactions (whether alone or in conjunction with any subsequent event), will (i) result in any increase in compensation or any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former director, officer, partner, member, consultant or employee of any of PrinceRidge or any of its Subsidiaries under any of the PrinceRidge Benefit Plans or otherwise, (ii) increase any benefits otherwise payable under any PrinceRidge Benefit Plans, or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefit (whether through a grantor trust or otherwise). Neither PrinceRidge nor any of its Subsidiaries maintain any PrinceRidge Benefit Plan outside of the United States of America covering employees who are not citizens or residents of the United States of America.

(b) With respect to PrinceRidge and each of its Affiliates, each agreement, contract, plan or other arrangement that is or that forms a part of a non-qualified deferred compensation plan described in Section 409A and Section 457A of the Code, has been operated in good faith compliance with Section 409A and Section 457A and is in material compliance with Section 409A and Section 457A.

Section 4.13 Employment Matters.

(a) Schedule 4.13(a) sets forth a true, complete and correct list, accurate as of the date set forth thereon, of all individuals employed by, or engaged in the conduct of, a PrinceRidge Entity and its Subsidiaries, including the names, date of hire, current compensation (including salaries/draws and bonus opportunity), employment status (i.e., active, disabled, in good standing, on authorized leave and reason therefor), department, title, whether covered by an employment agreement and whether full-time, part-time or per-diem. Each such full-time employee is employed by a PrinceRidge Entity or one of its Subsidiaries as of the date hereof. Schedule 4.13(a) also sets forth a true, complete and correct list, accurate as of the date set forth thereon, of (i) all Contracts to which any individual employed by, or engaged in the conduct of the business of, any PrinceRidge Entity or one of its Subsidiaries is party and (ii) the aggregate revenues attributed to such individual during the last fiscal year.

(b) Neither PrinceRidge Entity nor any of its Subsidiaries is a party to a collective bargaining agreement, or any other agreement with a labor union or guild.

(c) The PrinceRidge Entities and their Subsidiaries, collectively, have not had more than one hundred employee participants in any PrinceRidge Benefit Plan since the date on which such PrinceRidge Benefit Plans have been offered to such employees.

Section 4.14 Real Property. Schedule 4.14 sets forth a true, complete and correct list, accurate as of the date hereof, of all leases, subleases, licenses and other Contracts, whether written or oral, whereby a PrinceRidge Entity or any of its Subsidiaries uses or occupies, or has the right to use or occupy, any real property (the “PrinceRidge Real Property Leases” and such real property, whether included, or required to be included, on Schedule 4.14, the “PrinceRidge Leased Real Property”). For each PrinceRidge Leased Real Property, Schedule 4.14 sets forth (i) the address of such property, where available, and where not available, such other customary identification of the location of such property, (ii) the identity of the lessor and lessee, sublessor and sublessee, licensor and licensee, or vendor and vendee, as the case may be, with respect to such property and the related PrinceRidge Real Property Lease(s), and (iii) the current annual rent and term under the related PrinceRidge Real Property Lease(s). Other than as set forth on Schedule 4.14¸ neither a PrinceRidge Entity nor any of its Subsidiaries has any other interest in any PrinceRidge Leased Real Property. Each PrinceRidge Entity has delivered to IFMI, prior to the date hereof, copies of all PrinceRidge Real Property Leases set forth on Schedule 4.14 (including all written modifications, amendments, supplements, extensions, assignments or subleases, waivers, side letters and any notices of any uncured default related thereto in the possession or control of a PrinceRidge Entity or its Subsidiaries), which are true, complete and correct in all material respects of the date of this Agreement. No PrinceRidge Entity, nor any of their Subsidiaries, has owned, nor currently owns, any real property. Except as set forth in Schedule 4.14, as of the Interim Closing Date, no PrinceRidge Entity nor any of their Subsidiaries leases, and to the knowledge of PrinceRidge has never leased, real property that is the subject of any claim or where there exist conditions that are reasonably likely to result in liability under environmental health or safety laws, that individually or in the aggregate would reasonably be expected to have a PrinceRidge Material Adverse Effect.

Section 4.15 Certain Business Practices. Neither PrinceRidge Entity nor any of their Subsidiaries, or any of their respective partners, members, shareholders, directors, officers, employees, agents or other representatives has (i) used any funds for unlawful contributions, gifts, entertainment or other expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, (iii) made any payment in the nature of criminal bribery, (iv) provided any remuneration or received any remuneration in violation of 42 U.S.C. Section 1320a(b), the federal anti-kickback statute or any similar Law, or (v) participated in providing financial or reimbursement information to a client that was both reported to government agencies for reimbursement and untrue or misleading, in violation of any federal “False Claims Act” or any similar Law.

Section 4.16 PrinceRidge Financial Statements.

(a) The PrinceRidge Entities have delivered to IFMI: (i) the audited consolidated statement of financial condition of PrinceRidge, including all of its Subsidiaries, as of December 31, 2009 and the related audited consolidated statements of operations, cash flows and partnership equity for the period then ended, which encompassed the period from January 28, 2008 through December 31, 2009 (the “PrinceRidge 2009 Financials”), (ii) the audited consolidated statement of financial condition of PrinceRidge, as of December 31, 2010 and the related audited consolidated statements of operations, cash flows and partnership equity for each of the years then ended (the “PrinceRidge 2010 Financials”), including the related reports of the independent auditor reviewing such financial statements (PrinceRidge 2009 Financials and PrinceRidge 2010 Financials collectively, the “PrinceRidge Audited Financial Statements”), and (iii) within ten (10) Business Days following the date hereof, the PrinceRidge Entities shall deliver the unaudited consolidated statement of financial condition of PrinceRidge and its Subsidiaries, as of March 31, 2011 and the related unaudited consolidated statements of operations, cash flows, and partnership equity for the quarter then ended (collectively, the “PrinceRidge Interim Financial Statements,” and together with the PrinceRidge Audited Financial Statements, the “PrinceRidge Financial Statements”).

(b) Each of (i) the consolidated statements of financial condition included in the PrinceRidge Financial Statements (including the related notes and schedules) was prepared in accordance with GAAP applied on a consistent basis as at the date thereof and fairly present the consolidated financial position of PrinceRidge, at the respective dates thereof and (ii) the related consolidated statements of operations, cash flows and partnership equity (including the related notes and schedules) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered for the periods indicated (subject, in the case of each of clause (i) and (ii) to normal and/or recurring year-end adjustments and the absence of full footnotes disclosure in the case of unaudited financial statements).

(c) Except for (i) liabilities which arose in the ordinary course of business after December 31, 2010; (ii) liabilities, including reserves, which are reflected or reserved on the statement of financial condition at December 31, 2010 included in the PrinceRidge Financial Statements; and (iii) liabilities set forth in Schedule 4.16(c) hereto, PrinceRidge does not have any Liabilities or obligations of any kind or nature whatsoever, whether known or unknown, accrued, contingent, absolute, determined or determinable, or whether otherwise due or to become due.

Section 4.17 Material Contracts.

(a) Schedule 4.17(a) lists all Contracts, other than employment-related Contracts, material to each PrinceRidge Entity or its Subsidiaries (collectively, the “PR Material Contracts”), including but not limited to:

(i) any Contracts entered into by any PrinceRidge Entity or any of its Subsidiaries outside the ordinary course of business;

(ii) any Contract under which (A) any Person has directly or indirectly guaranteed or assumed Indebtedness, Liabilities or obligations of any PrinceRidge Entity or any of their Subsidiaries or (B) any PrinceRidge Entity or any of their Subsidiaries has directly or indirectly guaranteed or assumed Indebtedness, Liabilities or obligations of any Person (including itself, the other PrinceRidge Entity or any Subsidiary of a PrinceRidge Entity), in each case in excess of $350,000 individually or $750,000 in the aggregate;

(iii) any Contract providing for the indemnification by any PrinceRidge Entity or any of its Subsidiaries of any Person (other than directors, managers and officers of a PrinceRidge Entity or any of its Subsidiaries) with respect to Liabilities, whether absolute, accrued, contingent or otherwise, that would reasonably be expected to be material to a PrinceRidge Entity or any of its Subsidiaries;

(iv) any Contract that obligates any PrinceRidge Entity or any of their Subsidiaries to pay an amount in excess of $350,000 in any twelve (12) month period;

(v) any Contract for the provision of services by any PrinceRidge Entity or any of their Subsidiaries with an annual value in excess of $250,000;

(vi) any Contract under which any obligations are triggered upon a change in control of any PrinceRidge Entity;

(vii) any Contract that requires any PrinceRidge Entity or any of their Subsidiaries to share fees or other payments, waive fees or other payments, share expenses, reimburse or assume any fees or expenses, pay any earn-out or similar contingent obligation, or reimburse or refund any fees under a “clawback” provision;

(viii) other than as contemplated by this Agreement, any Contract for the future acquisition or disposition of any assets or properties that are, in the aggregate, material to the business of any PrinceRidge Entity or one of their Subsidiaries;

(ix) any other Contract, arrangement or commitment material to the PrinceRidge Entities or any of their Subsidiaries of a type that is not referred to in clauses (i) through (viii).

Each PR Material Contract is a legal, valid and binding obligation of a PrinceRidge Entity or one of its Subsidiaries, as applicable, and is in full force and effect and enforceable against a PrinceRidge Entity or one of its Subsidiaries, as applicable, and, to the knowledge of each PrinceRidge Entity, the counterparty or counterparties thereto, in each case in accordance with its terms. True, complete and correct copies of all PR Material Contracts have been made available to IFMI by the PrinceRidge Entities. Neither the PrinceRidge Entities or its Subsidiaries, nor, to the knowledge of each PrinceRidge Entity, the counterparty or counterparties thereto, is in breach of any provision of any PR Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions (whether alone or in conjunction with any subsequent event), will (i) result in any decrease in any payment becoming due under any of the PR Material Contracts or otherwise or (ii) give rise to a right of termination, cancellation, modification, amendment or abandonment under or accelerate any right or obligation under, any of the PR Material Contracts.

Section 4.18 Insurance. Schedule 4.18 sets forth the material insurance policies maintained by each PrinceRidge Entity, together with the amount of coverage for each policy, the premium due dates and the dates of last payment, and indicates which of such insurance policies are claims made policies and which of such policies are occurrence-based policies. To the knowledge of any PrinceRidge Entity, the policies maintained by the PrinceRidge Entities and their Subsidiaries provide insurance in such amounts and against such risks and losses as are generally maintained with respect to comparable companies and properties. All insurance policies maintained by any PrinceRidge Entity and its Subsidiaries are in full force and effect (with respect to the applicable coverage periods), and neither PrinceRidge Entity nor any of its Subsidiaries is in default in any material respect of any of its obligations under any of such insurance policies. Except as set forth on Schedule 4.18, there are no outstanding claims against any of the insurance policies of the PrinceRidge Entities and their Subsidiaries.

Section 4.19 Intellectual Property.

(a) Schedule 4.19(a) sets forth, as of the date hereof, a complete list of all material Intellectual Property owned or licensed by each PrinceRidge Entity or any of its Subsidiaries, and identifies which of such Intellectual Property is the subject of an application or registration. At the Closing, each PrinceRidge Entity or its Subsidiaries will continue to own such Intellectual Property, and will have a right to use all such Intellectual Property, free and clear of all Liens, other than (i) as set forth on Schedule 4.19(a) and (ii) license royalties, trademark renewal fees, patent maintenance fees and other periodic registration or maintenance fees paid in the ordinary course. To the knowledge of each PrinceRidge Entity, neither PrinceRidge Entity nor any of their Subsidiaries is in breach of any agreement to which it is a party governing the provision or use of such Intellectual Property.

(b) Except as set forth in Schedule 4.19(b), there is no litigation pending or, to the knowledge of each PrinceRidge Entity, threatened against either PrinceRidge Entity or any of its Subsidiaries that involves a claim (i) alleging that the operation of their business infringes, misappropriates, dilutes or otherwise violates a third party’s Intellectual Property rights or (ii) challenging the ownership, use, validity, enforceability or registrability of any Intellectual Property owned or leased by each PrinceRidge Entity or any of its Subsidiaries. To the knowledge of each PrinceRidge Entity, the business as currently conducted does not infringe, misappropriate, or otherwise violate any third party’s Intellectual Property rights. Neither PrinceRidge Entity nor any of its Subsidiaries has brought or threatened a claim against any third party (A) alleging infringement, misappropriation, dilution or other violation of any Intellectual Property owned by either PrinceRidge Entity or any of its Subsidiaries or (B) challenging any such third party’s ownership or use of or the validity, enforceability or registrability of, such third party’s Intellectual Property, and, to the knowledge of each PrinceRidge Entity, there is no basis for a claim regarding any of the foregoing.

Section 4.20 No Brokers. No broker, finder or similar intermediary is acting, or has acted, for, or on behalf of, either PrinceRidge Entity or any of its Subsidiaries in connection with this Agreement or the Transactions, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with either PrinceRidge Entity or any action taken by such PrinceRidge Entity.

Section 4.21 Acknowledgements. Each PrinceRidge Entity acknowledges and agrees that IFMI has not made and is not making any representations or warranties, express or implied, in respect of IFMI and its Affiliates or the Business or the Contributed Assets, except for those representations and warranties set forth in Article 3 hereof, respectively (in each case, as modified by the IFMI Disclosure Schedule) and except as set forth in the Ancillary Agreements to which IFMI is a party, or contained in any certificate delivered by IFMI in connection with the Interim Closing under this Agreement.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business

(a) From the date hereof through the Interim Closing, except as expressly provided for in this Agreement or as the PrinceRidge Entities expressly consent in writing in advance (which consent may be withheld in the sole discretion of the PrinceRidge Entities), each of IFMI Parent and its Subsidiaries and each of its respective Representatives shall, and shall cause each of its Affiliates and their respective Representatives to conduct the Business in the ordinary course consistent with past practice and use its commercially reasonable efforts, with regard to the Business and the UK Business, to:

(i) preserve intact the business organizations of each of the Involved Subsidiaries, the UK Business and the Business;

(ii) maintain their rights, franchises and existing relations with customers, suppliers, vendors, distributors, creditors, employees, business associates and others with whom a PrinceRidge Entity has commercial dealings;

(iii) not enter into or effect any transactions relating to the disposition or acquisition of any material portion of the assets of the Business or the UK Business, other than in the ordinary course and as contemplated by the terms of this Agreement, provided, however, that each party hereto hereby acknowledges that with regard to the CCCM Securities and the liabilities related thereto, the ordinary course of business may result in a material change in amounts;

(iv) not intentionally take or fail to take any action outside the ordinary course that would cause any of the representations and warranties set forth in Article 3 to be untrue or incorrect in any material respect at any time on or after the date hereof and through the Interim Closing Date;

(v) not make any distribution or declare, pay or set aside any dividend that would cause the CCCM Membership Equity to be less than ninety percent (90%) of the Minimum Contributed Assets Value, or split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any of their equity interests or securities, debt securities, or voting interests, or make any other changes to their capital structure;

(vi) except as set forth on Schedule 3.13(a), with respect to any Transferring Employee, except as required by applicable Law, not: (A) increase the compensation or benefits, (B) adopt any amendment to an IFMI Benefit Plan in which any Transferring Employee is participating, (C) grant or agree to grant any severance or termination pay or enter into any contract to make or grant any severance or termination pay, or pay any bonus outside of the ordinary course, (D) enter into, amend or modify any employment, consulting, severance, termination or similar agreement with any Transferring Employee entitled to annual guaranteed compensation in excess of Two Hundred Thousand Dollars ($200,000), (E) accelerate the payment of compensation or benefits, including any awards under the IFMI Benefit Plans (including any rights to acquire any Equity Interests in IFMI or any of its Affiliates) other than as required by applicable Law or in accordance with or to facilitate the transactions contemplated by this Agreement, (F) take any action to fund or in any other way secure the payment of compensation or benefits under any IFMI Benefit Plan, change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the timing or manner in which contributions to any pension plan are made or the basis on which such contributions are determined, or (G) take any action that could give rise to severance benefits payable to the Transferring Employees as a result of consummation of any of the Transactions contemplated by this Agreement;

(vii) use commercially reasonable efforts to comply in all material respects with all applicable material Laws affecting or relating to them;

(viii) not incur any additional Liability with respect to the CCCM Securities or the Assumed Contracts other than in the ordinary course of business; provided, however, that each party hereto hereby acknowledges that with regard to the CCCM Securities and the CCCM Securities Related Liabilities, the ordinary course of business may result in a material change in amounts; provided, further, that the greater of the CCCM Securities or CCCM Securities Related Liabilities, in each case in the aggregate, shall not exceed Three Hundred Fifty Million Dollars ($350,000,000);

(ix) not make any commitments or agreements for capital expenditures in excess of $100,000 individually, or $250,000 in the aggregate, other than those capital expenditures set forth on Schedule 5.1(a)(ix);

(x) not incur, assume or guarantee, or cancel or waive any claims under, any Indebtedness, or amend or modify the terms relating to any such Indebtedness, in each case except in the ordinary course, provided, however, that each party hereto hereby acknowledges that with regard to the CCCM Securities and the CCCM Securities Related Liabilities, the ordinary course of business may result in a material change in amounts;

(xi) not change any financial accounting principle, method or practice (including any principles, methods or practices relating to the estimation of reserves or other Liabilities), other than changes required by GAAP or Law or required to be implemented during such period;

(xii) at any time after ten (10) days after the date hereof, not purchase or otherwise acquire any interest in, directly or indirectly, SBA loans, exotic corporates, exotic CDs, step-ups, fixed-to-floating or equity securities (other than preferred equity securities);

(xiii) use commercially reasonable efforts to transfer or liquidate the CD portfolio and the exotic corporates portfolio in a reasonable and orderly manner prior to the Interim Closing Date;

(xiv) not enter into any binding agreement or arrangement with the IRS (or any similar Tax authority) which relates to any period or periods after the Interim Closing Date, nor change any Tax accounting method or practice; nor take any action to treat CCCM as other than an entity disregarded from IFMI for federal tax purposes;

(xv) ensure that CCCM shall maintain at least Five Million Dollars ($5,000,000) in excess net capital;

(xvi) not hire any employees for the UK Business without consulting with the PrinceRidge Entities; and

(xvii) not enter into any agreement (conditional or otherwise) to do any of the foregoing prohibited acts.

(b) From the date hereof through the Interim Closing, except as expressly provided for in this Agreement or as IFMI expressly consents in writing in advance (which consent may be withheld in the sole discretion of IFMI), each of the PrinceRidge Entities and its Representatives shall, and shall cause each of its Affiliates and its respective Representatives to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to:

(i) preserve intact their business organizations and all the assets of their businesses in substantially the condition currently existing;

(ii) maintain their rights, franchises and existing relations with customers, suppliers, vendors, distributors, creditors, employees, business associates and others with whom a PrinceRidge Entity has commercial dealings;

(iii) not enter into or effect any transactions relating to the disposition or acquisition of any material portion of their assets, other than in the ordinary course of business, provided, however, that each party hereto hereby acknowledges that with regard to the PrinceRidge Securities and the liabilities related thereto, the ordinary course of business may result in a material change in amounts;

(iv) not intentionally take or fail to take any action outside the ordinary course that would cause any of the representations and warranties set forth in Article 4 to be untrue or incorrect in any material respect at any time on or after the date hereof and through the Interim Closing Date;

(v) not make any distribution or declare, pay or set aside any dividend with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any of their equity interests or securities, debt securities, or voting interests, or make any other changes in their capital structure;

(vi) except as required by applicable Law, not (A) increase the compensation or benefits of any of their directors, members, managers, officers or investment professionals, or any other employee, other than routine wage or salary increases in the ordinary course, (B) adopt any amendment to a PrinceRidge Benefit Plan, (C) grant or agree to grant any severance or termination pay or enter into any contract to make or grant any severance or termination pay, or pay any bonus outside of the ordinary course, (D) enter into, amend or modify any employment, consulting, severance, termination or similar agreement with any of their directors, managers or officers, or any employee or consultant of PrinceRidge or any of its Affiliates entitled to annual guaranteed compensation in excess of $200,000 (other than in connection with the transactions contemplated by this Agreement), (E) accelerate the payment of compensation or benefits to any of their directors, members, managers, officers or employees, including any awards under the PrinceRidge Benefit Plans (including any rights to acquire any Equity Interests in PrinceRidge or PrinceRidge GP) other than as required by applicable Law or in accordance with or to facilitate the transactions contemplated by this Agreement, (F) take any action to fund or in any other way secure the payment of compensation or benefits under any PrinceRidge Benefit Plan, change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the timing or manner in which contributions to any pension plan are made or the basis on which such contributions are determined, or (G) take any action that could give rise to severance benefits payable to the employees, officers, directors or managers of PrinceRidge or PrinceRidge GP as a result of consummation of any of the Transactions contemplated by this Agreement;

(vii) not make any commitments or agreements for capital expenditures in excess of $100,000 individually, or $250,000 in the aggregate, other than those capital expenditures set forth on Schedule 5.1(b)(vii);

(viii) not incur, assume or guarantee, or cancel or waive any claims under, any Indebtedness, or amend or modify the terms relating to any such Indebtedness, in each case except in the ordinary course, provided, however, that each party hereto hereby acknowledges that with regard to the PrinceRidge Securities and the liabilities related thereto, the ordinary course of business may result in a material change in amounts;

(ix) not change any financial accounting principle, method or practice (including any principles, methods or practices relating to the estimation of reserves or other Liabilities), other than changes required by GAAP or Law or required to be implemented during such period;

(x) not purchase or otherwise acquire any interest in, directly or indirectly, any SBA loans, exotic corporates, exotic CDs or equity securities (other than preferred equity securities), with an aggregate value in excess of Three Million Dollars ($3,000,000);

(xi) not enter into any binding agreement or arrangement with the IRS (or any similar Tax authority) which relates to any period or periods after the Interim Closing Date, nor change any Tax accounting method or practice;

(xii) not file any Tax Return without first providing it to IFMI;

(xiii) use commercially reasonable efforts to comply in all material respects with all applicable material Laws affecting or relating to them;

(xiv) not enter into any transaction related to or involving the common stock of IFMI Parent; and

(xv) not enter into any agreement (conditional or otherwise) to do any of the foregoing prohibited acts.

Section 5.2 Access.

(a) From the date hereof through and including the Interim Closing Date: (i) IFMI and its Representatives shall, and shall cause each of its Affiliates and its respective Representatives to, provide, upon reasonable prior written notice from the PrinceRidge Entities, and to the extent not yet existing, prepare and furnish as reasonably requested by the PrinceRidge Entities, their respective counsel, financial advisers, prospective lenders, auditors and other authorized Representatives (A) reasonable access to the offices, employees, properties, books and records, including regulatory audits, of the Business and (B) such financial, treasury, operating data and related data and other information as such Persons may reasonably request; provided, that, in each case, such access rights shall not be deemed to include access to customers, suppliers, vendors, distributors, creditors, employees, business associates and others with whom IFMI has commercial dealings that are sensitive to the businesses of IFMI and its Affiliates; and (ii) IFMI shall, and shall cause each of its Affiliates to, instruct its respective Representatives to cooperate with the PrinceRidge Entities in their investigation (which access shall include the provision of such data, periodic and other reports and other information as the PrinceRidge Entities request to facilitate the PrinceRidge Entities’ ability to conduct transition planning and to remain informed of material aspects of the Business). In furtherance of the foregoing, IFMI shall provide office space at locations requested by the PrinceRidge Entities for Representatives of the PrinceRidge Entities, together with customary administrative support, and shall give Representatives of the PrinceRidge Entities reasonable opportunity to participate in regular meetings and conference calls with senior management of IFMI Parent and its Subsidiaries, so as to enable such Representatives to contribute to an efficient consummation of the Transactions and ensure the most efficient possible transition; provided, that prior to the Interim Closing the PrinceRidge Entities shall not have control over the management of IFMI by virtue of its office space at the designated locations or its participation in such meetings or calls. No investigation pursuant to this Section 5.2 shall alter any representation or warranty given hereunder by IFMI.

(b) From the date hereof through the Interim Closing, (i) each of the PrinceRidge Entities and its Representatives shall, and shall cause each of its Affiliates and its respective Representatives to, provide, upon reasonable prior written notice from IFMI, and to the extent not yet existing, prepare and furnish as reasonably requested by IFMI, their respective counsel, financial advisers, prospective lenders, auditors and other authorized Representatives (A) reasonable access to the offices, employees, properties, books and records, including regulatory audits, of its businesses, and (B) such financial, treasury, operating data and related data and other information as such Persons may reasonably request; provided, that, in each case, such access rights shall not be deemed to include access to customers, suppliers, vendors, distributors, creditors, employees, business associates and others with whom any PrinceRidge Entity has commercial dealings that are sensitive to the businesses of any PrinceRidge Entity and its Affiliates; and (ii) each of the PrinceRidge Entities shall, and shall cause each of its Affiliates to, instruct its respective Representatives to cooperate with IFMI in its investigation (which access shall include the provision of such data, periodic and other reports and other information as IFMI request to facilitate IFMI’s ability to conduct transition planning and to remain informed of material aspects of the businesses of the PrinceRidge Entities). In furtherance of the foregoing, each of the PrinceRidge Entities shall provide office space at locations requested by IFMI for Representatives of IFMI, together with customary administrative support, and shall give Representatives of IFMI reasonable opportunity to participate in regular meetings and conference calls with senior management of each of the PrinceRidge Entities, so as to enable such Representatives to contribute to an efficient consummation of the Transactions and ensure the most efficient possible transition; provided, that prior to the Interim Closing IFMI shall not have control over the management of either of the PrinceRidge Entities by virtue of its office space at the designated locations or its participation in such meetings or calls. No investigation pursuant to this Section 5.2 shall alter any representation or warranty given hereunder by the PrinceRidge Entities.

(c) All information received pursuant to this Section 5.2 shall be governed by the terms of the Confidentiality Agreement.

Section 5.3 Notice of Events.

(a) From the date hereof through and including the Interim Closing Date, the parties shall promptly notify each other of:

(i) the receipt of any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions;

(ii) any notice or other communication from any Governmental Authority in connection with the Transactions;

(iii) any Legal Proceeding or inquiries commenced or, to the knowledge of IFMI or to the knowledge of the PrinceRidge Entities, as applicable, threatened, relating to or involving or otherwise affecting the notifying party that, if pending on the date of this Agreement, would have been required to have been disclosed, in the case of IFMI, by IFMI hereunder or, in the case of the PrinceRidge Entities, by the PrinceRidge Entities hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to any party; and

(iv) any change, fact, event or circumstance of which it is aware that, with notice or lapse of time or both, will or would reasonably be expected to (A) result in a material breach of this Agreement by the notifying party or its Affiliates, (B) render untrue any representation or warranty of the notifying party or its Affiliates, (C) otherwise result in any of the conditions set forth in Article 7 or Article 8 becoming incapable of being satisfied, or (D) result in a PrinceRidge Material Adverse Event or an IFMI Material Adverse Event (each of clauses (i), (ii), (iii), and (iv), a “Subsequent Event”).

(b) If a Subsequent Event occurs, the affected party shall promptly deliver to each of the other parties hereto an amended or supplemented Schedule that will contain a reasonable description of the Subsequent Event. No disclosure by any party hereto pursuant to this Section 5.3 shall be deemed to amend or supplement the Schedules with respect thereto or prevent or cure any misrepresentation or breach of warranty for purposes of this Agreement.

Section 5.4 Commercially Reasonable Efforts; Filings and Authorizations.

(a) Each of the parties hereto shall use commercially reasonable efforts to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable to cause the conditions set forth in Article 7 and Article 8 to be satisfied and to consummate the Transactions.

(b) Each of the parties hereto shall cooperate with each other and use commercially reasonable efforts to (i) as promptly as practicable after the date hereof, (A) file such applications, notices, petitions, registrations and requests as may be required or advisable to be filed by it with any Governmental Authority in order to consummate the Transactions, (B) obtain Governmental Approvals of all such Governmental Authorities referred to in the preceding clause (A), and (C) satisfy all conditions, undertakings and requirements as may be necessary or appropriate to obtain all such Governmental Approvals or as may be set forth therein, (ii) furnish the other parties hereto with copies of all documents (except documents or portions thereof for which confidential treatment has been requested or given), notices, correspondence and communications (A) prepared by or on behalf of such party for submission to any Governmental Authority in connection with the Transactions and (B) received by or on behalf of such party from any Governmental Authority in connection with the Transactions, and (iii) consult with and keep the other parties hereto informed as to the status of such matters.

(c) Notwithstanding anything to the contrary in Section 5.4(b): (i) neither IFMI nor any of its Affiliates shall agree orally or in writing to any material concessions in any commercial arrangements or to any material loss of rights (whether to have effect prior to or after the Interim Closing), in each case, in connection with obtaining any Governmental Approval, which, alone or with all other concession or losses of rights agreed to by IFMI or any of its Affiliates, would have or reasonably be expected to have an IFMI Material Adverse Effect or a PrinceRidge Material Adverse Effect, without first obtaining the prior written consent of the PrinceRidge Entities; and (ii) neither of the PrinceRidge Entities nor any of their respective Affiliates shall agree orally or in writing to any concessions in any commercial arrangements or to any loss of rights (whether to have effect prior to or after the Interim Closing) in connection with obtaining any Governmental Approval, which, alone or with all other concessions or losses of rights agreed to by the PrinceRidge Entities or any of their respective Affiliates, would have or reasonably be expected to have an IFMI Material Adverse Effect or a PrinceRidge Material Adverse Effect, without first obtaining the prior written consent of IFMI.

(d) To the extent that any application, notice, registration or request filed by any party pursuant to this Section 5.4 contains any significant information relating to the other parties hereto or any of their Affiliates, prior to submitting such application, notice, registration or request to any Governmental Authority, such party will permit the other parties to review such information and will consider in good faith the suggestions of such other parties with respect thereto. Each of the parties hereto shall cooperate with each other in the preparation and filing of any applications, notices, registrations and responses to requests for additional information from Governmental Authorities in connection with the Transactions, including providing such information as may be reasonably necessary for inclusion in such applications, notices, registrations and responses.

(e) PrinceRidge shall cause the PrinceRidge Group to file a CMA with FINRA and IFMI shall cause CCCM to file a CMA with FINRA, in each instance within seven (7) days after the date hereof. Prior to the Interim Closing Date, to the extent that any party hereto or any of its Affiliates proposes to file any application, notice, registration or request or enter into any correspondence with the staff of any Governmental Authority in connection with the Transactions, including the CMAs, it shall, to the extent practicable under the circumstances, first provide to the other parties hereto a copy of such proposed filing or correspondence and reasonable opportunity for such other parties to review and comment on such proposed filing or correspondence.

(f) Any Assumed Contracts for Transferring Employees without any registrations and any CCCM Material Contracts not already held by CCCM as of the date hereof shall not be transferred to CCCM prior to the Interim Closing and the CCCM Material Contracts shall not be transferred to the PrinceRidge Entities or any of their Subsidiaries following Interim Closing until after the Final Closing, unless otherwise mutually agreed by the parties. From the Interim Closing through the Final Closing, any CCCM Material Contracts not held by CCCM shall be subject to the terms and conditions of the Reimbursement Agreement until such time as such Contracts may be transferred to CCCM. In the event any of the Assumed Contracts or CCCM Material Contracts require any amendment to effect the transfer of such Contract to CCCM, IFMI shall, or shall cause one of the Involved Subsidiaries to, obtain the consent of PrinceRidge to such amendment, which consent shall not be unreasonably withheld or delayed.

Section 5.5 Public Announcements; Confidentiality.

(a) In accordance with applicable Law, IFMI shall, or shall cause its Affiliates to, file a Current Report on Form 8-K (the “Form 8-K”) describing the terms of the Transactions and attaching (i) this Agreement and (ii) a press release as an exhibit to such filing, which press release shall be a joint press release in form and substance reasonably satisfactory to each of the parties hereto. From and after the filing of the Form 8-K, each party hereto shall consult with each other before issuing any press release, filing any required documents with the SEC or any listing authority as may be required by applicable Law or securities exchange or listing authority rules or otherwise making any public statement with respect to the Transactions or any of the terms or conditions of this Agreement (including the identity of the parties hereto) and, except as may be required by applicable Law or securities exchange or listing authority rules, shall not issue any such press release or otherwise make any such other public statement before such consultation.

(b) From the date hereof through and including the Interim Closing Date, each party hereto shall treat all Confidential Information with respect to each other party hereto as confidential and shall not disclose any of the Confidential Information with respect to such other party to anyone other than their Representatives or use Confidential Information with respect to such other party other than in connection with the Transactions, in each case without the prior written approval of such other party.

(c) If, for any reason, this Agreement is terminated pursuant to Article 10, each party hereto shall either return or destroy all Confidential Information with respect to each other party hereto (and all copies thereof) furnished to them by or on behalf of such party or its respective Representatives, except that each of the parties hereto may retain one copy of any Confidential Information with respect to each other party hereto in its legal files, and may retain copies of such information created as a result of automatic electronic back-up procedures, in each case subject to the confidentiality obligations set forth in Section 5.5(b) and that any of the parties’ internal notes, analyses or similar proprietary materials may be retained subject to the confidentiality obligations set forth in Section 5.5(b) or, at such party’s option, destroyed.

Section 5.6 UK Broker-Dealer.

(a) A current list of all capital markets employees employed by EuroDekania is set forth on Schedule 5.6(a) (the “UK Employees”).

(b) The PrinceRidge Entities shall use their commercially reasonable efforts as soon as practicable after the date hereof to facilitate (i) the formation of a vehicle, to be organized in accordance with the Laws of the United Kingdom and (ii) the application for registration and authorization of such vehicle with the FSA as a broker-dealer (the “UK Broker-Dealer”). Prior to the Interim Closing Date, two-thirds of the costs of forming and registering the UK Broker-Dealer shall be borne by IFMI and one-third of the costs of forming and registering the UK Broker-Dealer shall be borne by the PrinceRidge Entities and following the Interim Closing Date, all costs of forming and registering the UK Broker-Dealer shall be borne by the PrinceRidge Entities.

(c) From the date hereof through the date of the later of the registration and authorization of the UK Broker-Dealer with the FSA and the Final Closing Date (the “UK Clearance Date”), IFMI shall, and shall cause its Affiliates to, (i) conduct the capital markets business conducted by the UK Employees (the “UK Business”) through EuroDekania, (ii) conduct the cross-border securities trading (i.e., non-intra United States of America trading) as conducted by the UK Employees through the PrinceRidge Entities and their Affiliates subject to the cross-border revenue commissions allocation included on Schedule 5.6(c) and (iii) otherwise operate the business of EuroDekania in the ordinary course and not take, or permit EuroDekania to take, any of the actions, in each case with regard to EuroDekania, described in Section 5.1(a).

(d) As promptly as practicable following the UK Clearance Date and the date on which the UK Employees have liquidated all marketable securities existing in EuroDekania’s capital markets business as of the UK Clearance Date: (i) the UK Broker-Dealer shall extend an offer of full-time employment, effective on such date, to all of the UK Employees (subject to each such employee satisfying the new hire procedures of the UK Broker-Dealer as outlined for the FSA during the FSA registration process) and each of the parties hereto shall, and shall cause each of their respective Affiliates to, cooperate with each other to facilitate the transition of such UK Employees to employment with the UK Broker-Dealer, and (ii) the UK Broker-Dealer shall assume (A) the then-existing Liabilities of the UK Business of an equivalent nature to the CCCM Securities Related Liabilities as applicable to the UK Business (a list of which is set forth on Schedule 5.6(d)(A) as of the date set forth on such schedule), (B) all of the Liabilities of each of the Contracts listed on Schedule 5.6(d)(B), each of which shall, to the extent possible, be assigned to the UK Broker-Dealer as promptly as practicable following the UK Clearance Date, and (C) the Liabilities arising on or after the date thereof relating to this subsection (d)(ii), including the UK Employees and the assumption of any employment arrangements with the UK Employees. The parties hereto agree that IFMI shall update Schedules 5.6(a), 5.6(d)(A) and 5.6(d)(B) to be current as of the UK Clearance Date (or such other mutually agreeable date), in each case as mutually agreed by IFMI and the PrinceRidge Managers.

(e) From and after the UK Clearance Date, each of the parties hereto shall, and shall cause their Subsidiaries to, cooperate with each other, and execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as such party may reasonably be requested to take by the other parties hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the transfer of the UK Business as contemplated by this Section 5.6.

(f) The covenants in this Section 5.6 shall survive the Final Closing.

Section 5.7 Provision of Trading Information.

(a) IFMI Financial Reports. From the date hereof through and including the Interim Closing Date, as promptly as reasonably practicable, IFMI shall deliver to the PrinceRidge Entities any financial, treasury, operating data and related data and other information related to the Business as the PrinceRidge Entities may reasonably request. From the date hereof through and including the Interim Closing Date, IFMI shall deliver to the PrinceRidge Entities a monthly balance sheet, as at the last day of each calendar month, within ten (10) days (and if the tenth day is not a Business Day, on the next successive Business Day) after the end of such month, to be prepared on a basis consistent with the unaudited balance sheets included in the CCCM Financial Statements.

(b) PrinceRidge Financial Reports. From the date hereof through and including the Interim Closing Date, as promptly as reasonably practicable, the PrinceRidge Entities shall deliver to IFMI any financial, treasury, operating data and related data and other information as IFMI may reasonably request.

Section 5.8 Non-Competition and Non-Solicitation Agreements.

(a) Non-Competition. From and after the Interim Closing Date until the date that is one (1) year after the date on which IFMI no longer holds a majority of the outstanding Equity Interests in the PrinceRidge Entities, IFMI and its Subsidiaries shall not, without the prior written consent of the PrinceRidge Entities, directly or indirectly, own, manage, control, engage in or participate in any manner in the ownership, management, operation or control of any business (including through any joint venture) that is a Competing Business in the United States of America, and, after the establishment of the UK Broker-Dealer, the rest of the world.

(b) Non-Solicitation. From and after the date hereof until the later of the date that is eighteen (18) months after the date hereof and the Final Closing Date, none of the parties hereto shall, and each of the parties hereto shall cause its respective Affiliates not to, (i) solicit, induce or encourage the resignation of or (ii) hire or retain in any capacity or employ any of their respective directors, officers, partners, members, employees, agents, independent contractors or consultants without first obtaining the prior written consent of each of the other parties hereto. Notwithstanding anything to the contrary contained in this Section 5.8(b), nothing shall prevent any of the parties hereto or their respective Affiliates from making any general, non-targeted job advertisement.

(c) Restrictive Modification. If any of the rights or restrictions contained in this Section 5.8 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope of such rights or restrictions, the parties hereby agree that a court of competent jurisdiction or arbitrator shall reduce such extent, duration and geographical scope and enforce such right or restriction in its reduced form; provided, that such extent, duration and geographical scope shall only be reduced to the extent necessary in order to make such right or restriction enforceable.

Section 5.9 Non-Solicitation of Competing Transactions.

(a) From the date hereof through and including the Interim Closing Date, IFMI and its Affiliates and their respective Representatives shall not, directly or indirectly:

(i) initiate, solicit, encourage, or knowingly induce, respond to, accept or agree to any inquiries, proposals or offers from any Person (other than the PrinceRidge Entities and their Affiliates) relating to or in connection with a Competing Transaction;

(ii) participate in any discussions or negotiations with, or provide any non-public information to, any Person (other than the PrinceRidge Entities and their Affiliates) relating to or in connection with a Competing Transaction; or

(iii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, contribution agreement, plan of reorganization, or other similar instrument relating to or in connection with a Competing Transaction.

(b) From the date hereof through and including the Interim Closing Date, IFMI and its Affiliates and their respective Representatives shall (i) immediately discontinue any ongoing discussions or negotiations (other than with the PrinceRidge Entities and their Affiliates) relating to or in connection with a Competing Transaction) and (ii) promptly inform the PrinceRidge Entities of any bona fide inquiries, proposals or offers regarding a Competing Transaction (including copies thereof).

(c) From the date hereof through and including the Interim Closing Date, each of the PrinceRidge Entities and its Affiliates and their respective Representatives shall not, directly or indirectly:

(i) initiate, solicit, encourage, or knowingly induce, respond to, accept or agree to any inquiries, proposals or offers from any Person (other than IFMI and its Affiliates) relating to or in connection with a Competing Transaction;

(ii) participate in any discussions or negotiations with, or provide any non-public information to, any Person (other than IFMI and its Affiliates) relating to or in connection with a Competing Transaction; or

(iii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, contribution agreement, plan of reorganization, or other similar instrument relating to or in connection with a Competing Transaction.

(d) From the date hereof through and including the Interim Closing Date, each of the PrinceRidge Entities and its Affiliates and their respective Representatives shall (i) immediately discontinue any ongoing discussions or negotiations (other than with the IFMI and its Affiliates) relating to or in connection with a Competing Transaction) and (ii) promptly inform IFMI of any bona fide inquiries, proposals or offers regarding a Competing Transaction (including copies thereof).

Section 5.10 Tax Matters.

(a) Each of the parties hereto agrees to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information as may be in its possession and such assistance relating to the Business or the PrinceRidge Entities’ business (including a copy of any Tax Return and access to books and records) as is reasonably necessary for the parties for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing or other Governmental Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The requesting party shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the provision of information and assistance pursuant to this Section 5.10. The parties shall retain all books and records with respect to Taxes pertaining to the Business and the PrinceRidge Entities’ business for Pre-Interim Closing Tax Periods for a period of at least six (6) years following the Interim Closing Date, or the date that is sixty (60) day following the applicable statute of limitations, if longer. On or after the end of such period, each party shall use commercially reasonable efforts to provide the other with at least thirty (30) days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Each of the parties hereto shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Business.

(b) All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne by the PrinceRidge Entities. For the avoidance of doubt, all Transfer Taxes shall be borne by the parties pro rata based on their interests in the PrinceRidge Entities after the Interim Closing Date.

(c) Each of the parties hereto agrees that each of the PrinceRidge Entities shall determine the allocation of all items for Tax purposes between the Pre-Interim Closing Tax Period and the Post-Interim Closing Tax Period based upon an actual “closing of the books” of each of PrinceRidge and PrinceRidge GP as of the Interim Closing Date.

(d) Notwithstanding anything herein to the contrary, (i) all of the expenses incurred or resulting in connection with any Partnership Tax Audit that occurs on or prior to the second anniversary of the date hereof, for, in respect of and/or pertaining to any tax year ending on or before December 31, 2010 (any of which, a “Pre-Closing Partnership Tax Audit”) and (ii) all of the expenses incurred or resulting in connection with any Company Tax Audit that occurs on or prior to the second anniversary of the date hereof, for, in respect of and/or pertaining to any tax year ending on or before December 31, 2010 (any of which, a “Pre-Closing Company Tax Audit”) shall be borne by those Members other than IFMI (each, a “PrinceRidge Member” and, collectively, the “PrinceRidge Members”), in accordance with the PrinceRidge LP Agreement and the PrinceRidge GP LLC Agreement. For Tax purposes, any deduction with respect to such expenses will be specially allocated to PrinceRidge Members.

Section 5.11 SEC Disclosure Requirements.

(a) As soon as available, (i) but in no event later than the Interim Closing Date, PrinceRidge shall deliver to IFMI a copy of the audited PrinceRidge 2009 Financials with the partial period from inception to December 31, 2008 removed therefrom, (ii) but in no event later than thirty (30) calendar days after the Interim Closing Date, PrinceRidge GP shall deliver to IFMI a copy of the audited PrinceRidge GP audited consolidated statement of financial condition of PrinceRidge GP, including all of its Subsidiaries, as of December 31, 2010 and December 31, 2009 and the related audited consolidated statements of operations, cash flows and partnership equity for the periods then ended, including the related reports of the independent auditor reviewing such financial statements, and (iii) but in no event later than thirty (30) calendar days after the Interim Closing Date, PrinceRidge shall deliver to IFMI an unaudited consolidated statement of financial condition of PrinceRidge and PrinceRidge GP and the related statements of operations, cash flows and partnership equity or membership equity, as applicable, of PrinceRidge and PrinceRidge GP for any applicable interim quarterly periods completed prior to the Interim Closing Date, in each case along with all notes related thereto (collectively, the “PrinceRidge SEC Financial Statements”). IFMI shall pay to PrinceRidge GP the audit fees charged by the independent auditor to PrinceRidge GP in connection with delivering the audited financial statements of PrinceRidge GP required by this Section 5.11.

(b) On or after the Interim Closing Date, the PrinceRidge Entities shall, on request, cooperate with IFMI by furnishing any additional information, executing and delivering any additional documents and instruments, and doing any and all such other things as may be reasonably requested by IFMI or its counsel to allow IFMI Parent to comply with any and all SEC rules and regulations related to the reporting of the Transactions contemplated by this Agreement. To assist in the preparation of SEC disclosure related to the transactions contemplated by this Agreement, and in addition to the PrinceRidge SEC Financial Statements provided pursuant to Section 5.11(a) hereof, the PrinceRidge Entities shall provide IFMI Parent with any and all spreadsheets, work papers and other relevant documents as well as any auditor consents related to the PrinceRidge SEC Financial Statements and the business of the PrinceRidge Entities as may be necessary or desirable for the preparation and filing of complete and accurate disclosures with the SEC.

Section 5.12 CMBS LOI. IFMI shall retain PrinceRidge to exercise and manage all rights held by IFMI Parent or its Subsidiaries under the CMBS LOI (the “CMBS Management”), if any, except for any termination rights associated therewith. PrinceRidge shall have no liability to IFMI, or any other party, for the CMBS Management or arising out of the CMBS LOI. In consideration for PrinceRidge undertaking the CMBS Management, IFMI or the IFMI Parent, as applicable, shall pay PrinceRidge fifteen percent (15%) of any net revenue received in connection with the CMBS LOI after deducting any expenses under the CMBS LOI.

Section 5.13 Restricted Stock.

(a) Schedule 5.13(a) (which schedule shall be updated as of the Interim Closing Date) sets forth (i) the shares of restricted stock of IFMI Parent issued under either the IFMI Parent 2006 Long-Term Incentive Plan or the IFMI Parent 2010 Long-Term Incentive Plan, in each case as amended, that are held by the Transferring Employees and the UK Employees (the “Restricted Stock”) as of the date hereof and as of the Interim Closing Date, as the case may be, (ii) the number of shares of Restricted Stock granted to such Transferring Employees and UK Employees, (iii) the vesting dates of such shares of Restricted Stock, (iv) the conditions to vesting of such shares of Restricted Stock, (v) the total accounting expense attributable to such Restricted Stock from the date of grant through the projected vesting date, (vi) the number of all shares of Restricted Stock that have been exercised prior to the Interim Closing Date by such Transferring Employees and UK Employees, and (vii) the revenues attributed to each Transferring Employee and UK Employee from the grant date for such Restricted Stock through the date set forth on the schedule). Schedule 5.13(a) shall be updated as of the Interim Closing Date with regard to the Transferring Employees and as of the UK Clearance Date with respect to the UK Employees and the foregoing representations should be deemed to be made as of the Interim Closing Date and the UK Clearance Date on the basis of the updated schedules.

(b) To the extent that any of the Restricted Stock vests on or after:

(i) the Interim Closing Date with respect to Transferring Employees, then three (3) Business Days after the end of the month in which a notice was received from IFMI that Restricted Stock has vested, PrinceRidge shall reimburse IFMI for a percentage of the total IFMI accounting expense related to such vested Restricted Stock equal to (A) with respect to revenue generating Transferring Employees, (x) the amount of revenue generated by the applicable Transferring Employee from, and including, the Interim Closing Date through the vesting date of the Restricted Stock, divided by (y) the total revenue generated by the applicable

Transferring Employee from the date of the award applicable to such Restricted Stock to the vesting date of such Restricted Stock; and (B) with respect to non-revenue generating Transferring Employees, (x) the number of days from, and including, the Interim Closing Date through the vesting date of the Restricted Stock, divided by (y) the total number of days from the date of the award applicable to such Restricted Stock to the vesting date of such Restricted Stock.

(ii) the date the UK Employees are hired by the UK Broker-Dealer, then three (3) Business Days after the end of the month in which a notice was received from IFMI that Restricted Stock has vested, PrinceRidge shall, or shall cause the UK Broker-Dealer to, reimburse IFMI for a percentage of the total IFMI accounting expense related to such vested Restricted Stock equal to (A) with respect to revenue generating UK Employees from and including the date on which such employee is hired by the UK Broker-Dealer, (x) the amount of revenue generated by the applicable UK Employee from, and including, the date such employee is hired by the UK Broker-Dealer through the vesting date of the Restricted Stock, divided by (y) the total revenue generated by the applicable UK Employee from the date of the award applicable to such Restricted Stock to the vesting date of such Restricted Stock; and (B) with respect to non-revenue generating UK Employees from and including the date on which such employee is hired by the UK Broker-Dealer, (x) the number of days from, and including, the date such employee is hired by the UK Broker-Dealer through the vesting date of the Restricted Stock, divided by (y) the total number of days from the date of the award applicable to such Restricted Stock to the vesting date of such Restricted Stock.

(c) The reimbursement by the PrinceRidge Entities and their Subsidiaries pursuant to Section 5.13(b) shall not exceed the amounts set forth on Schedule 5.13(a) for each Transferring Employee, provided, however, that the aggregate amount of any such reimbursements shall not exceed Five Million Four Hundred Thousand Dollars ($5,400,000).

(d) The PrinceRidge Managers may choose to satisfy the reimbursements obligations of the PrinceRidge Entities determined as of the last vesting day in each calendar month under Section 5.13(b) by either (x) the payment of cash to IFMI, or (y) the delivery to IFMI of Equity Interests in PrinceRidge and PrinceRidge GP, determined based on book value as of the end of each calendar month, which Equity Interests shall be allocated in proportion to IFMI’s then-current ownership in the PrinceRidge Entities.

(e) Schedule 5.13(e) (which schedule shall be updated as of the Interim Closing Date) sets forth (i) the shares of restricted stock of IFMI Parent issued under the Amended and Restated Cohen Brothers, LLC 2009 Equity Award Plan, as amended, that are held by the Transferring Employees and the UK Employees (the “IFMI Retained Restricted Stock”) as of the date hereof and as of the Interim Closing Date, as the case may be, (ii) the number of shares of IFMI Retained Restricted Stock granted to such Transferring Employees and UK Employees, (iii) the vesting dates of such shares of IFMI Retained Restricted Stock, (iv) the conditions to vesting of such shares of IFMI Retained Restricted Stock, (v) the total accounting expense attributable to such IFMI Retained Restricted Stock from the date of grant through the projected vesting date, (vi) the number of all shares of IFMI Retained Restricted Stock that have been exercised prior to the Interim Closing Date by such Transferring Employees and UK Employees, and (vii) the revenues attributed to each Transferring Employee and UK Employee from the grant date for such IFMI Retained Restricted Stock through the date set forth on the schedule). Schedule 5.13(e) shall be updated as of the Interim Closing Date with regard to the Transferring Employees and as of the UK Clearance Date with respect to the UK Employees. IFMI agrees that the PrinceRidge Entities are not required to, and will not, reimburse IFMI for accounting expense related to such IFMI Retained Restricted Stock. For GAAP accounting purposes, the accounting expense with respect to the IFMI Retained Restricted Stock will be recorded by PrinceRidge with an offsetting capital contribution from IFMI. For Tax purposes, any deduction with respect to the vesting of the IFMI Retained Restricted Stock will be specially allocated to IFMI and the foregoing representations should be deemed to be made as of the Interim Closing Date and the UK Clearance Date on the basis of the updated schedules.

Section 5.14 Further Assurances. From and after the Interim Closing, each of the parties hereto shall cooperate with each other, and execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as such party may reasonably be requested to take by the other parties hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Transactions.

ARTICLE 6

EMPLOYEES AND EMPLOYEE BENEFITS

Section 6.1 Post-Interim Closing Employee Matters.

(a) Subject to the new hire policies and procedures applicable to the PrinceRidge Group (true, complete and correct copies of which have been provided to IFMI), the PrinceRidge Entities shall cause the PrinceRidge Group to extend an offer of full-time employment effective as of the Interim Closing Date to each of the employees set forth on Schedule 3.13(a) that are not employed by CCCM on the Interim Closing Date. The PrinceRidge Group shall assume all employment arrangements with any such employees that accept such offer of full-time employment as an Assumed Contract under Section 2.3 and Section 3.8(a) and shall, unless otherwise agreed to by IFMI, transfer such registered employees into CCCM and such other employees into PrinceRidge, in each case as soon as practicable following Interim Closing. If no written employment arrangement exists for any of these employees, such employees shall be offered employment with a base salary, draw and/or commission arrangement, as applicable, at the same level as immediately prior to the Interim Closing Date and employee benefits that are no less favorable than, in the aggregate, the employee benefits (other than deferred or equity-based compensation) provided to substantially similar employees of the PrinceRidge Group. Those employees who accept the PrinceRidge Group’s offer of employment, together with all employees of CCCM as of immediately prior to the Interim Closing, shall be referred to as the “Transferring Employees.”

(b) IFMI agrees to use commercially reasonable efforts to facilitate the transition of the Transferring Employees to employment with CCCM, as of the Interim Closing

Date. Such commercially reasonable efforts shall include affording the PrinceRidge Group and its Representatives reasonable opportunities prior to the Interim Closing Date to review employment records (other than medical records), as permitted by applicable Law, of the Transferring Employees, to discuss terms and conditions of employment with the PrinceRidge Group as of the Interim Closing Date and to distribute to the Transferring Employees forms and documents relating to employment with the PrinceRidge Entities or one of their Subsidiaries, in each case, as applicable. IFMI shall, or shall cause its Subsidiaries to, pay any and all Transferring Employee Compensation in the ordinary course, in accordance with its normal payroll practices.

(c) Except as prohibited by applicable Law, after the Interim Closing Date, IFMI shall deliver to the PrinceRidge Group originals or copies of all personnel files and records (excluding, if any, medical records and benefit plan records) related to the Transferring Employees, and IFMI shall have reasonable continuing access to such files and records thereafter to the extent necessary to comply with applicable Law.

(d) Notwithstanding any other provision in this Agreement or any Ancillary Agreement, IFMI or one of its Affiliates may, in IFMI’s sole discretion, offer employment to the Transferring Employees set forth on Schedule 6.1(d) at any time and the PrinceRidge Entities acknowledge that neither the offer of employment nor the acceptance of such offered employment shall be a violation of the terms and conditions of this Agreement, any Ancillary Agreement or any restrictive covenant between the requested employee and any PrinceRidge Entity or any of its Affiliates. Subject to FINRA or other applicable regulatory requirements (as reasonably determined by the PrinceRidge Managers following consultation with outside counsel), upon a reasonable request, the PrinceRidge Entities shall, and shall cause their Subsidiaries to, cooperate with IFMI in facilitating the transfer of such employees who choose to accept employment with IFMI or one of its Affiliates.

Section 6.2 Post-Interim Closing Employee Benefits. Effective as of the Interim Closing Date, the Transferring Employees shall cease active participation in all IFMI Benefit Plans and the PrinceRidge Group shall cause each Transferring Employee who was covered under the IFMI Benefit Plans immediately prior to the Interim Closing Date to be covered under the PrinceRidge Benefit Plans. To the maximum extent allowable under (a) the then-current PrinceRidge Benefit Plans and (b) the Health Insurance Portability and Accountability Act, the PrinceRidge Benefit Plans shall recognize each Transferring Employee’s prior service that is recognized under the IFMI Benefit Plans for eligibility and vesting purposes and, in the case of vacation or severance benefits, for purposes of determining the amount of benefits. With respect to any PrinceRidge Benefit Plans, the PrinceRidge Group shall, and shall cause its Affiliates to, to the maximum extent possible under the PrinceRidge Benefit Plans: (i) cause there to be waived any eligibility requirements or pre-existing condition limitations to the same extent waived under comparable IFMI Benefit Plans and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to amounts paid by such Transferring Employees with respect to comparable IFMI Benefit Plans. The PrinceRidge Group shall grant to all Transferring Employees credit for, and immediately make available to each Transferring Employee, the paid-time off time earned but not yet used by such Transferring Employee as of the Interim Closing Date.

Section 6.3 Shared IFMI Employees. The parties agree that, following the Interim Closing, certain employees of IFMI or one of its Affiliates, other than the PrinceRidge Entities and/or their Subsidiaries, will devote a significant percentage of their business time to the provision of certain services to the PrinceRidge Entities (each, a “Shared IFMI Employee”) and certain Transferred Employees will devote a significant percentage of their business time to the provision of certain services to IFMI. Schedule 6.3 sets forth lists of the Shared IFMI Employees and the Transferred Employees currently contemplated by the parties to provide certain services to the PrinceRidge Entities and IFMI, respectively, following the Interim Closing, including the category of services and the percentage of each such Shared IFMI Employee’s or Transferred Employee’s business time that will be dedicated to providing the applicable services. On the Interim Closing Date, the parties shall enter into a Reimbursement Agreement, in the form set forth on Annex E hereto, which will provide the terms and conditions applicable to the Shared IFMI Employees (the “Reimbursement Agreement”). Unless the parties agree otherwise in writing, no costs will be allocated to the PrinceRidge Entities other than as set forth in the Reimbursement Agreement, and the Reimbursement Agreement will survive the Final Closing.

ARTICLE 7

CONDITIONS TO THE INTERIM CLOSING

Section 7.1 Conditions Precedent to Obligations of the Parties. The respective obligations of each of the parties hereto to consummate the Transactions on the Interim Closing Date shall be subject to the satisfaction, at or prior to the Interim Closing Date, of all of the following conditions, any one or more of which may be waived in writing by each of the parties hereto:

(a) No Restraints. There shall not be threatened, instituted or pending any (i) action or proceeding by any Governmental Authority of competent jurisdiction with a reasonable likelihood of success or (ii) Order of any nature of any Governmental Authority of competent jurisdiction, in each case that is in effect that prohibits or would prohibit the consummation of the Transactions; provided, that the party or parties invoking this condition shall have used its or their commercially reasonable efforts to have any such action or proceeding terminated or such Order vacated or denied.

(b) No Interim FINRA Restriction. FINRA has not imposed any restrictions on IFMI, any Involved Subsidiary, the PrinceRidge Entities or any of their Subsidiaries in connection with the CMAs filed by the PrinceRidge Group and CCCM.

(c) Consent of the PrinceRidge Class A Partners. The affirmative written consent to the Transactions of each of the PrinceRidge Class A Partners shall have been received and such consent shall be duly executed by and valid and binding upon each such PrinceRidge Class A Partner.

Section 7.2 Conditions Precedent to Obligations of IFMI. The obligation of IFMI to consummate the Transactions on the Interim Closing Date shall be subject to the satisfaction, at or prior to the Interim Closing Date, of all of the following conditions, any one or more of which may be waived in writing by IFMI:

(a) Representations and Warranties Accurate. Each of the representations and warranties of each of the PrinceRidge Entities (i) contained in Article 4 (except for the representations and warranties referred to in clause (ii) below) shall be true and correct in all material respects, except for those representations and warranties that are qualified with respect to materiality, which shall be true and correct in all respects, and (ii) contained in Section 4.2 and Section 4.7(b), shall be true and correct in all respects, in each case as of the date hereof and as of the Interim Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, in which case as of such date or with respect to such period, as the case may be).

(b) Performance. Each of the PrinceRidge Entities shall have performed and complied in all material respects with all covenants and other agreements required by this Agreement to be performed and complied with by it prior to or on the Interim Closing Date.

(c) Interim Closing Deliverables. Each of the PrinceRidge Entities, as applicable, shall have taken all of the actions referred to in Section 2.11 and Section 2.12.

(d) Ancillary Agreements.

(i) Amended Constituent Documents. Each of the Constituent Documents of the PrinceRidge Entities shall have been amended as set forth in parts I and II of Annex B, and each such amended Constituent Document shall be in full force and effect and enforceable against each counterparty thereto in accordance with its terms, in each case as so amended.

(ii) Other Ancillary Agreements. Each of the other Ancillary Agreements shall have been executed and delivered by each counterparty thereto as attached in the respective Annex hereto and shall be in full force and effect and enforceable against each counterparty thereto in accordance with its terms.

(e) Third Party Consents. All Third Party Consents identified on Schedule 7.2(e) shall have been obtained and shall be in full force and effect.

(f) PrinceRidge Minimum Membership Equity Requirement. The Estimated Closing PrinceRidge Membership Equity shall not be less than Fifteen Million Dollars ($15,000,000), provided, however, that the PrinceRidge Partners as of the date hereof shall have the ability to contribute additional capital to the PrinceRidge Entities to account for such requirement so long as the PrinceRidge Entities inform IFMI of such contribution. For purposes of fulfilling this condition, at least two (2) Business Days prior to the Interim Closing Date, PrinceRidge shall deliver, or cause to be delivered, to IFMI a calculation of the membership equity of PrinceRidge, on a consolidated basis, calculated in the same manner and presented in the same form and format as set forth on the balance sheet included in the PrinceRidge Audited Financial Statements and prepared in accordance with GAAP (the “Estimated Closing PrinceRidge Membership Equity”), estimated as of the Interim Closing Date.

(g) No Debt Defaults. None of the PrinceRidge Entities shall be in default under any Indebtedness, and no events shall have occurred that, with notice or passage of time, would constitute such a default.

(h) FIRPTA. IFMI shall have received from each of the PrinceRidge Entities a certificate complying with the Code and Treasury Regulations promulgated thereunder, in form and substance reasonably satisfactory to IFMI, duly executed and acknowledged by an authorized officer of such PrinceRidge Entity certifying that such PrinceRidge Entity is not a “foreign person” for purposes of Sections 897 and 1445 of the Code.

Section 7.3 Conditions to Obligations of the PrinceRidge Entities. The respective obligation of each of the PrinceRidge Entities to consummate the Transactions on the Interim Closing Date shall be subject to the satisfaction, at or prior to the Interim Closing Date, of all of the following conditions, any one or more of which may be waived in writing by each of the PrinceRidge Entities:

(a) Representations and Warranties Accurate. Each of the representations and warranties of IFMI (i) contained in Article 3 (except for the representations and warranties referred to in clause (ii) below) shall be true and correct in all material respects, except for those representations and warranties that are qualified with respect to materiality, which shall be true and correct in all respects, and (ii) contained in Section 3.2, Section 3.8 and Section 3.9 shall be true and correct in all respects, in each case as of the date hereof and as of the Interim Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, in which case as of such date or with respect to such period, as the case may be).

(b) Performance. IFMI shall have performed and complied in all material respects with all covenants and other agreements required by this Agreement to be performed and complied with by it prior to or on the Interim Closing Date.

(c) Interim Closing Deliverables. IFMI shall have taken all of the actions referred to in Section 2.10.

(d) Ancillary Agreements. Each of the Ancillary Agreements shall have been executed and delivered by each counterparty thereto and shall be in full force and effect and enforceable against each counterparty thereto in accordance with its terms.

(e) Transaction Steps Plan. The Transaction Steps Plan shall have been executed and delivered by each counterparty thereto and the transactions identified therein shall have been completed at or prior to the Interim Closing, in each case in a manner and pursuant to agreements or instruments reasonably satisfactory to PrinceRidge.

(f) Release of Liens. Each of the PrinceRidge Entities shall have received an opinion of counsel reasonably satisfactory to them to the effect that all Liens on the Contributed Assets set forth on Schedule 7.3(f) have been paid in full or otherwise discharged or released and IFMI shall have acquired the Contributed Assets free and clear of all such Liens prior to the Interim Closing.

(g) FIRPTA. PrinceRidge shall have received a certificate complying with the Code and Treasury Regulations promulgated thereunder, in form and substance reasonably satisfactory to the PrinceRidge Entities, duly executed and acknowledged by an authorized officer of IFMI, certifying that IFMI is not a “foreign person” for purposes of Sections 897 and 1445 of the Code.

(h) Third Party Consents.

(i) The consent of Pershing LLC shall have been obtained and shall be in full force and effect.

(ii) All other Third Party Consents identified on Schedule 7.3(i) shall have been obtained and shall be in full force and effect.1

(i) No Debt Defaults. Neither IFMI Parent nor any of its Subsidiaries shall be in default under any Indebtedness, and no events shall have occurred that, with notice or passage of time, would constitute such defaults.

(j) Regulatory Capital. PrinceRidge shall have received evidence reasonably satisfactory to it establishing that CCCM maintained at least Five Million Dollars ($5,000,000) in excess net capital.

ARTICLE 8

CONDITIONS TO THE FINAL CLOSING

Section 8.1 Conditions Precedent to Obligations of the Parties. The respective obligations of each of the parties hereto to consummate the transactions contemplated by Section 2.13 on the Final Closing Date shall be subject to the satisfaction, at or prior to the Final Closing Date, of the following condition, any one or more of which may be waived in writing by each of the parties hereto:

(a) FINRA Authorization. The Consent of FINRA to the CMAs shall have been obtained and shall be in full force and effect.

(b) State Registrations. New York State has not commenced proceedings to revoke the registration of CCCM, the PrinceRidge Entities or any of their Subsidiaries.

ARTICLE 9

INDEMNIFICATION

Section 9.1 Indemnification by IFMI.

(a) From and after the Interim Closing through the second anniversary of the Interim Closing, subject to the terms, conditions and limitations set forth in this Article 9, IFMI

[1]	Bank consent?

agrees to indemnify and hold harmless and defend the PrinceRidge Entities (including for the benefit of each of the non-IFMI Partners of PrinceRidge who was a Partner as of immediately prior to the Interim Closing (each, an “Original PR LP Partner”) and each of the non-IFMI Members of PrinceRidge GP who was a Member as of immediately prior to the Interim Closing (each an “Original PR GP Member,” and collectively with the Original PrinceRidge LP Partners, the “Original PR Parties”)) and their Representatives (the “PrinceRidge Indemnified Parties”), from and against Losses arising out of, attributable to, based upon or resulting from any of the following, without duplication, that are sustained or incurred by any of the PrinceRidge Indemnified Parties (and any additional amounts payable by the PrinceRidge Indemnified Parties as a result of any payments under this Section 9.1):

(i) the Excluded Assets;

(ii) the Retained Liabilities, including Losses arising out of non-employment-related litigation; and

(iii) any breach of any of the (A) representations or warranties of IFMI contained in this Agreement, any Ancillary Agreement or any other documents delivered in connection herewith and therewith or (B) the covenants or other obligations of IFMI contained in this Agreement, any Ancillary Agreement or any other documents delivered in connection therewith;

(iv) severance payments or benefits (by Contract, policy or applicable Law) in connection with the termination of any Transferring Employee, other than severance payments payable to such terminated Transferring Employee of up to two (2) months of the terminated Transferring Employee’s base salary or wage, provided that any amounts above two (2) months base salary or wage is specifically provided for in a Contract or approved by the Board prior to payment;

(v) any net losses in excess of One Million Five Hundred Thousand Dollars ($1,500,000) incurred during the six (6) month period following the Interim Closing Date as a result of the liquidation in the ordinary course of CCCM Securities that were not CCCM Identified Securities at a price lower than that utilized in calculating the Determined Contributed Assets Value, provided that the business is run in the ordinary course (based upon the usual practices of the business, as determined by the PrinceRidge Entities following the Interim Closing, rather than by reference to the pre-Interim Closing management of the business) during such six (6) month period; and

(vi) the IFMI Real Property Leases that are obligations of CCCM but that relate to Excluded Properties.

(b) With respect to any claim that shall be made on or prior to the second anniversary of the date hereof, IFMI shall satisfy its indemnification obligations to the PrinceRidge Indemnified Parties pursuant to Section 9.1(a) by recalculating the IFMI Equity Interest Calculation with the Final Contributed Assets Value decreased by the amount of the PrinceRidge Indemnified Parties’ Losses and delivering to the then-current Original PR LP Partners and Original PR GP Members such number of IFMI Equity Interests that, based on the book value at the time of the relevant indemnification claim, equals the aggregate value of such Losses (such number of Equity Interests, the “PrinceRidge Redirected Amount”); provided that with respect to any indemnification claim, the increase in each such Original PR Party’s Equity Interests in the PrinceRidge Entities shall equal (i) the PrinceRidge Redirected Amount, multiplied by (ii) a fraction where (A) the numerator is the number of Equity Interests in the PrinceRidge Entities held by such Partner or Member as of immediately following Interim Closing, less any such Equity Interests transferred or otherwise disposed of (other than Equity Interests transferred pursuant to Section 9.01(a)(ii) of the Constituent Documents of the PrinceRidge Entities) prior to the date of such claim, and (B) the denominator is the aggregate number of all of the outstanding Equity Interests in the PrinceRidge Entities (other than those held by IFMI) immediately following the Interim Closing. IFMI shall have the right to elect to satisfy its indemnification obligations by delivering to the PrinceRidge Indemnified Parties cash in the amount of the Losses (calculated in the same manner as provided above). It is understood that in no event shall IFMI be required to satisfy its indemnification obligations in any manner other than by the reduction in the Equity Interests in the PrinceRidge Entities as set forth in this Section 9.1(b), which shall be the exclusive remedy of the PrinceRidge Indemnified Parties in respect of any Losses, and that the amount of any payment of cash in lieu of Equity Interests shall be a reduction in IFMI’s indemnification obligations pursuant to this Section 9.1(b) as though IFMI delivered Equity Interests instead of cash.

(c) Treatment of Indemnity Payments Made Under Section 9.1. Unless otherwise required by applicable Law, all indemnification payments made pursuant to this Section 9.1 of this Agreement shall be treated and reported either as a non-taxable capital contribution and/or a non-taxable purchase price adjustment, as applicable, for all Tax purposes, and no party shall take any position inconsistent with such characterization.

Section 9.2 Indemnification by the PrinceRidge Entities.

(a) From and after the Interim Closing through the second anniversary of the Interim Closing, subject to the terms, conditions and limitations set forth in this Article 9, each of the PrinceRidge Entities agrees, on behalf of its Members or Partners, as applicable, as in effect immediately prior to the Interim Closing, to indemnify and hold harmless and defend IFMI and its Affiliates (excluding, for the avoidance of doubt, CCCM) and Representatives (collectively, the “IFMI Indemnified Parties”) from and against Losses arising out of, attributable to, based upon or resulting from any of the following, without duplication, that are sustained or incurred by any of the IFMI Indemnified Parties (and any additional amounts payable by the IFMI Indemnified Parties as a result of any payments under this Section 9.2):

(i) the Assumed Liabilities and the CCCM Indemnified Liabilities;

(ii) (A) any breach of any of the representations or warranties of such PrinceRidge Entity contained in this Agreement, any Ancillary Agreement or any other documents delivered in connection herewith and therewith or (B) any breach of any of the covenants or other obligations of such PrinceRidge Entity contained in this Agreement, any Ancillary Agreement or any other documents delivered in connection therewith; provided that with respect to any breach pursuant to this Section 9.2(a)(ii)(B) that occurs after the Interim Closing, the PrinceRidge Entities shall only have an indemnification obligation hereunder to the extent the breach was caused by actions of the PrinceRidge Managers taken (x) without duly informing the Board in advance of their intention to take such actions and (y) without receiving any objection from the Board in advance; and

(iii) any net losses in excess of One Million Five Hundred Thousand Dollars ($1,500,000) incurred during the six (6) month period following the Interim Closing Date as a result of the liquidation in the ordinary course of Valuation PrinceRidge Securities that were not PrinceRidge Identified Securities at a price lower than that utilized in calculating the Final PrinceRidge Membership Equity determined in accordance with Section 2.7, provided that the business of PrinceRidge Group is run in the ordinary course (based upon the usual practices of the business, as determined by the PrinceRidge Entities following the Interim Closing, rather than by reference to the pre-Interim Closing management of the business) during such six (6) month period;

(b) With respect to any Closing Date Claim that shall be made on or prior to the second anniversary of the date hereof, the PrinceRidge Entities shall satisfy their indemnification obligations to the IFMI Indemnified Parties pursuant to Section 9.2(a) by recalculating the IFMI Equity Interest Calculation with the Final Contributed Assets Value increased by the amount of the IFMI Indemnified Parties’ Losses and delivering to IFMI, from the then-current Original PR LP Partners and Original PR GP Members, the aggregate number of Equity Interests in the PrinceRidge Entities that, based on the book value at the time of the indemnification claim, equals the aggregate value of such Losses (such number of equity interests, the “IFMI Redirected Amount”); provided that, with respect to any indemnification claim, the reduction in any Original PR Party’s Equity Interests in the PrinceRidge Entities shall not exceed the amount equal to (i) the IFMI Redirected Amount, multiplied by (ii) a fraction where (A) the numerator is the number of Equity Interests in the PrinceRidge Entities held by such Partner or Member as of immediately following Interim Closing, less any Equity Interests transferred or otherwise disposed of (other than Equity Interests transferred pursuant to Section 9.01(a)(ii) of the PrinceRidge Entities Constituent Documents) prior to the date of such claim, and (B) the denominator is the aggregate number of all of the outstanding Equity Interests in the PrinceRidge Entities (other than those held by IFMI) immediately following Interim Closing. Each such Original PR Party shall have the right, at its option and in lieu of any reduction in such Person’s Equity Interests in the PrinceRidge Entities, to choose to satisfy its portion of any indemnification obligation pursuant to this Section 9.2(b), which, for the avoidance of doubt, is nevertheless not a personal obligation of any Original PR Party, by delivering to the IFMI Indemnified Parties cash in the amount of its share of the Losses (calculated in the same manner as its share of the IFMI Redirected Amount). It is understood that in no event shall either PrinceRidge Entity or any Original PR Party be required to satisfy the indemnification obligations of the PrinceRidge Entities in any manner other than by the reduction in Equity Interests in the PrinceRidge Entities as set forth in this Section 9.2(b), which shall be the exclusive remedy of IFMI in respect of any Losses, and that the amount of any payment of cash in lieu of Equity Interests shall be a reduction in the Member’s or Partner’s indemnification obligations pursuant to this Section 9.2(b), which, for the avoidance of doubt, is nevertheless not a personal obligation of any Original PR Party as though such Members and Partners, as the case may be, had delivered Equity Interests instead of cash.

(c) With respect to any indemnification claim that shall be made on or prior to the second anniversary of the date hereof against either of the PrinceRidge Entities by IFMI pursuant to this Agreement that is not a Closing Date Claim, the post-Interim Closing PrinceRidge shall satisfy its indemnification obligations to the IFMI Indemnified Parties pursuant to Section 9.2(a) by paying to IFMI cash in the amount of the IFMI Indemnified Parties’ Losses.

(d) Treatment of Indemnity Payments Made Under Section 9.2. Unless otherwise required by applicable Law, all indemnification payments made pursuant to this Section 9.2 of this Agreement shall be treated and reported as a non-taxable purchase price adjustment for all Tax purposes, and no party shall take any position inconsistent with such characterization.

Section 9.3 Claims Procedure. Except with respect to Third Party Claims covered by Section 9.4, if (i) the PrinceRidge Managers, acting on behalf of and for the benefit of any PrinceRidge Indemnified Party (in such capacity, the “PrinceRidge Claim Representatives”); or (ii) any IFMI Indemnified Party (collectively with the PrinceRidge Claim Representatives, the “Indemnified Parties”) wish to make a claim for indemnification pursuant to this Article 9, such party shall give written notice to (A) in the event it is claiming indemnification from the PrinceRidge Entities with respect to any Closing Date Claim, the PrinceRidge Claim Representatives, or (B) in any other cases, each Person from whom indemnification is being claimed (the PrinceRidge Entities or such person from whom indemnification is being claimed, each an “Indemnifying Party”) promptly, and in any event no later than forty-five (45) calendar days (and if the forty-fifth day is not a Business Day, on the next successive Business Day) after it acquires knowledge of the fact, event or circumstances giving rise to such claim. Promptly after written notice of a claim has been provided as set forth above (and in no event later than forty-five (45) calendar days (and if the forty-fifth day is not a Business Day, on the next successive Business Day) after the Indemnified Party acquires knowledge of the fact, event or circumstances giving rise to a claim for a Loss), the Indemnified Party shall supply the Indemnifying Party (or the PrinceRidge Claim Representatives, in the event the Indemnifying Party is a PrinceRidge Entity and the claim is a Closing Date Claim) with such information and documents as it has in its possession regarding such claim, together with all pertinent information in its possession regarding the amount of the Loss that it asserts it has sustained or incurred, and will permit the Indemnifying Party to inspect such other records and books in the possession of the Indemnified Party and relating to the claim and asserted Loss as the Indemnifying Party shall reasonably request. The Indemnifying Party shall have a period of thirty (30) calendar days (and if the thirtieth day is not a Business Day, on the next successive Business Day) after receipt by the Indemnifying Party of such notice and such evidence to either (i) agree to provide indemnification against the Loss to the Indemnified Party in accordance herewith or (ii) contest the provision of indemnification for the Loss. If the Indemnifying Party does not agree to or contests the indemnification for the Loss within such 30-day period, then the Indemnifying Party shall be deemed not to have accepted the Loss and the PrinceRidge Entities, on the one hand, and IFMI, on the other hand, shall negotiate in good faith to seek a resolution of such dispute and, if not resolved through negotiations, then such dispute will be resolved in accordance with Section 11.3 of this Agreement. If the Indemnifying Party agrees to provide indemnification against the Loss within such 30-day period, then it shall, within ten (10) Business Days after such agreement, take all actions in its power to effect the transfer of Equity

Interests in the PrinceRidge Entities or pay to the Indemnified Party the amount of the Loss that is payable pursuant to, and subject to the limitations set forth in, this Agreement. Notwithstanding the specification of any periods for the giving of notice in this Section 9.3, the failure by the Indemnified Party to deliver any such notice within such period shall not relieve the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party was prejudiced by such failure. Notwithstanding any other provision in this Agreement, the PrinceRidge Claim Representatives are authorized to represent the PrinceRidge Entities and take all actions on behalf of the PrinceRidge Entities as Indemnified Parties or, solely with respect to Closing Date Claims, as Indemnifying Parties pursuant to this Agreement.

Section 9.4 Third Party Claims.

(a) If any Legal Proceeding is instituted by a third party against an Indemnified Party (each, a “Third Party Claim”) with respect to which an Indemnified Party intends to claim indemnification under this Article 9, then such Indemnified Party shall give written notice to each Indemnifying Party promptly (in the case of the PrinceRidge Entities, with respect to a Closing Date Claim, such notice being given to the PrinceRidge Claim Representatives), but in no event later than thirty (30) calendar days (and if the thirtieth day is not a Business Day, on the next successive Business Day) after it has knowledge of the institution of such Legal Proceeding, and shall not make any admissions or acceptances. The Indemnified Party shall supply the Indemnifying Party (or the PrinceRidge Claim Representatives, in the event the Indemnifying Party is a PrinceRidge Entity and the claim is a Closing Date Claim) with such information and documents as it has in its possession regarding such claim, together with all pertinent information in its possession regarding the amount of the Loss that it asserts it has sustained or incurred, and will permit the Indemnifying Party to inspect such other records and books in the possession of the Indemnified Party and relating to the Third Party Claim and asserted Loss as the Indemnifying Party shall reasonably request.

(b) Except as otherwise provided herein, the Indemnifying Party shall have the right to conduct and control, at its own expense, through counsel of its choosing, the defense of a Third Party Claim so long as the Indemnifying Party notifies the Indemnified Party (in the case of the PrinceRidge Entities, with respect to a Closing Date Claim, such notice being given to the PrinceRidge Claim Representatives) that it has agreed to indemnify the Indemnified Party (subject to any limitations on indemnification set forth herein) for any and all Losses arising out of or resulting from the Third Party Claim of which it is assuming the right to conduct and control the defense within twenty-five (25) Business Days of its receipt of the initial notice of the Third Party Claim, and shall do so in good faith; provided, however, that the Indemnified Party may participate at its own expense, with counsel of its choosing, in the defense of such third party action or suit although such Legal Proceeding shall be controlled by the Indemnifying Party. Notwithstanding the foregoing, in connection with any Third Party Claim as to which the Indemnified Party shall reasonably conclude that, (i) there is a material conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Third Party Claim, (ii) there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, or (iii) the Third Party Claims seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party, then the Indemnified Party shall have the right, at the expense of the

Indemnifying Party, to conduct and control, through counsel of its choosing, the defense of such Third Party Claim and shall do so in good faith; provided, however, that in each of the forgoing cases the Indemnifying Party shall have the same right to participate in the defense, subject to the control of the Indemnified Party, at its own expense. Any party defending such Legal Proceeding shall in any event defend any such matters vigorously and in good faith.

(c) The Indemnified Party and the Indemnifying Party shall in any case cooperate with each other to the fullest extent possible in regard to all matters relating to the Third Party Claim, including corrective actions required by applicable Law, assertion of defenses, the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto, access to the books and records of the other parties, and, if necessary, providing the party controlling the defense of the Third Party Claim and its counsel with any powers of attorney or other documents required to permit the party controlling the defense of the Third Party Claim and its counsel to act on behalf of the other party.

(d) Neither the Indemnified Party nor the Indemnifying Party shall settle any Third Party Claim without the consent of the other party (or, if such other party is a PrinceRidge Entity, and the Third Party Claim is a Closing Date Claim, the PrinceRidge Claim Representatives), which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that if such settlement involves the payment of money only and the release of the Third Party Claim and the Indemnified Party is completely indemnified therefor and nonetheless refuses to consent to such settlement, then the Indemnifying Party shall cease to be obligated for such Third Party Claim. Any compromise or settlement of the Third Party Claim under this Section 9.4 shall include as an unconditional term thereof the giving by the claimant in question to the Indemnifying Party and the Indemnified Party of a release of all liabilities in respect of such claims.

(e) Notwithstanding the specification of any periods for the giving of notice in this Section 9.4, the failure by the Indemnified Party to deliver any such notice within such period shall not relieve the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party was prejudiced by such failure.

Section 9.5 Survival of Representations and Warranties. (a) The representations and warranties contained in Section 3.2, Section 3.8, Section 3.9, Section 3.23, Section 4.2 and Section 4.8 shall survive the Final Closing until the expiration of the applicable two year indemnification period, (b) the representations and warranties contained in Section 3.11 and Section 4.11 shall survive the Final Closing until the earlier of ninety (90) calendar days after expiration of the applicable statute of limitations or the expiration of the applicable two year indemnification period, and (c) all other representations and warranties of IFMI and the PrinceRidge Entities contained this Agreement shall survive the Final Closing and shall remain in full force and effect until the date that is one hundred and eighty (180) calendar days following the Final Closing, it being understood and agreed that in the event notice of a claim for indemnification under this Section 9.5 has been given (within the meaning of Section 11.12) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive solely with respect to such claim until such time as such claim is finally resolved.

Section 9.6 Limitations on Liability. None of the parties hereto shall have any liability to the other party under any provision of this Agreement under any circumstances for punitive, consequential, special or incidental damages, lost profits or diminution in value relating to alleged breach of this Agreement or in connection with the Transactions; provided, for the avoidance of doubt, that this Section 9.6 shall in no way abrogate the parties’ respective indemnification obligations pursuant to Section 9.1(a)(v) and Section 9.2(a)(iii).

Section 9.7 Mitigation. Each Indemnified Party acknowledges that it will be subject to commercially reasonable mitigation obligations to the extent provided under applicable law. None of any Class A Partner and its Affiliates shall take any action that would subject the PrinceRidge Entities to regulation under the Bank Holding Company Act of 1956, as amended.

Section 9.8 Remedies Exclusive. Each of the parties hereto understands and agrees that, in the absence of fraud or willful misconduct, the indemnity provisions set forth in this Article 9 are the sole and exclusive remedy of the PrinceRidge Indemnified Parties and the IFMI Indemnified Parties with respect to any Losses that have been or may be suffered by a PrinceRidge Indemnified Party or an IFMI Indemnified Party in connection with the matters that are the subject of indemnification under Section 9.1 and Section 9.2.

Section 9.9 Effect of Waiver of Condition. Neither a PrinceRidge Indemnified Party’s nor an IFMI’s Indemnified Party’s right to indemnity pursuant to this Article 9 shall be adversely affected by the waiver of a condition to the Interim Closing set forth in Article 7 or the waiver of a condition to the Final Closing in Article 8 by either PrinceRidge Entities or IFMI unless such party makes clear by the terms of its waiver that it is foreclosing its right to indemnity with respect to the matter that is the subject of the waiver.

ARTICLE 10

TERMINATION OF AGREEMENT

Section 10.1 Termination. This Agreement may be terminated on or prior to the Interim Closing as follows:

(a) by written consent of each of the parties hereto;

(b) at the election of any of the parties hereto, if the Interim Closing Date shall not have occurred on or before the date that is sixty (60) days after the date hereof or the Final Closing shall not have occurred on or before November 30, 2011. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 10.1(b) shall not be available where the failure to consummate the Transactions is the result of a breach of this Agreement by the party seeking to terminate this Agreement;

(c) at the election of any of the parties hereto, if consummation of the Transactions would violate any non-appealable final Order of a Governmental Authority having competent jurisdiction;

(d) at the election of IFMI, upon an inaccuracy or breach of any representation or warranty on the part of either of the PrinceRidge Entities set forth in this Agreement or any of the Ancillary Agreements such that the conditions set forth in Section 7.2(a) would not be satisfied; provided, however, that the PrinceRidge Entities shall have 30 calendar days (and if the thirtieth day is not a Business Day, on the next successive Business Day) after written notice from IFMI of such inaccuracy or breach to cure such inaccuracy or breach, unless such inaccuracy or breach is not curable by its nature;

(e) at the election of the PrinceRidge Entities, upon an inaccuracy or breach of any representation or warranty on the part of IFMI set forth in this Agreement or any of the Ancillary Agreements such that the conditions set forth in Section 7.3(a) would not be satisfied; provided, however, that IFMI shall have 30 calendar days (and if the thirtieth day is not a Business Day, on the next successive Business Day) after written notice from the PrinceRidge Entities of such inaccuracy or breach to cure such inaccuracy or breach, unless such inaccuracy or breach is not curable by its nature;

(f) at the election of the PrinceRidge Entities, in the event that a judgment issued by Order of a Governmental Authority having competent jurisdiction over IFMI or any of its Affiliates in connection with any Legal Proceeding has been rendered against IFMI or any of its Affiliates in an amount in excess of Three Million Dollars ($3,000,000);

(g) at the election of IFMI, in the event that a judgment issued by Order of a Governmental Authority having competent jurisdiction over the PrinceRidge Entities or any of their Affiliates in connection with any Legal Proceeding has been rendered against the PrinceRidge Entities or any of their Affiliates in an amount in excess of Three Million Dollars ($3,000,000); or

(h) at the election of IFMI or the PrinceRidge Entities, in the event that:

(i) such other party or any of its respective Representatives or Affiliates has committed any act or omission constituting (1) gross negligence, fraud or willful misconduct or (2) a material breach of any applicable securities Law, that, in each of (1) and (2), that a material adverse effect on the Transactions or the receipt of the benefits thereof or would be reasonably expected to have a material adverse effect on such other party on or after the Interim Closing;

(ii) such other party has been found by a court of competent jurisdiction or by the SEC, FINRA or any other Governmental Authority to have violated any material securities Law, which violation has a material adverse effect on the Transactions or the receipt of the benefits thereof or would be reasonably expected to have a material adverse effect on such other party after the Interim Closing;

(iii) such other party has been charged with a felony (including the equivalent under any law or statute of any jurisdiction) or any crime involving fraud or moral turpitude; or

(iv) such other party has committed fraud in connection with the Transactions (each of clauses (i), (ii), (iii), and (iv), a “Cause Termination Event”).

Section 10.2 Procedure Upon Termination. The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination.

Section 10.3 Effect of Termination.

(a) Subject to Section 10.3(b), if this Agreement is terminated in accordance with Section 10.1 hereof and the Transactions are not consummated, this Agreement shall become void and of no further force and effect and each party shall pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, except that (i) the provisions set forth in Article 11 shall survive the termination of this Agreement and (ii) nothing in this Agreement shall relieve any party from liability to the extent that failure to satisfy the conditions of Article 7 or Article 8 results from a breach of or default under any representation or warranty or covenant made by such party under this Agreement.

(b) Upon the termination of this Agreement as a result of the occurrence of a Cause Termination Event, the breaching party shall be liable to the non-breaching parties for all costs and expenses incurred by the non-breaching parties (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement and the Transactions.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Expenses. Except as otherwise expressly set forth herein, each party hereto shall pay its own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement and the Transactions, and, in the case of the PrinceRidge Entities, such costs and expenses shall be paid for prior to the Interim Closing Date or reserved for in the calculation of the PrinceRidge Membership Equity and in the case of IFMI, CCCM shall not have been made liable for any such unpaid costs and expenses.

Section 11.2 Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION.

Section 11.3 Consent to Jurisdiction. Each party hereto, by its execution hereof, (a) hereby irrevocably submits to the non-exclusive jurisdiction of the State Courts of the State of New York, New York County or the United States District Court located in the State of New York, New York County, for the adjudication of any dispute hereunder of in connection herewith or with the Transactions, (b) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of forum non conveniens or otherwise. Each party hereto (i) consents to service of process in any such action in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.12, shall constitute good and valid service of process in any such action, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 11.4 Specific Performance. Each party acknowledges that each party would not have an adequate remedy at law for money damages in the event that any of the covenants hereunder have not been performed in accordance with their terms, and therefore agree that the other parties shall be entitled to seek specific enforcement of the terms hereof with respect to any breach of this Agreement and any other equitable remedy to which such parties may be entitled.

Section 11.5 Waiver of Jury Trial. The parties each hereby waive trial by jury in any judicial proceeding involving, directly or indirectly, any matters (whether sounding in tort, contract or otherwise) in any way arising out of, related to or connected with this Agreement or the Transactions.

Section 11.6 Binding Effect; Third Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any Ancillary Agreement or any part hereof or thereof; provided, that each of the PrinceRidge Class A Partners as of the date hereof is intended to be a third party beneficiary of this Agreement and each of the Ancillary Agreements with respect to all such rights, benefits and privileges (including rights to indemnification) and shall be deemed to be a PrinceRidge Indemnified Party pursuant to Section 9.1 and shall have all of the rights, benefits and privileges of the PrinceRidge Entities hereunder and thereunder and shall be entitled to enforce the terms of this Agreement and each of the Ancillary Agreements in the name of the PrinceRidge Entities or individually. This Agreement shall be enforceable solely by the parties hereto and the third party beneficiaries. Without the prior written consent of the other parties hereto, this Agreement may not be assigned by any of the parties hereto and any purported assignment made without such consent shall be null and void.

Section 11.7 Interpretation. When a reference is made in this Agreement, to a Section, Schedule or Annex, such reference shall be to a Section, Schedule or Annex of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The disclosure of any matter in the Schedules hereto shall be deemed to be a disclosure solely with respect to the section referenced thereby and any other section or subsection to which the relevance of such item is readily apparent on the face of the disclosure. Unless the context of this Agreement otherwise requires, (i) words of any gender are deemed to include each other gender, (ii) words using singular or plural number also include the plural or singular, respectively, (iii) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, (iv) all references to dollars or “$” shall be to United States dollars, (v) the words “include”, “includes” or “including” shall be deemed to be followed by “without limitation”.

Section 11.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall constitute one and the same instrument. This Agreement may be executed by electronic (including portable document format) or facsimile signature.

Section 11.9 Entire Agreement. This Agreement, including the Schedules, Annexes, each of the Ancillary Agreements and the Confidentiality Agreement, any certificates and lists referred to herein or therein and any other documents executed by the parties simultaneously herewith or pursuant thereto, and the covenants and other agreements set forth herein and therein, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written or oral, between the parties with respect to such subject matter.

Section 11.10 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance, is invalid or unenforceable in any jurisdiction, (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of their invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 11.11 Amendments and Waivers. This Agreement may not be amended, altered or modified except by written instrument executed by each of the parties; provided, that after the Interim Closing, any amendment shall also require the consent of the PrinceRidge Managers. The failure by any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Any waiver made by any party hereto in connection with this Agreement shall not be valid unless agreed to in writing by such party.

Section 11.12 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or when sent by telecopier (with receipt confirmed); provided, that a copy is also sent by registered mail, return receipt requested, or by courier addressed as follows (or to such other address as a party may designate by notice to the other):

If to IFMI:

IFMI, LLC
2929 Arch Street, 17th Floor
Philadelphia PA, 19104-2870
Attn: Rachael Fink
Telecopier: (866) 543-2907 with a copy to (which shall not constitute notice):

Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
Attention: Darrick M. Mix, Esq.
Telecopier: (215) 405-2906

If to the PrinceRidge Entities:
c/o The PrinceRidge Group LLC
1633 Broadway
28th Floor
New York, New York 10019
Attn: Jeffrey Silberman, Esq.
Telecopier: (646) 792-5604 with a copy to (which shall not constitute notice):
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: David Rosewater, Esq.
Telecopier: (212) 593-5955

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first above written.

IFMI, LLC

By:	/s/ DANIEL G. COHEN
	Name:	Daniel G. Cohen
	Title:	Chairman, CEO and CIO

PRINCERIDGE HOLDINGS LP

By:	PrinceRidge Partners LLC, its general partner

	By:	/s/ JOHN P. COSTAS
Name: John P. Costas
Title: Managing Member

	By:	/s/ MICHAEL T. HUTCHINS
Name: Michael T. Hutchins
Title: Managing Member

PRINCERIDGE PARTNERS LLC

	By:	/s/ JOHN P. COSTAS
Name: John P. Costas
Title: Managing Member

	By:	/s/ MICHAEL T. HUTCHINS
Name: Michael T. Hutchins
Title: Managing Member

Annex A

Definitions

The following terms shall have the respective meanings ascribed to them below:

“Accountant” has the meaning set forth in Section 2.7(h).

“Adjustment Notice” has the meaning set forth in Section 2.8(b).

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. For purposes of this Agreement, the term “Affiliate” shall be deemed to include any Subsidiary of any Person.

“Agency Securities” means any securities that are issued by Ginnie Mae, Fannie Mae, Freddie Mac or the Federal Home Loan Banks and are secured by mortgage loans.

“Agreement” has the meaning set forth in Preamble.

“Ancillary Agreements” means each of (i) the Constituent Documents of the PrinceRidge Entities, as amended and restated as of the Interim Closing; (ii) the Transaction Steps Plan attached in Annex D hereto; (iii) each of the Executive Agreements attached in Annex G hereto; (iv) the Reimbursement Agreement attached in Annex E hereto; (v) each of the Supplementary Agreements, in the form attached in Annex F hereto; (vi) the Termination and Separation Agreement attached in Annex C hereto; and (vii) each of the Joinder Agreements, in the form attached in Annex H hereto.

“Assumed Contracts” has the meaning set forth in Section 2.3.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Board” has the meaning set forth in the PrinceRidge GP LLC Agreement.

“Business” means the business as currently conducted by IFMI, consisting of credit-related fixed income securities sales and trading as well as new issue placements in corporate securitized products and advisory revenue and any equity derivative activities as represented by the Contributed Assets and Assumed Liabilities, as well as similar capital markets business conducted through EuroDekania following the UK Clearance Date and specifically excluding any activities conducted through JVB Financial Holdings, L.L.C. and its Subsidiaries.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by Law or executive Order to close.

“Business Liabilities” means, collectively, each of the Assumed Liabilities and the CCCM Liabilities.

“BVAL Prices” means market values published by Bloomberg Valuation Services.

“Cause Termination Event” has the meaning set forth in Section 10.1(h)(iv).

“CCCM” has the meaning set forth in the Recitals.

“CCCM Equity Interests” has the meaning set forth in Section 3.23(a).

“CCCM Financial Statements” has the meaning set forth in Section 3.16(c).

“CCCM Identified Securities” has the meaning set forth in Section 2.6(c)(ii).

“CCCM Indemnified Liabilities” means those Liabilities of CCCM taken into account in determining the CCCM Membership Equity (other than (i) the Retained Liabilities described in Section 2.4(c) and (ii) any reimbursements pursuant to Section 5.13(b) in excess of the amounts set forth on Section 5.13(a) for each Transferring Employee).

“CCCM Liabilities” means all of the Liabilities of CCCM as of immediately prior to the Interim Closing.

“CCCM Material Contracts” has the meaning set forth in Section 3.17(b).

“CCCM Membership Equity” means a calculation of the membership equity of CCCM, calculated in the same manner and presented in the same form and format as set forth on the balance sheet included in CCCM Financial Statements and prepared in accordance with GAAP.

“CCCM Sale Period” has the meaning set forth in Section 2.6(c)(ii).

“CCCM Securities” means each of the marketable securities positions, inclusive of any reserves or holdbacks relative thereto, whether or not held in accordance with GAAP, owned by CCCM, exclusive of any equity derivatives activities, including any of the following: restricted cash supporting CCCM; investments trading; receivables under resale agreements; receivables from brokers, dealers and clearing agencies; prepaid assets specifically related to CCCM; and any accrued interest or income receivable from the foregoing.

“CCCM Securities FMV Statement” has the meaning set forth in Section 2.6(a).

“CCCM Securities Related Liabilities” means all of the Liabilities related to or incurred in connection with the CCCM Securities, including any of the following: payables to brokers, dealers and clearing agencies; trading securities sold, not yet purchased; securities sold under agreement to repurchase; and any accrued interest payable on the foregoing, whether or not directly attributable to any of the individual CCCM Securities, an estimate of which will be provided by IFMI to PrinceRidge at least two (2) Business Days prior to the Interim Closing Date.

“CCCM Securities Valuation Statement” has the meaning set forth in Section 2.5(a)(ii).

“Class A Partner” has the meaning set forth in the in PrinceRidge LP Agreement.

“Closing Date Claim” means (i) claims pursuant to Section 9.2(a)(ii) and (ii) claims pursuant to Section 9.2(a)(iii).

“CMA” means the Continuing Membership Application of the PrinceRidge Group or CCCM, as applicable, filed with FINRA in accordance with FINRA Rule 1017(a)(4), in connection with the proposed change in control to be effectuated upon the consummation of the Transactions.

“CMBS LOI” means the CMBS Loan Origination Program Agreement, dated as of January 10, 2011, between Cohen Brothers, LLC and FundCore Finance Group, LLC.

“CMBS Management” has the meaning set forth in Section 5.12.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Tax Audit” has the meaning set forth in the PrinceRidge GP LLC Agreement.

“Competing Business” means (i) any line of business engaged in by either of the PrinceRidge Entities or any of their respective Subsidiaries as of the date hereof in which neither IFMI Parent nor any of its Subsidiaries is engaged as of the date hereof; (ii) any line of business that involves the purchase and sale of securities, underwriting the issuance of securities or other investment banking and financial advisory services; or (iii) any line of business that competes in any way with the then-current business of the PrinceRidge Entities and their Subsidiaries, in each case, anywhere in the United States of America or, following the UK Clearance Date and transfer of the UK Business to the UK Broker-Dealer, the rest of the world; provided, that (A) as of the date hereof, the business engaged in by JVB Financial Holdings, LLC and its Subsidiaries (except for trading in trust preferred securities and collateralized debt obligations with institutional clients (in each case, unless otherwise mutually agreed to by IFMI and the PrinceRidge Managers)), (B) equity derivatives activities and any line of business involving asset management and related advisory services, (C) the operation of the UK Business prior to the UK Clearance Date, (D) the business of Star Asia and any obligations under the CMBS LOI, but excluding all other commercial mortgage lending business, and (E) any line of business entered into by IFMI or any of its Subsidiaries (other than the PrinceRidge Entities and their Subsidiaries) in which none of the PrinceRidge Entities or their respective Subsidiaries is engaged at the time and the continuation of any such line of business, with the exception of a new line of business that the PrinceRidge Managers have formally proposed to the Board in good faith that is able to be conducted by the PrinceRidge Entities and in which IFMI and its Subsidiaries are not engaged at the time, shall, in each case, be deemed not to be a Competing Business.

“Competing Transaction” means: (i) with respect to the PrinceRidge Entities (x) a potential transaction involving or that has as a purpose a sale, transfer or other disposition, directly or indirectly (including through an asset sale, lease, joint venture, equity sale, equity issuance, merger, plan of reorganization, or similar transaction), of any newly-issued or outstanding capital stock, other equity interests, voting power of the PrinceRidge Entities or their respective Affiliates, or a material portion of the assets and properties of the PrinceRidge Entities or their respective Affiliates, (y) any recapitalization, restructuring, liquidation, dissolution, amendment, refinancing, repayment (other than to the extent expressly required under Contracts as in effect on the date hereof), or (z) any other transaction that would be inconsistent with or have any material adverse effect on the Transactions or the receipt of the benefits thereof, and (ii) with respect to IFMI, any sale of all or any material portion of the Business or the UK Business or the issuance of any equity securities of any Involved Subsidiary (including without limitation CCCM), or securities exchangeable for or convertible into equity securities of any such entity, directly or indirectly (including through an asset sale, lease, joint venture, equity sale, equity issuance, merger, plan of reorganization, or similar transaction), or any other transaction that would be inconsistent with or have any material adverse effect on the Transactions or the receipt of the benefits thereof.

“Confidential Information” means with respect to any party to this Agreement or any of its Affiliates and Representatives, any non-public information with respect to such party furnished by such party and Affiliates and its Representatives in connection with the Transactions, provided, that with respect to any party the term “Confidential Information” does not include any such information that (x) becomes public knowledge other than by any action of any other party hereto or its Representatives in violation of this Agreement or (y) is or was obtained by any other party hereto or its Representatives in a non-confidential manner from a third party not known by such other party to be under any confidentiality obligation relating to such information.

“Confidentiality Agreement” means that certain letter agreement, dated as of November 17, 2010, between PrinceRidge and IFMI.

“Consents” means all consents, notices, authorizations, novations, Orders, waivers, approvals, licenses, accreditations, certificates, declarations or filings or expirations of waiting periods.

“Constituent Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws, with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document, and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated. For the avoidance of doubt, the “Constituent Documents” of the PrinceRidge Entities shall be deemed to include any Supplementary Agreements.

“Contract” means any binding oral or written contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment, understanding or other arrangement or agreement.

“Contributed Assets” has the meaning set forth in Section 2.1.

“Contributed Assets Value” means the CCCM Membership Equity plus Contributed Cash, if any.

“Contributed Cash” means an amount of cash equal to the Minimum Contributed Assets Value less the CCCM Membership Equity.

“Contribution” has the meaning set forth in Recitals.

“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Determined Contributed Assets Value” has the meaning set forth in Section 2.8(a).

“Dispute Notice” has the meaning set forth in Section 2.7(d).

“Eligible Securities” means each of the marketable securities positions, inclusive of any reserves or holdbacks relative thereto, whether or not held in accordance with GAAP, owned (a) by CCCM, exclusive of those associated with any equity derivatives activities, on the one hand or (b) the PrinceRidge Entities or their Subsidiaries, on the other Hand, in each case that are classified as (A) “investments trading,” (B) “trading securities sold, not yet purchased,” and (C) loans.

“Equity Interest” means any type of equity ownership in an entity, including partnership interests in a general partnership or limited partnership, membership interests in a limited liability company, stock or similar security in a corporation or the comparable instruments for any other entity or any other interest entitling the holder thereof to participate in distributions, including of the income or profits of such entity or to vote for the governing body of such entity.

“ERISA” means the Employee Income Security Act of 1974, as amended from time to time.

“Estimated Closing PrinceRidge Membership Equity” has the meaning set forth in Section 7.2(f).

“Estimated Contributed Assets Value” has the meaning set forth in Section 2.5(a)(ii).

“Estimated PrinceRidge Membership Equity” has the meaning set forth in Section 2.5(a)(i).

“EuroDekania” means EuroDekania Management Limited.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Properties” means the IFMI Leased Real Property located at 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104-2870 and 135 E 57th St., 21st Floor, New York, NY 10022.

“Executive Agreements” means, collectively, each Executive Agreement, dated as of the Interim Closing Date, between the PrinceRidge Group and each of the Key Employees.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended from time to time and the rules and regulations promulgated thereunder.

“Final Calculations” has the meaning set forth in Section 2.7(b).

“Final Contributed Assets Value” has the meaning set forth in Section 2.7(b).

“Final Closing” has the meaning set forth in Section 2.13(a).

“Final Closing Date” has the meaning set forth in Section 2.13(a).

“Final CCCM Membership Equity” has the meaning set forth in Section 2.7(b).

“Final PrinceRidge Membership Equity” has the meaning set forth in Section 2.7(a).

“Final PrinceRidge Securities Value” has the meaning set forth in Section 2.7(a).

“FINRA” means the Financial Industry Regulatory Authority, Inc. or any successor agency thereto.

“FMV Statement” means either or both of the CCCM Securities FMV Statement and the PrinceRidge Securities FMV Statement, as applicable by the context.

“Form 8-K” has the meaning set forth in Section 5.5(a).

“Form ADV” has the meaning set forth in Section 3.6(f).

“FSA” means the Financial Services Authority or any successor entity thereto.

“FSA Rules” means the FSA handbook of rules and guidance, as amended from time to time.

“GAAP” means, with respect to any period, U.S. generally accepted accounting principles and practices as in effect for such period.

“Governmental Approvals” means all Consents of a Governmental Authority required in connection with the Transactions.

“Governmental Authority” means any nation or government, any state, country or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the United States of America, any governmental authority, agency, department, board, commission or instrumentality of any other jurisdiction, any State of the United States of America or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any Self-Regulatory Organization.

“Identified Securities” has the meaning set forth in Section 2.6(c)(ii).

“IFMI” has the meaning set forth in Preamble.

“IFMI Benefit Plans” means all “employee benefit plans” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA), and all equity purchase, equity option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation (including nonqualified deferred compensation), employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Transactions or otherwise) under which (i) any current or former employee, director or consultant of IFMI or its Affiliates has any present or future right to benefits and which are contributed to, maintained or sponsored by IFMI or its Affiliates or (ii) IFMI or its Affiliates have had or have any present or future liability.

“IFMI Disclosure Schedule” has the meaning set forth in Article 3.

“IFMI Equity Interest Calculation” has the meaning set forth in Section 2.5(c)(i).

“IFMI Equity Interests” means the Equity Interests owned by IFMI as a result of the Transaction in each of PrinceRidge and PrinceRidge GP, to which IFMI Equity Interests shall attach all the rights and privileges set forth with respect to such IFMI Equity Interests in the Constituent Documents of each of the PrinceRidge Entities, as amended and restated pursuant to this Agreement.

“IFMI Financial Statements” has the meaning set forth in Section 3.16(c).

“IFMI Indemnified Parties” has the meaning set forth in Section 9.2(a).

“IFMI Leased Real Property” has the meaning set forth in Section 3.14.

“IFMI Material Adverse Effect” means any change, circumstance, event, state of facts, development or effect which, individually or in the aggregate (x) has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or results of operations of CCCM, the Business, the Contributed Assets or the Business Liabilities; or (y) impairs or could reasonably be expected to impair in any material respect the ability of IFMI or CCCM to consummate the Transactions or to perform its obligations under this Agreement; provided, however, that that any such effect resulting or arising from or relating to any of the following shall not constitute or be deemed to contribute to an IFMI Material Adverse Effect, and otherwise shall not be taken into account in determining whether an IFMI Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any adverse change in the United States of America or world economy or in United States of America or global financial market conditions (including changes in interest or exchange rates or prices of securities generally); (ii) any adverse change in the general political conditions in the United States of America or worldwide; (iii) changes in legal or regulatory conditions to the extent generally affecting the industry in which IFMI operates; or (iv) earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof.

“IFMI Parent” means Institutional Financial Markets, Inc.

“IFMI Parent Financial Statements” has the meaning set forth in Section 3.16(b).

“IFMI Percentage” means (a) the Contributed Assets Value divided by (b) (A) the Contributed Assets Value plus (B) the PrinceRidge Membership Equity.

“IFMI Real Property Leases” has the meaning set forth in Section 3.14.

“IFMI Redirected Amount” has the meaning set forth in Section 9.2(b).

“IFMI Retained Restricted Stock” has the meaning set forth in Section 5.13(e).

“Indebtedness” means indebtedness of any Person at any date of determination, including, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred and unpaid purchase price of property or services, including any earn-out obligations (other than trade payables and accrued current Liabilities incurred in the ordinary course of such Person’s business consistent with past practice, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under capitalized leases and synthetic leases, (f) all obligations of such Person under acceptances, letters of credit or similar facilities (other than undrawn documentary letters of credit entered into in the ordinary course of business in connection with purchases of inventory), (g) all obligations of such Person to redeem, purchase, retire, defease or otherwise make any payments in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests (in each case, pursuant to the terms of such Equity Interests) if the failure to pay such monetary obligations allows the holders of such Equity Interests to exercise remedies or additional rights against such Person (valued, in the case of any redeemable preferred Equity Interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends), (h) all obligations of such Person in respect of interest rate hedge agreements (as such obligations are valued therein), (i) all contingent obligations of such Person to the extent such obligation, if not contingent, would constitute Indebtedness hereunder, (j) all bank overdrafts, (k) all obligations pursuant to any Contract with any favor of receivables, (l) all notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (but in any case excluding trade and other accounts payable in the ordinary course of business), (m) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse of the obligation of another; (n) any obligation the primary purpose or intent of which is to provide assurance to an obligee of Indebtedness of another that the obligation of the obligor thereof will be protected (in whole or in part) against loss in respect thereof; and (o) all indebtedness and other payment obligations referred to in clauses (a) through (n) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise) to be secured by) any Lien on property or assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations but only to the extent of the value of the property subject to such Lien.

“Indemnified Party” has the meaning set forth in Section 9.3.

“Indemnifying Party” has the meaning set forth in Section 9.3.

“Intellectual Property” means any of the following which is material to the business, as applicable: all material patents, patent applications, trademarks, copyrights, copyright registrations and applications for registration thereof, internet domain names and universal resource locators (URLs), trade secrets, inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, know-how, show-how, maskworks, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collectors and other proprietary information or material of any type, whether written or unwritten (and all good will associated with, and all derivatives, improvements and refinements of, any of the foregoing).

“Interim Closing” has the meaning set forth in Section 2.9(a).

“Interim Closing Date” has the meaning set forth in Section 2.9(a).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Involved Subsidiaries” means CCCM and Cohen Securities Funding, LLC.

“Joinder Agreements” has the meaning set forth in the PrinceRidge GP LLC Agreement.

“Key Employees” means each of Ahmed A. Alali, Daniel G. Cohen, John P. Costas, Colette C. Dow, Ronald J. Garner, Michael T. Hutchins and Matthew G. Johnson.

“Laws” means all laws, statutes, common law ordinances, codes, rules, regulations, Orders, decrees, judgments, court decisions, writs, injunctions, consent decrees, rulings, binding policies, executive Orders, and other pronouncements by or requirements of a Governmental Authority having the force or effect of law, including the common law.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), Wells notification, investigation, audit, review, hearing or claims or any proceedings by or before any Person or Governmental Authority.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind or nature whatsoever, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, contingent, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort, based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Liens” means all liens, pledges, security interests, charges, encumbrances, equities, options, rights of first or last negotiation, offer or refusal, whether arising by agreement, operation of Law or otherwise.

“Losses” means any losses, Liabilities damages, deficiencies, fines, expenses or claims (including reasonable attorneys’ fees and other reasonable costs and expenses arising out of any claim, or the defense, settlement or investigation thereof, made with respect to any of the foregoing).

“Management Interests” means (a) the number of Equity Interests equal to ten percent (10%) of the Equity Interests in PrinceRidge GP held by each of Ahmed A. Alali, Ronald J. Garner and Matthew G. Johnson and (b) the number of Equity Interests equal to ten percent (10%) of the Equity Interests in PrinceRidge held by Ahmed A. Alali, Ronald J. Garner and Matthew G. Johnson, in each case, as of the date hereof.

“Members” has the meaning set forth in the PrinceRidge GP LLC Agreement.

“Minimum Contributed Assets Value” means Forty Five Million Dollars ($45,000,000).

“Notice Period” has the meaning set forth in Section 2.7(d).

“Original PR LP Partner” has the meaning set forth in Section 9.1(a).

“Original PR GP Member” has the meaning set forth in Section 9.1(a).

“Original PR Parties” has the meaning set forth in Section 9.1(a).

“Order” means any writ, judgment, decree, injunction, stipulation, determination or award or similar order of any Governmental Authority.

“Partners” has the meaning set forth in the PrinceRidge LP Agreement.

“Partnership Tax Audit” has the meaning set forth in the PrinceRidge LP Agreement.

“Permits” means any approvals, authorizations, consents, licenses, permits, or certificates of a Governmental Authority.

“Permitted Liens” means (a) Liens arising by operation of Law with respect to current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which the applicable Person has established adequate reserves in accordance with GAAP, (b) mechanics’ Liens and similar Liens for labor, materials, services or supplies incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings, (c) Liens arising as a result of sale and repurchase transactions, and (d) such other imperfections in title, charges, easements, restrictions and encumbrances as would not, individually or in the aggregate, reasonably be expected to materially impair the use by PrinceRidge of the Contributed Assets.

“Pershing Prices” means market values published at the close of business by Pershing LLC in its “holdings by account type” report.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Post-Interim Closing Tax Period” means any taxable period (or portion thereof) beginning after the Interim Closing Date.

“PR Material Contracts” has the meaning set forth in Section 4.17(a).

“Pre-Closing Company Tax Audit” has the meaning set forth in Section 5.10(d).

“Pre-Closing Partnership Tax Audit” has the meaning set forth in Section 5.10(d).

“Pre-Interim Closing Tax Period” means (i) any taxable period ending on or before the Interim Closing Date and (ii) with respect to a taxable period that commences on or before but ends after the Interim Closing Date, the portion of such period up to and including the Interim Closing Date.

“PrinceRidge” has the meaning set forth in Preamble.

“PrinceRidge 2009 Financials” has the meaning set forth in Section 4.16(a).

“PrinceRidge 2010 Financials” has the meaning set forth in Section 4.16(a).

“PrinceRidge Audited Financial Statements” has the meaning set forth in Section 4.16(a).

“PrinceRidge Benefit Plans” means all “employee benefit plans” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA), and all equity purchase, equity option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation (including nonqualified deferred compensation), employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Transactions or otherwise) under which (i) any current or former employee, director or consultant of the PrinceRidge Group or its Affiliates has any present or future right to benefits and which are contributed to, maintained or sponsored by the PrinceRidge Group or its Affiliates or (ii) the PrinceRidge Group or its Affiliates have had or have any present or future liability.

“PrinceRidge Claim Representatives” has the meaning set forth in Section 9.3.

“PrinceRidge Class A Partners” means any or all of Ahmed A. Alali, John P. Costas, Colette C. Dow, Ronald J. Garner, Michael T. Hutchins and Matthew G. Johnson.

“PrinceRidge Disclosure Schedule” has the meaning set forth in Article 4.

“PrinceRidge Entities” has the meaning set forth in Preamble.

“PrinceRidge Financial Statements” has the meaning set forth in Section 4.16(a).

“PrinceRidge GP” has the meaning set forth in Preamble.

“PrinceRidge GP LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of PrinceRidge Partners LLC as set forth in Annex B-I attached hereto, as amended and restated pursuant to this Agreement.

“PrinceRidge Group” means The PrinceRidge Group LLC, a Delaware limited liability company.

“PrinceRidge Identified Securities” has the meaning set forth in Section 2.6(c)(i).

“PrinceRidge Indemnified Parties” has the meaning set forth in Section 9.1(a).

“PrinceRidge Interim Financial Statements” has the meaning set forth in Section 4.16(a).

“PrinceRidge Leased Real Property” has the meaning set forth in Section 4.14.

“PrinceRidge LP Agreement” means the Fourth Amended and Restated Limited Partnership Agreement of PrinceRidge Holdings LP, as set forth in Annex B-II attached hereto, as amended and restated pursuant to this Agreement.

“PrinceRidge Managers” has the meaning set forth in the PrinceRidge GP LLC Agreement.

“PrinceRidge Material Adverse Effect” means any change, circumstance, event, state of facts, development or effect which, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, prospects or results of operations of the PrinceRidge Entities and their Affiliates; or (y) impairs or could reasonably be expected to impair in any material respect the ability of either of the PrinceRidge Entities to consummate the Transactions or to perform its obligations under this Agreement; provided, however, that that any such effect resulting or arising from or relating to any of the following shall not constitute or be deemed to contribute to a PrinceRidge Material Adverse Effect, and otherwise shall not be taken into account in determining whether a PrinceRidge Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any adverse change in the United States of America or world economy or in United States of America or global financial market conditions (including changes in interest or exchange rates or prices of securities generally); (ii) any adverse change in the general political conditions in the United States of America or worldwide; (iii) changes in legal or regulatory conditions to the extent generally affecting the industry in which either of the PrinceRidge Entities operates; or (iv) earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof.

“PrinceRidge Member” has the meaning set forth in Section 5.10(d).

“PrinceRidge Membership Equity” has the meaning set forth in Section 2.5(a)(i).

“PrinceRidge Percentage” means (a) the PrinceRidge Membership Equity divided by (b) (i) the Contributed Assets Value plus (ii) the PrinceRidge Membership Equity.

“PrinceRidge Real Property Leases” has the meaning set forth in Section 4.14.

“PrinceRidge Redirected Amount” has the meaning set forth in Section 9.1(b).

“PrinceRidge Representative” means any PrinceRidge Class A Partner or employee of PrinceRidge appointed by John Costas or Michael Hutchins, or such person designated by him in a notice to IFMI.

“PrinceRidge Sale Period” has the meaning set forth in Section 2.6(c)(i).

“PrinceRidge SEC Financial Statements” has the meaning set forth in Section 5.11(a).

“PrinceRidge Securities” means, as of any date, each of the marketable securities positions, inclusive of any reserves or holdbacks relative thereto, whether or not held in accordance with GAAP, owned by the PrinceRidge Entities or their Subsidiaries.

“PrinceRidge Securities FMV Statement” has the meaning set forth in Section 2.6(a).

“PrinceRidge Securities Valuation Statement” has the meaning set forth in Section 2.5(a)(i).

“Recalculated IFMI Equity Interest Calculation” has the meaning set forth in Section 2.8(b).

“Reimbursement Agreement” has the meaning set forth in Section 6.3.

“Representatives” means, with respect to any Person, such Person’s partners, members, shareholders, directors, officers, managers, employees, agents, advisers or other representatives.

“Restricted Stock” has the meaning set forth in Section 5.13(a).

“Retained Liabilities” has the meaning set forth in Section 2.4.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency thereto.

“SEC Reports” has the meaning set forth in Section 3.16(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations thereunder.

“Self-Regulatory Organization” means each national securities exchange in the United States of America or other commission, board, agency or body that is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which either party or any of their respective Subsidiaries is otherwise subject.

“Shared IFMI Employee” has the meaning set forth in Section 6.3.

“Subsequent Event” has the meaning set forth in Section 5.3(a)(iv).

“Subsidiary” means any Person (i) of which more than fifty percent (50%) of the voting Equity Interests is beneficially owned by another Person directly or indirectly through one or more other Persons or (ii) whose business and policies another Person, directly or indirectly through one or more other Persons, has the power to direct.

“Suggested Securities” has the meaning set forth in Section 2.6(a).

“Supplementary Agreement” has the meaning set forth in the PrinceRidge GP LLC Agreement.

“Target Adjustment Amount” has the meaning set forth in Section 2.8(a)(ii).

“Tax Returns” means U.S. federal and state, local and foreign returns, reports, statements and forms (including elections, declarations, amendments, schedules, information returns and attachments thereto).

“Taxes” means all federal, state, local and foreign taxes, charges, fees, imposts, levies or other assessments, including all income, estimated, profits, franchise, receipts, capital, sales, use, withholding, alternative minimum, ad valorem, inventory, payroll, employment, social security, unemployment, customs duties, value added, property, transfer, stamp, severance, excise, registration, windfall profits and other similar Taxes and governmental charges, including related interest, penalties, fines and additions to Tax.

“Termination and Separation Agreement” means the Termination and Separation Agreement as set forth in Annex C attached hereto.

“Third Party Claim” has the meaning set forth in Section 9.4(a).

“Third Party Consents” means, with respect to any Person, all Consents or waivers from or notices to any party (other than a Governmental Authority) to any material Contract to which such Person is a party or by which any substantial part of their respective properties is bound.

“Transaction Steps Plan” means the pre-Interim Closing actions set forth on Annex D hereto.

“Transactions” means the Contribution, the issuance of the IFMI Equity Interests and all other transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning set forth in Section 5.10(b).

“Transferring Employee Compensation” means, with respect to each Transferring Employee, (i) any compensation (including any deferred compensation and bonuses) owed to such Transferring Employee during the period beginning on the date on which such Transferring Employee commenced employment with IFMI or its Subsidiaries and ending on the Interim Closing Date that has been earned by such Transferring Employee under any Contract or IFMI Benefit Plan to which such Transferring Employee is a party and (ii) any Taxes due with respect to such Transferring Employee the date on which such Transferring Employee commenced employment with IFMI or its Subsidiaries and ending on the Interim Closing Date that are associated therewith, in each instance, that are not included in the CCCM Financial Statements.

“Transferring Employees” has the meaning set forth in Section 6.1(a).

“Treasury Regulations” means the final, temporary and/or proposed regulations issued under the Code by the U.S. Department of the Treasury.

“UK Broker-Dealer” has the meaning set forth in Section 5.6(b).

“UK Business” has the meaning set forth in Section 5.6(c).

“UK Clearance Date” has the meaning set forth in Section 5.6(c).

“UK Employees” has the meaning set forth in Section 5.6(a).

“Units” has the meaning set forth in the PrinceRidge GP LLC Agreement.

“Valuation CCCM Securities” has the meaning set forth in Section 2.5(a)(ii).

“Valuation PrinceRidge Securities” has the meaning set forth in Section 2.5(a)(i).